                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-70911


                           [Metropolitan letterhead]

--------------------------------------------------------------------------------

      The board of directors of          Stock Exchange for the period of 20
   Metropolitan Bancshares, Inc., the    trading days ending on the day
   parent bank holding company of        immediately before the special
   Community Bank of Parker, has         meeting.
   approved the sale of Metropolitan
   to Wells Fargo & Company.  The           For example, if this average is $35,
   sale requires the approval of         you will receive approximately 14.72
   Metropolitan's shareholders.  A       shares of Wells Fargo common stock
   special meeting of shareholders       for each share of Metropolitan common
   will be held to vote on the           stock you own.  If this average is
   proposed sale.  The date, time and    $40, you will receive approximately
   place of the meeting are as           12.88 shares of Wells Fargo common
   follows:                              stock for each share of Metropolitan
                                         common stock.
      Tuesday, February 23, 1999
      9:00 a.m., local time                 The closing price of Wells Fargo
      Suite 777                          common stock on January 27, 1999 was
      3600 S. Yosemite Street            $35 a share.
      Denver, Colorado  80237
                                            Whether or not you plan to attend
      If the sale is completed, Wells    the meeting, please complete and mail
   Fargo will exchange a total of        the enclosed proxy card.  If you sign,
   $24,500,000 of its common stock       date and mail your proxy card without
   for all of the outstanding common     indicating how you want to vote, your
   stock of Metropolitan.  Based on      proxy will be voted in favor of the
   47,550 shares of Metropolitan         sale. If you fail to return your
   common stock outstanding, this        card, the effect will be the same as
   works out to approximately $515.25    a vote against the sale.
   of Wells Fargo common stock for
   each share of Metropolitan common        This proxy statement-prospectus
   stock.                                provides detailed information about
                                         the proposed sale. Please
      The exchange ratio, or the number  read this entire document carefully.
   of shares of Wells Fargo common
   stock you will receive for each
   share of Metropolitan common stock
   you own, will be determined by
   dividing the share value                           Robert W. Graf
   (approximately $515.25) by the                     Chairman of the Board
   average of the closing prices of a
   share of Wells Fargo common stock
   as reported on the New York

                            _______________________

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Wells Fargo common stock to be issued or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            _______________________


               Proxy Statement-Prospectus dated February 5, 1999.
    First mailed to Metropolitan shareholders on or about February 5, 1999.

                         METROPOLITAN BANCSHARES, INC.

                          NOTICE OF SPECIAL MEETING OF
                            SHAREHOLDERS TO BE HELD
                              ON FEBRUARY 23, 1999



TO THE SHAREHOLDERS OF
METROPOLITAN BANCSHARES, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Metropolitan Bancshares, Inc., a Colorado corporation ("Metropolitan"), will be held on Tuesday, February 23, 1999, at 9:00 a.m., local time, at Suite 777, 3600 S. Yosemite Street, Denver, Colorado, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of September 1, 1998 (the "Reorganization Agreement"), by and between Metropolitan and Norwest Corporation, a Delaware corporation now named Wells Fargo & Company ("Wells Fargo"), pursuant to which, among other things, a wholly-owned subsidiary of Wells Fargo will merge with and into Metropolitan upon the terms and subject to the conditions set forth in the Reorganization Agreement, as more fully described in the proxy statement-prospectus of which this Notice is a part.

2. To transact such other business as may properly be brought before the special meeting and any adjournments or postponements of the special meeting.

The board of directors of Metropolitan has fixed the close of business on February 5, 1999 as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Only shareholders of record on this date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Shareholders are entitled to assert dissenters' rights under Article 113 of the Colorado Business Corporation Act in connection with the merger described in
Item 1 above, as more fully described in the proxy statement-prospectus of which this Notice is a part. A copy of Article 113 is included in the proxy statement-prospectus as Appendix B. Shareholders who do not satisfy the requirements for asserting dissenters' rights will forfeit their right to demand and receive payment for their shares under Article 113.


By Order of the Board of Directors



Steven M. Cohen
Secretary

                               TABLE OF CONTENTS

Questions and Answers About the Merger
and this Proxy Statement-Prospectus.....................  1

Summary.................................................  2
 Parties to the Merger..................................  2
 Reasons for the Merger;
   Recommendation of Metropolitan's
   Board of Directors...................................  2
 Required Vote; Voting Agreements.......................  3
 The Merger.............................................  3
 Comparative Per Common Share Data......................  8
 Selected Historical Financial Information..............  10
 Share Prices and Dividends for
   Wells Fargo Common Stock.............................  13

Glossary of Important Terms.............................  14

Special Meeting of Shareholders.........................  16
 Date, Time and Place of Special Meeting................  16
 Record Date............................................  16
 Voting Rights; Votes Required for Approval.............  16
 Voting Agreements......................................  16
 Voting and Revocation of Proxies.......................  17
 Solicitation of Proxies................................  17
 Other Matters..........................................  17

The Merger..............................................  18
 Purpose and Effect of the Merger.......................  18
 Background of and Reasons for the
   Merger...............................................  18
 Additional Interests of Metropolitan's
   Management in the Merger.............................  19
 Dissenters' Rights.....................................  20
 Exchange of Certificates...............................  21
 Regulatory Approvals...................................  22
 Effect on Metropolitan's Employee
   Benefit Plans........................................  22
 Material U.S. Federal Income Tax
   Consequences of the Merger to
   Metropolitan Shareholders............................  22
 Resale of Wells Fargo Common Stock.....................  23
 Stock Exchange Listing.................................  24
 Accounting Treatment...................................  24
 Finder's Fee...........................................  24

The Reorganization Agreement............................  25
 Basic Plan of Reorganization...........................  25
 Representations and Warranties.........................  26
 Certain Covenants......................................  26
 Conditions to the Completion of the
   Merger...............................................  27
 Termination of the Reorganization
   Agreement............................................  27
 Effect of Termination..................................  27
 Waiver and Amendment...................................  27
 Expenses...............................................  28

Comparison of Rights of Holders of
Metropolitan Common Stock and Wells
Fargo Common Stock......................................  29
 Capital Stock..........................................  29
 Rights Plan............................................  29
 Directors..............................................  30
 Amendment of Charter Document
   and Bylaws...........................................  30
 Approval of Mergers and Asset Sales....................  30
 Preemptive Rights......................................  31
 Appraisal Rights.......................................  31
 Special Meetings.......................................  31
 Directors' Duties......................................  31
 Action Without a Meeting...............................  32
 Limitation of Director Liability.......................  32
 Indemnification of Officers and Directors..............  32
 Dividends..............................................  33
 Corporate Governance Procedures;
   Nomination of Directors..............................  33

Information About Metropolitan..........................  35
 General................................................  35
 The Bank...............................................  35
 Competition............................................  35
 Regulation and Supervision.............................  36
 Employees..............................................  37
 Properties.............................................  38
 Indebtedness of Metropolitan...........................  38
 Material Contracts.....................................  38
 Holders and Market.....................................  39
 Legal Proceedings......................................  39
 Security and Ownership of Certain
 Beneficial Owners and Management of
 Metropolitan...........................................  39

Management's Discussion and Analysis of
Metropolitan's Financial Condition and
Results of Operations...................................  41
 Results of Operations..................................  42

                               (i)


 Financial Condition....................................  50
 Impact of Inflation, Changing Prices and
 Monetary Policies......................................  60
 Year 2000 Compliance...................................  61
 Recent Accounting Pronouncements.......................  61

Information About Wells Fargo...........................  63
 General................................................  63
 Norwest/Wells Fargo Combination........................  63
 Information About Wells Fargo's
 Management.............................................  64

Certain Regulatory and Other
Considerations Pertaining to Wells Fargo................  65
 Bank Regulatory Agencies...............................  65
 Bank Holding Company Activities;
   Interstate Banking...................................  65
 Dividend Restrictions..................................  66
 Holding Company Structure..............................  67
 Regulatory Capital Standards and
   Related Matters......................................  68
 FDIC Insurance.........................................  70
 Fiscal and Monetary Policies...........................  71
 Competition............................................  71

Experts.................................................  71

Legal Matters...........................................  72

Where You Can Find More Information.....................  72

Financial Statements of Metropolitan Bancshares, Inc....  F-1

Appendix A  Agreement and
            Plan of Reorganization

Appendix B  Colorado Business
            Corporation Act
            Article 113-Dissenters'
            Rights

                                     (ii)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER
                      AND THIS PROXY STATEMENT-PROSPECTUS


Q:  What do I need to do now?

A: Just complete and sign the enclosed proxy card and mail it to Metropolitan in the enclosed return envelope as soon as possible. This way, your shares will be represented at the special meeting.

Q:  Should I send in my stock certificates now?

A: No. After the merger is completed, Wells Fargo will send you written instructions for exchanging your stock certificates.

Q:  What is the purpose of this document?

A: This document serves as both a proxy statement of Metropolitan and a prospectus of Wells Fargo. As a proxy statement, it is being provided to you because Metropolitan's board of directors is soliciting your proxy for use at the special meeting. As a prospectus, it is being provided to you because Wells Fargo will exchange shares of its common stock for your shares of Metropolitan common stock.

Q:  Do I need to read the entire document, including the appendices?

A: Absolutely. Much of this proxy statement-prospectus summarizes information that is in greater detail elsewhere in this document or in the appendices to this document. Each summary discussion is qualified in its entirety by reference to the document being summarized. For example, the summary of the terms of the Reorganization Agreement is qualified by reference to the full text of the Reorganization Agreement, a copy of which is included as Appendix A. If there are any differences, the information in the Reorganization Agreement will control over the information in the summary. To fully understand the merger and your rights as a Metropolitan shareholder, you'll need to read carefully this entire document including appendices.

Q:  Is there other information I should consider?

A: This proxy statement-prospectus incorporates important business and financial information about Wells Fargo that is not included in or delivered with this document. For example, Wells Fargo's supplemental restated consolidated financial statements for the year ended December 31, 1997 are not included in this document. Instead, they are incorporated from Wells Fargo's current report on Form 8-K filed with the SEC on January 19, 1999.

    Information that is incorporated from another document is considered part of this proxy statement-prospectus. It's considered to have been disclosed to you whether or not you actually review the information.

Q:  Where can I find the information that has been incorporated by reference?

A: Information incorporated from other documents is available to you without charge upon written or oral request. See page 72 under "Where You Can Find More Information" for a list of the documents that Wells Fargo has incorporated by reference into this proxy statement-prospectus, and how to obtain copies of these documents.

Q: What about reports filed by Wells Fargo after the date of this proxy statement-prospectus?

A: Reports filed by Wells Fargo with the SEC after the date of this proxy statement-prospectus may update, modify or correct information in the documents incorporated by reference. You should review these reports, as they could disclose a change in the business prospects, financial condition or other affairs of Wells Fargo since the date of this proxy statement-prospectus.

                                    SUMMARY
                                    -------

    This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this document and the other information available to you. See "Where You Can Find More Information."



Parties to the Merger
  Wells Fargo & Company........................   Through its subsidiaries and affiliates, Wells Fargo
  420 Montgomery Street                           provides retail, commercial, real estate and mortgage
  San Francisco, California 94163                 banking, asset management and consumer finance.  It
  (415) 477-1000                                  also provides a variety of other financial services,
                                                  including equipment leasing, agricultural finance,
                                                  securities brokerage and investment banking,
                                                  insurance agency services, computer and data
                                                  processing services, trust services, mortgage-backed
                                                  securities servicing, and venture capital investment.

                                                  At September 30, 1998, Wells Fargo had assets of
                                                  $195.9 billion, deposits of $130.0 billion and
                                                  stockholders' equity of $20.6 billion.  Based on
                                                  assets at September 30, 1998, Wells Fargo was the 7th
                                                  largest commercial banking organization in the United
                                                  States.

  Metropolitan.................................   Metropolitan receives substantially all of its
  19590 E. Main Street                            revenue and income from its only subsidiary,
  Parker, Colorado 80138                          Community Bank of Parker.  The bank provides a full
  (303) 841-0970                                  range of commercial and consumer banking services to
                                                  individuals and small and middle market businesses in
                                                  and near Denver, Douglas and Elbert Counties.  The
                                                  bank has branches in Parker, Franktown, Elizabeth and
                                                  Denver, Colorado.

                                                  At September 30, 1998, Metropolitan had assets of
                                                  $77.0 million, deposits of $69.0 million and
                                                  stockholders' equity of $6.5 million.


Reasons for the Merger;
  Recommendation of Metropolitan's
  Board of Directors (see page 18).............   Metropolitan's directors believe that the proposed
                                                  merger will provide the following benefits to
                                                  Metropolitan shareholders:

                                                  .  The greatest available value for their
                                                     Metropolitan common stock compared to other offers.



                                                  .  Greater investment liquidity because Wells Fargo
                                                     common stock trades on the New York Stock Exchange.

                                                  .  Potentially greater investment yield from
                                                     dividends that may be paid on Wells Fargo common
                                                     stock and from the capital appreciation prospects of
                                                     Wells Fargo common stock generally.

                                                  Also, Metropolitan's directors believe that the
                                                  combined institution will be better able to meet the
                                                  competitive and technological challenges in the
                                                  bank's market area due to Wells Fargo's greater
                                                  resources.

                                                  See "Plan of Reorganization--Background of and
                                                  Reasons for the Reorganization" for the factors
                                                  considered by Metropolitan's board of directors in
                                                  recommending that Metropolitan shareholders approve
                                                  the Reorganization Agreement.

                                                  METROPOLITAN'S BOARD OF DIRECTORS UNANIMOUSLY
                                                  RECOMMENDS THAT METROPOLITAN SHAREHOLDERS VOTE FOR
                                                  APPROVAL OF THE MERGER.

Required Vote; Voting Agreements...............   The holders of at least a majority of the outstanding
                                                  shares of Metropolitan common stock must approve the
                                                  merger.  A number of Metropolitan shareholders have
                                                  agreed to vote shares of Metropolitan common stock in
                                                  favor of the merger.  At the record date, these
                                                  shareholders had the right to vote an aggregate of
                                                  30,000 shares of Metropolitan common stock,
                                                  representing approximately 63.1% of the shares of
                                                  Metropolitan common stock outstanding at the record
                                                  date.  As a result, these shareholders can approve
                                                  the merger without the concurrence of any other
                                                  Metropolitan shareholders.

The Merger.....................................   As a result of the merger, Metropolitan and the bank
                                                  will become subsidiaries of Wells Fargo.

  What Metropolitan Shareholders
  Will Receive (see page 25)...................   In the merger, Wells Fargo will exchange a total of
                                                  $24,500,000 of Wells Fargo common stock for all of
                                                  the outstanding shares of Metropolitan common stock.
                                                  Based on 47,550 shares of Metropolitan common stock
                                                  outstanding, this works out to approximately $515.25
                                                  of Wells Fargo common stock for each share of
                                                  Metropolitan common stock.


                                                  The exchange ratio, or the number of shares of Wells
                                                  Fargo common stock you will receive for each share of
                                                  Metropolitan common stock you own, will be determined
                                                  by dividing the share value (approximately $515.25)
                                                  by the average of the closing prices of a share of
                                                  Wells Fargo common stock as reported on the New York
                                                  Stock Exchange composite transaction reporting system.

                                                  For example, based on 47,550 shares of Metropolitan
                                                  common stock outstanding, if this average is $35, you
                                                  will receive approximately 14.72 shares of Wells
                                                  Fargo common stock for each share of Metropolitan
                                                  common stock you own.  If this average is $40, you
                                                  will receive approximately 12.88 shares.

                                                  Wells Fargo will not issue fractional shares in the
                                                  merger.  If the total number of shares of Wells Fargo
                                                  common stock you are entitled to receive in the
                                                  merger does not equal a whole number, Wells Fargo
                                                  will pay you cash instead of the fractional share.

   Management and Operations of Metropolitan
   and the Bank After the Merger...............   When the merger is complete, Wells Fargo will own all
                                                  of the outstanding shares of Metropolitan common
                                                  stock.  As a result, Wells Fargo will be able to
                                                  elect or appoint all of the directors and officers of
                                                  Metropolitan.

                                                  As a result of the merger, Metropolitan and the bank
                                                  will become subsidiaries of Wells Fargo.  Wells Fargo
                                                  expects that after the merger the bank will provide
                                                  products and services offered by Wells Fargo
                                                  affiliates.

   Additional Interests of Metropolitan's
   Management (see page 19)....................   Metropolitan's management will receive the same
                                                  consideration for their shares of Metropolitan common
                                                  stock as you will.

                                                  Robert W. Graf, the Chairman, President, Treasurer
                                                  and Chief Executive Officer of Metropolitan, has
                                                  entered into an employment and noncompetition
                                                  agreement with Wells Fargo.  Under this agreement,
                                                  Mr. Graf will become an employee of the Bank for a
                                                  period of one year beginning on the day the merger is
                                                  completed.  See page 19 for a discussion of this
                                                  agreement.


  Conditions to the Merger
  (see page 27)................................   A number of conditions must be satisfied before the
                                                  merger can be completed, including the following:

                                                  .  The merger must be approved by the holders of at
                                                     least majority of the outstanding Metropolitan
                                                     common stock.

                                                  .  The merger must be approved by governmental
                                                     authorities without unreasonably burdensome demands
                                                     on Wells Fargo.

                                                  .  Metropolitan must receive a legal opinion that its
                                                     shareholders will not recognize any gain or loss for
                                                     federal income tax purposes as a result of the merger
                                                     (except for cash received in lieu of fractional
                                                     shares).

                                                  .  There cannot be any change since December 31, 1997
                                                     that has had, or might reasonably be expected to
                                                     have, a material adverse effect on Metropolitan and
                                                     the Bank taken as a whole.

                                                  .  Either Metropolitan must be in full compliance
                                                     with current Federal Financial Institutions
                                                     Examination Council Year 2000 requirements or there
                                                     must not be any feature of Metropolitan's data
                                                     processing, operating or platform systems that would
                                                     prevent those systems from being converted to Wells
                                                     Fargo's systems.

                                                  Some of the conditions to the merger are subject to
                                                  exceptions and/or to a "materiality" standard.  Some
                                                  conditions may also be waived by the party entitled
                                                  to assert the condition.

  Regulatory Approvals (see page 22)...........   The merger requires the prior approval of the Federal
                                                  Reserve Board, as the regulator of bank holding
                                                  companies.  Federal Reserve Board approval was
                                                  received as of November 25, 1998.

                                                  Because Wells Fargo will acquire control of the bank
                                                  through its acquisition of Metropolitan, Wells Fargo
                                                  was also required to notify the Colorado Division of
                                                  Banking.

  Termination of the Reorganization
  Agreement (see page 27)......................   Wells Fargo and Metropolitan can mutually agree to
                                                  terminate the Reorganization Agreement without
                                                  completing the merger.  Also, either party can


                                                  terminate the Reorganization Agreement under the
                                                  following circumstances:

                                                  .  if a court or other governmental authority
                                                     prohibits the merger; or

                                                  .  the merger is not completed by March 31, 1999,
                                                     unless the failure to complete the merger on or
                                                     before that date is the fault of the party seeking to
                                                     terminate.

  Accounting Treatment (see page 24)...........   Wells Fargo expects to account for the merger under
                                                  the purchase method of accounting.  Wells Fargo will
                                                  record, at fair value, the acquired assets and
                                                  assumed liabilities of Metropolitan.  To the extent
                                                  the total purchase price exceeds the fair value of
                                                  the assets acquired and liabilities assumed, Wells
                                                  Fargo will record goodwill.  Wells Fargo will include
                                                  in its consolidated results of operations the results
                                                  of Metropolitan's operations after the merger is
                                                  completed.

   Dissenters' Rights (see page 20 and
   Appendix B).................................   Metropolitan shareholders who dissent from the merger
                                                  are entitled to receive the fair value of their
                                                  shares of Metropolitan common stock.  To exercise
                                                  this right, dissenting shareholders must follow the
                                                  procedures outlined in Appendix B.  Failure to comply
                                                  strictly with these procedures will result in the
                                                  forfeiture of dissenters' rights.

  U.S. Federal Income Tax
  Consequences (see page 22)...................   The merger has been structured so that Metropolitan
                                                  shareholders generally will not recognize any gain or
                                                  loss for U.S. federal income tax purposes as a result
                                                  of the merger (except for cash received in lieu of
                                                  fractional shares).  The merger is conditioned on the
                                                  receipt by Metropolitan of a legal opinion to this
                                                  effect.

                                                  This tax treatment may not apply to certain
                                                  Metropolitan shareholders.  You should consult your
                                                  own tax advisor for a full understanding of the
                                                  merger's tax consequences to you.

  Certain Regulatory Considerations
  (see page 65)................................   Wells Fargo & Company, its banking subsidiaries and
                                                  many of its nonbanking subsidiaries are subject to
                                                  extensive regulation by a number of federal and state
                                                  agencies.  This regulation may affect, among other
                                                  things, Wells Fargo's earnings and/or restrict its


                                                  ability to pay dividends on Wells Fargo common stock.
                                                  See page 65 for more information.

  Market Information (see page 13).............   Wells Fargo common stock is listed on the New York
                                                  Stock Exchange and the Chicago Stock Exchange under
                                                  the symbol "WFC."  Before November 3, 1998, the
                                                  common stock traded under the symbol "NOB."

                                                  On August 31, 1998, the last full trading day before
                                                  Metropolitan and Wells Fargo signed the
                                                  Reorganization Agreement, Wells Fargo common stock
                                                  closed at $29.75 per share.  On January 27, 1999,
                                                  Wells Fargo common stock closed at $35 per share.

                                                  There is no public market for Metropolitan common
                                                  stock.

  Important Information not Included
  in this Proxy Statement-Prospectus
  (see page 72)................................   This proxy statement-prospectus incorporates
                                                  important business and financial information about
                                                  Wells Fargo that is not included in or delivered with
                                                  this document.  The documents containing this
                                                  information are listed on page 72 and are available
                                                  to you without charge upon written or oral request to
                                                  Wells Fargo's Corporate Secretary as follows:

                                                         Corporate Secretary
                                                         Wells Fargo & Company
                                                         Norwest Center
                                                         Sixth and Marquette
                                                         Minneapolis, Minnesota 55479-1026
                                                         Telephone (612) 667-8655

                                                  To receive documents in time for the special meeting,
                                                  your request must be received no later than February
                                                  16, 1999.

Comparative Per Common Share Data

  The following table presents selected comparative per common share data for Wells Fargo common stock on a historical and pro forma combined basis and for Metropolitan common stock on a historical and pro forma equivalent basis. The historical information for Wells Fargo has been restated to reflect the combination of Norwest Corporation and old Wells Fargo & Company under the "pooling of interests" accounting method.

  The information in the table should be read with (a) the selected historical information (and related notes) for Wells Fargo and Metropolitan appearing elsewhere in this proxy statement-prospectus, (b) the complete financial statements of Metropolitan appearing elsewhere in this proxy statement-prospectus, and (c) the restated financial statements of Wells Fargo included in the documents incorporated by reference in this proxy statement-prospectus. See "Where You Can Find More Information." The information in the table is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the merger become effective prior to the periods indicated.

  The pro forma information in the table assumes that Wells Fargo will exchange
12.88 shares of its common stock for each share of Metropolitan common stock. See "The Reorganization Agreement--Basic Plan of Reorganization." The pro forma information also assumes the merger is accounted for using the purchase method of accounting. See "The Merger--Accounting Treatment."

                                                             Wells Fargo common                  Metropolitan common
                                                                    stock                               stock
                                                       -------------------------------      -------------------------------
                                                                            Pro Forma                            Pro Forma
                                                        Historical          Combined         Historical          Equivalent
                                                       ------------        -----------      ------------        -----------
BOOK VALUE (1):
 September 30, 1998                                      $ 12.40              12.40            157.37              159.71
 December 31, 1997                                         11.92              11.92            134.73              153.53

DIVIDENDS DECLARED (2):
 Nine Months Ended September 30, 1998                      0.515              0.515               -                 6.633
 Year Ended December 31, 1997                              0.615              0.615               -                 7.921

NET INCOME (3):
Basic:
 Nine Months Ended September 30, 1998                       1.31               1.31             22.63               16.87
 Year Ended December 31, 1997                               1.50               1.50             14.50               19.32
Diluted:
 Nine Months Ended September 30, 1998                       1.29               1.29             19.64               16.62
 Year Ended December 31, 1997                               1.48               1.48             12.57               19.06


______________________________________

(1) The pro forma combined book value per share of Wells Fargo common stock represents the historical total combined common stockholders' equity for Wells Fargo and Metropolitan divided by total pro forma common shares of the combined entities. The pro forma equivalent book value per share of Metropolitan common stock represents the pro forma combined book value per share of Wells Fargo common stock multiplied by an assumed exchange ratio of 12.88.

(2) Assumes no changes in cash dividends per share by Wells Fargo. The pro forma equivalent dividends per share of Metropolitan common stock represent cash dividends declared per share of Wells Fargo common stock multiplied by an assumed exchange ratio of 12.88.

(3) The pro forma combined net income per share of Wells Fargo common stock (based on weighted average number of common and common equivalent shares) is the combined historical net income for Wells Fargo and Metropolitan divided by the average pro forma common and common equivalent shares of the combined entities. The pro forma equivalent net income per share of Metropolitan common stock represents the pro forma combined net income per share multiplied by an assumed exchange ratio of 12.88.

Selected Historical Financial Information


  The following selected financial information is to aid you in your analysis of the financial aspects of the Merger. Except for the balance sheet data for September 30, 1997, the information for Wells Fargo is derived from information contained in its current report on Form 8-K filed with the SEC on January 19, 1999 and should be read with that information. The current report on Form 8-K is incorporated by reference into this proxy statement-prospectus. See "Where
You Can Find More Information."   The balance sheet data for September 30, 1997
for Wells Fargo is derived from the quarterly reports on Form 10-Q for the quarter ended September 30, 1997 of Norwest Corporation and old Wells Fargo.
The information for Metropolitan is derived from its historical financial statements (and related notes) contained elsewhere in this proxy statement-prospectus.

                     Wells Fargo & Company and Subsidiaries

                                      Nine Months Ended
                                         September 30                            Years Ended December 31
                                      ------------------     --------------------------------------------------------
                                        1998      1997         1997        1996        1995        1994       1993
                                        ----      ----         ----        ----        ----        ----       ----
                                                          (In millions, except per share data)
INCOME STATEMENT DATA
    Interest income..............    $ 10,458    10,159       13,602      12,841       9,802       8,159       7,707
    Interest expense.............       3,769     3,691        4,954       4,619       3,879       2,745       2,547
                                     --------   -------      -------     -------     -------     -------     -------
    Net interest income..........       6,689     6,468        8,648       8,222       5,923       5,414       5,160
    Provision for credit losses..         921       799        1,140         500         312         365         708
    Non-interest income..........       4,815     4,138        5,599       4,724       3,141       2,805       2,640
    Non-interest expenses........       7,042     6,675        8,914       8,679       5,551       5,217       5,183
                                     --------   -------      -------     -------     -------     -------     -------
    Income before income taxes...       3,541     3,132        4,193       3,767       3,201       2,637       1,909
    Income tax expense...........       1,397     1,283        1,694       1,539       1,213         995         779
                                     --------   -------      -------     -------     -------     -------     -------
    Net income...................    $  2,144     1,849        2,499       2,228       1,988       1,642       1,130
                                     ========   =======      =======     =======     =======     =======     =======

PER COMMON SHARE DATA
    Net income:
      Basic......................    $   1.31      1.11         1.50        1.38        1.66        1.40        1.85
      Diluted....................        1.29      1.09         1.48        1.36        1.62        1.36        1.74
    Dividends declared...........       0.515     0.450        0.615       0.525       0.450       0.383       0.320

BALANCE SHEET DATA
    At period end:
      Total assets...............    $195,863   182,907      185,685     188,633     122,200     112,674     107,170
      Long-term debt.............      18,486    17,516       17,335      18,142      16,726      12,039      11,072
      Guaranteed preferred
      beneficial interests in
      Company's subordinated
      debentures.................         682     1,299        1,299       1,150          --          --          --
      Total stockholders' equity       20,558    19,743       19,778      20,051       9,239       7,629       7,947

                                      Metropolitan Bancshares, Inc.

                                            Nine Months Ended
                                              September 30,                                  Years Ended December 31,
                                      ----------------------------        -------------------------------------------------------
                                         1998(1)         1997(1)              1997     1996(2)    1995(3)    1994(3)    1993(3)
                                         ----            ----                 ----     ----       ----       ----       ----
                                                          (Dollars in Thousands)
INCOME STATEMENT DATA:

Total interest income                  $  5,051       $  4,179             $  5,684  $  4,647   $  3,265   $  2,583  $   1,916
Total interest expense                    1,460          1,322                1,800     1,398        760        515        377
                                      ----------------------------        -------------------------------------------------------

Net interest income                       3,591          2,857                3,884     3,249      2,505      2,068      1,539
Provision for possible loan losses           60            160                  180       140        103        125        164
                                      ----------------------------        -------------------------------------------------------
Net interest income after                 3,531          2,697                3,704     3,109      2,402      1,943      1,375
 provision for possible loan losses
                                      ----------------------------        -------------------------------------------------------

Total other income                          673            599                  855       877        900        876        668
Total other expenses                     (2,661)        (2,644)              (3,534)   (2,673)    (2,392)    (2,007)    (1,580)
                                      ----------------------------        -------------------------------------------------------

Income before taxes on income             1,543            652                1,025     1,313        910        812        463
Taxes on income                             609            273                  427       478        343        305        169
                                      ----------------------------        -------------------------------------------------------

Income before cumulative effect of
 change in accounting principle             934            379                  598       835        567        507        294

Cumulative effect of change in                -              -                    -         -          -          -        112
accounting   principle

Net income                             $    934       $    379             $    598  $    835    $   567   $    507  $     406
                                      ----------------------------        -------------------------------------------------------


                                            At September 30,                                   December 31,
                                      ----------------------------        -------------------------------------------------------
                                         1998(1)         1997(1)             1997      1996(2)    1995(3)    1994(3)    1993(3)
                                         ----            ----                ----      ----       ----       ----       ----
BALANCE SHEET DATA:

Total assets                           $ 76,986       $ 62,556            $ 64,980   $ 56,061   $ 37,927   $ 30,799  $ 23,3333
Total liabilities                        70,495         57,217              59,422     51,101     35,012     28,684    21,6766
Total stockholders' equity                6,491          5,339               5,558      4,960      2,915      2,115     1,6577

(1) The interim financial statements are unaudited and in management's opinion contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of financial position and results of operations. Operating results for the nine months ended September 30, 1998 and 1997 are not necessarily indicative of the results that may be expected for the full year.

(2) On January 10, 1996, Metropolitan acquired Wally Bancorp, Inc. ("Wally") the former parent company of the Community Bank of Parker. Wally merged into Metropolitan and Metropolitan assumed all of the assets of Wally consisting primarily of the common stock of the Community Bank of Parker. The transaction was accounted for using the purchase method of accounting. The results of operations of the Community Bank of Parker for the nine day period ended January 9, 1996 are immaterial and have been included in the financial data for 1996.

(3) Financial data for 1995, 1994 and 1993 are that of the predecessor and were derived from the financial statements of the Community Bank of Parker. Because the financial data of the predecessor is presented on a cost basis different from that of Metropolitan after the acquisition, the financial data is not comparable to the 1997 and 1996 financial data (See note 2 above).

 Share Prices and Dividends for Wells Fargo Common Stock


   The following table sets forth the high and low sales prices per share of the Wells Fargo common stock, and the cash dividends paid on Wells Fargo common stock, for the quarterly periods indicated. Wells Fargo common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "WFC." Before November 3, 1998, the common stock was traded under the symbol "NOB." The symbol was changed following the combination of Norwest Corporation and old Wells Fargo on November 2, 1998.

   The prices for Wells Fargo common stock are as reported on the New York Stock Exchange. The cash dividend and stock price information for 1996 and the first three quarters of 1997 has been adjusted to reflect the two-for-one split, effected in the form of a 100% stock dividend, of Wells Fargo common stock on October 10, 1997. The information for dividends paid before November 2, 1998 is based on dividends paid by Norwest Corporation. There is no public market for Metropolitan common stock.

                                                              Wells Fargo Common Stock
                                                              ------------------------
                                                    High                Low              Dividends
                                                    ----                ----             ---------
1996
 First Quarter                                     18.5625              15.2500             0.120
 Second Quarter                                    18.7500              16.5000             0.135
 Third Quarter                                     20.5000              16.0000             0.135
 Fourth Quarter                                    23.4375              20.3750             0.135
1997
 First Quarter                                     26.6250              21.3750             0.150
 Second Quarter                                    29.6250              22.1875             0.150
 Third Quarter                                     32.1563              28.1250             0.150
 Fourth Quarter                                    39.5000              29.7500             0.165
1998
 First Quarter                                     43.8750              34.7500             0.165
 Second Quarter                                    43.7500              34.0000             0.165
 Third Quarter                                     39.7500              27.5000             0.185
 Fourth Quarter                                    40.8750              30.1875             0.185
1999
 First Quarter                                     40.4375              34.9375               *
 (through January 27, 1999)

   ______________________________
    * On January 26, 1999, Wells Fargo's board of directors declared a cash dividend of $0.185 per share payable on March 1, 1999 to stockholders of record on February 5, 1999.

    The timing and amount of future dividends will depend on earnings, cash requirements, the financial condition of Wells Fargo and its subsidiaries, applicable government regulations and other factors deemed relevant by Wells Fargo's board of directors. As described in "Certain Regulatory Considerations Pertaining to Wells Fargo -- Dividend Restrictions," various federal and state laws limit the ability of affiliate banks to pay dividends to Wells Fargo. Because of limitations on the ability of Wells Fargo Bank, N.A. to pay dividends, OCC approval will likely be required before Wells Fargo Bank, N.A. may pay dividends to the parent company. See "Regulatory and Other Considerations Pertaining to Wells Fargo -- Dividend Restrictions."

                          GLOSSARY OF IMPORTANT TERMS

  Following are the meanings of some important terms used in this proxy statement-prospectus. Each term should be considered in the context in which it is used. Because the Reorganization Agreement was entered into before Norwest Corporation changed its name to "Wells Fargo & Company," the terms "Adjusted Wells Fargo Shares" and "Wells Fargo Measurement Price" are referred to in the Reorganization Agreement as the "Norwest Adjusted Shares" and "Norwest Measurement Price," respectively.


Adjusted Wells Fargo Shares......................   The number determined by dividing $24,500,000 by
                                                    the Wells Fargo Measurement Price.

Bank.............................................   Community Bank of Parker, a wholly-owned banking
                                                    subsidiary of Metropolitan.

Bank Holding Company Act.........................   Bank Holding Company Act of 1956.

DGCL.............................................   Delaware General Corporation Law.

Effective Date of the Merger.....................   The day on which Articles of Merger for the Merger
                                                    have been filed with and accepted by the Colorado
                                                    Secretary of State.

Effective Time of the Merger.....................   11:59 p.m., Denver, Colorado time, on the
                                                    Effective Date of the Merger.

Exchange Act.....................................   Securities Exchange Act of 1934.

Exchange Ratio...................................   The number of shares of Wells Fargo common stock
                                                    that Wells Fargo will exchange in the Merger for
                                                    each share of Metropolitan common stock, as
                                                    determined in accordance with the formula in the
                                                    Reorganization Agreement.

Federal Reserve Board............................   Board of Governors of the Federal Reserve System.

FDI Act..........................................   Federal Deposit Insurance Act.

FDIC.............................................   Federal Deposit Insurance Corporation.

Graf Option Agreement............................   The Nonqualified Stock Option Agreement dated as
                                                    of January 9, 1996 between Metropolitan and Robert
                                                    W. Graf.

Interstate Banking Act...........................   Reigle-Neal Interstate Banking and Branching
                                                    Efficiency Act.

Merger...........................................   The statutory merger of a wholly-owned



                                                    subsidiary of Wells Fargo with Metropolitan
                                                    pursuant to the terms of the Reorganization
                                                    Agreement.  The Merger is the means by which
                                                    Wells Fargo will acquire Metropolitan.

Metropolitan.....................................   Metropolitan Bancshares, Inc.

Metropolitan common stock........................   Metropolitan's common stock, par value $1.00 per
                                                    share.

OCC..............................................   Office of the Comptroller of the Currency.

Option Agreements................................   The Non-Qualified Stock Option Agreements dated as
                                                    of December 1, 1996 between Metropolitan and
                                                    certain officers of the Bank.

Reorganization Agreement.........................   The Agreement and Plan of Reorganization dated as
                                                    of September 1, 1998 between Metropolitan
                                                    Bancshares, Inc. and Norwest Corporation, now
                                                    named Wells Fargo & Company.

SEC..............................................   Securities and Exchange Commission.

Securities Act...................................   Securities Act of 1933.

Wells Fargo......................................   Wells Fargo & Company, formerly named Norwest
                                                    Corporation, and its consolidated subsidiaries.

Wells Fargo common stock.........................   Wells Fargo's common stock, par value $1-2/3 per
                                                    share.

Wells Fargo Measurement Price....................   The average of the closing prices of a share of
                                                    Wells Fargo common stock as reported on the New
                                                    York Stock Exchange Composite Transaction
                                                    reporting system during the period of 20 trading
                                                    days ending on the day immediately before the
                                                    special meeting of Metropolitan shareholders.

                        SPECIAL MEETING OF SHAREHOLDERS

  Metropolitan is sending you this proxy statement-prospectus to provide you with information concerning the Merger and to solicit your proxy for use at the special meeting of shareholders. At the special meeting, shareholders of Metropolitan will be asked to approve the Merger.

Date, Time and Place of Special Meeting

  The date, time and place of the special meeting are as follows:

                    Tuesday, February 23, 1999
                    9:00 a.m., local time
                    Suite 777
                    3600 Yosemite Street
                    Denver, Colorado 80237

Record Date

  Metropolitan's board of directors has established February 5, 1999 as the record date for the meeting. Only shareholders of record on that date are entitled to attend and vote at the special meeting.

Voting Rights; Votes Required for Approval

  On the record date, there were 47,550 shares of Metropolitan common stock outstanding and entitled to vote at the special meeting. The holders of Metropolitan common stock are entitled to one vote per share. The presence, in person or by proxy, at the special meeting of the holders of a majority of the outstanding shares is necessary for a quorum. Approval of the Merger requires the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Metropolitan common stock on the record date.

Voting Agreements

  Certain individuals and entities have entered into voting agreements with Wells Fargo under which they have agreed to vote in favor of the Merger all shares of Metropolitan directly or beneficially owned by them or that they have the sole or shared power to vote or direct the vote at the record date for the special meeting, as follows:


     Name                                     Shares
     ----                                     ------
     Robert W. Graf                           15,000
     Steven M. Cohen                           5,000
     Murray Hayutin                            2,500
     Raskin & Friedlob P/S Plan                1,300
     Friedlob Sanderson Raskin Paulson &
          Tourtillott, LLC                       450
     Lester Gold                               5,000
     Norman J. Gray                              500
     Harold Guzofsky                             250

     TOTAL                                    30,000
                                              ======
     PERCENTAGE OF OUTSTANDING                 63.1%


Voting and Revocation of Proxies

  All shares of Metropolitan common stock represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. If you sign and return a proxy without voting instructions, and do not revoke the proxy, the proxy will be voted FOR the Merger.

  You may revoke your proxy at any time before it is voted by (a) filing either an instrument revoking the proxy or a duly executed proxy bearing a later date with the corporate secretary of Metropolitan before or at the special meeting or
(b) voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not by itself result in your proxy being revoked.

  A proxy may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in the name of a nominee on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for that proposal, even though the shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of the proposal.

  The proposal to approve the Merger must be approved by the holders of a majority of the outstanding shares of Metropolitan common stock. Because approval of the Merger requires the affirmative vote of a specified percentage of outstanding shares, not voting on the proposal will have the same effect as voting against the proposal.

Solicitation of Proxies

  In addition to solicitation by mail, directors, officers and employees of Metropolitan may solicit proxies from Metropolitan shareholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Metropolitan will bear its own expenses in connection with any solicitation of proxies for the special meeting.

Other Matters

  If an insufficient number of votes for the Merger is received before the scheduled meeting date, Wells Fargo and Metropolitan may decide to postpone or adjourn the special meeting. If this happens, proxies that have been received that either have been voted for the Merger or contain no instructions will be voted for adjournment.

  Metropolitan's board of directors is not aware of any business to be brought before the special meeting other than the proposals to approve the Merger. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of Metropolitan.

                                   THE MERGER

Purpose and Effect of the Merger

  Wells Fargo is using the Merger to acquire Metropolitan. As a result of the Merger, Metropolitan will become a wholly-owned subsidiary of Wells Fargo and shareholders of Metropolitan will receive shares of Wells Fargo common stock for their shares of Metropolitan common stock. Wells Fargo will own all of the outstanding shares of Metropolitan common stock. Shareholders of Metropolitan will become stockholders of Wells Fargo, and their rights will be governed by Wells Fargo's restated certificate of incorporation and bylaws rather than Metropolitan's articles of association and bylaws. See "Comparison of Rights of Holders of Metropolitan Common Stock and Wells Fargo Common Stock."

Background of and Reasons for the Merger

  Background. On February 25, 1998, The Wallach Company, Inc. ("Wallach") met with the board of directors of Metropolitan (the "Metropolitan Board") to present its analysis of the valuation of Metropolitan and strategic options for Metropolitan. Wallach was formally engaged on March 31, 1998 to approach a selected group of prospective purchasers and to assist in structuring and negotiating a possible business combination transaction.

  Wallach contacted twelve potential merger candidates to determine their interest in Metropolitan. Based on discussions with Wallach, seven parties elected to receive additional information about Metropolitan. Three parties met with management and three parties submitted indications of interest. An analysis of the proposals was presented to the Metropolitan Board on July 12, 1998. The Metropolitan Board engaged in a comprehensive discussion and analysis of the following factors in determining with which merger candidate to proceed:
(a) the Metropolitan Board's obligation to maximize the benefit to Metropolitan's shareholders; (b) the market risk and opportunity associated with a stock-for-stock transaction; (c) the wherewithal of the parties to complete the transactions; (d) the tax consequences of the transaction to Metropolitan's shareholders; (e) the proposed terms of a definitive agreement; and (f) the effect of the proposed transaction on employees, customers and the community. After completing its analysis, the Metropolitan Board authorized moving forward with negotiations with Wells Fargo.

  After negotiating the terms of a definitive agreement, the Metropolitan Board met again on August 24, 1998 to review the proposed agreement and plan of reorganization and consider the transaction with Wells Fargo. The Metropolitan Board determined that the Wells Fargo offer would produce the maximum benefit to Metropolitan's shareholders based primarily upon it being a stock exchange in which income taxes could be deferred, it being the highest value in nominal terms, the good prospects for long-term growth in Wells Fargo's stock, and Wells Fargo's history of completing acquisitions. As a result, the Metropolitan Board authorized the execution of the Reorganization Agreement on September 1, 1998.

  Metropolitan Board's Reasons for the Merger. The Board believes that the Merger is fair to, and in the best interests of, Metropolitan and its shareholders. In reaching its determination that the Merger is fair to, and in the best interests of, Metropolitan and its shareholders, the Board considered a number of factors including, without limitation, the following:

  . the current condition and growth prospects of Metropolitan and the Bank, their historical results of operations and their prospective results of operations if Metropolitan were to remain independent;

  . the economic, business and competitive climate for banking and financial institutions in Colorado, with special consideration given to recent transactions that have increased the competitive environment in the financial services and banking industry;

  . the monetary value of the stock offered to Metropolitan shareholders by Wells Fargo (i) in absolute terms, (ii) as compared to the value of other offers received by Metropolitan by qualified and informed potential acquirers, whose offers were each less than Wells Fargo's offer, and (iii) as compared to recent mergers and acquisitions involving other banking and financial institutions in Colorado;

  . the potential market value, liquidity and dividend yield of Metropolitan common stock if Metropolitan were to remain independent;

  . the historically greater liquidity and dividend yield represented by the Wells Fargo common stock to be received in the Merger;

  . the greater financial and management resources and customer product offerings of Wells Fargo which could increase competitiveness of the combined institution in Metropolitan's market area and its ability to serve the depositors, customers and communities currently served by Metropolitan;

  . the historical results of operations and financial condition of Wells Fargo and the future prospects for Wells Fargo, including anticipated benefits of the Merger;

  .  the future growth prospects of Wells Fargo following the Merger; and

  . the fact that the Merger will generally be a tax-free reorganization to Metropolitan shareholders for federal income tax purposes with respect to shareholders of Metropolitan who receive shares of Wells Fargo common stock in the Merger (but not with respect to any cash received pursuant to the Merger).

  Accordingly, the Board unanimously approved the Reorganization Agreement and recommends that Metropolitan shareholders vote FOR the approval and adoption of the Reorganization Agreement.

  THE METROPOLITAN BOARD HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND RECOMMENDS THAT METROPOLITAN'S SHAREHOLDERS APPROVE AND ADOPT THE REORGANIZATION AGREEMENT.


Additional Interests of Metropolitan's Management in the Merger

  Employment and Non-Compete Agreement. Robert W. Graf, Chairman, President, Treasurer and Chief Executive Officer of Metropolitan, has entered into an employment and non-competition agreement with Wells Fargo. Under this agreement, the Bank will employ Mr. Graf as a regular, full-time employee for a term of one year beginning on the Effective Date of the Merger. The Bank will pay Mr. Graf base compensation at the rate of $90,000 per annum. Mr. Graf will also be eligible to participate in Wells Fargo's employee benefit plans available to regular, full-time employees of Wells Fargo in similar positions.

  In consideration for his base compensation and other benefits he will receive during the term of his employment, and in exchange for a lump sum payment of $90,000, Mr. Graf has agreed not to engage in the business of banking, directly or indirectly, in the Colorado counties of Douglas, Arapahoe, Denver and Elbert. The lump sum is in addition to Mr. Graf's base compensation and is payable on the first anniversary of the end of his employment with the Bank under the agreement.

  Indemnification and Insurance. Wells Fargo has agreed to ensure that all rights to indemnification and all limitations of liability existing in favor of the present and former directors and officers of

Metropolitan with respect to all liabilities arising out of actions or omissions occurring prior to the Effective Date of the Merger shall survive the Merger and continue in full force and effect. Wells Fargo has agreed for a period of three years after the Effective Date of the Merger to use its best efforts to maintain in effect Metropolitan's current directors' and officers' liability insurance policies with respect to claims arising from facts or events which occurred before the Effective Date of the Merger. Wells Fargo may substitute therefor policies of at least the same coverage and amount and containing terms and conditions which are substantially no less advantageous.

Dissenters' Rights

  Shareholders of Metropolitan are entitled to assert dissenters' rights under
Article 113 of the Colorado Business Corporation Act in connection with the Merger. A copy of Article 113 is included as Appendix B. The following discussion of dissenters' rights is qualified in its entirety by reference to the provisions of Article 113.

  Notice of Intent to Demand Payment. Any shareholder who wishes to assert dissenters' rights must do both of the following:

  1. Cause Metropolitan to receive, before the vote on the Merger is taken at the special meeting, written notice of the shareholder's intention to demand payment for the shareholder's shares if the Merger is effectuated; and

  2.  Not vote the shares in favor of the Merger.

  Any shareholder who does not satisfy the requirements of Items 1 and 2 above is not entitled to demand payment for the shareholder's shares under Article 113.

  Demanding Payment for Shares. If the Merger is approved, Metropolitan will give a written dissenters' notice to all shareholders who have satisfied the requirements of Items 1 and 2 above and are entitled to demand payment for their shares. The notice will be given no later than 10 days after the Effective Date of the Merger and will describe the procedures dissenting shareholders must follow to demand payment for their shares. The notice will also inform dissenting shareholders of any restrictions on the transfer of their shares after the payment demand is received by Metropolitan. Subject to very limited exceptions, the demand for payment and deposit of share certificates are irrevocable.

  Shareholders who demand payment for their shares retain all rights of a shareholder, except the right to transfer the shares, until the Effective Date of the Merger. After the Effective Date of the Merger, these shareholders have only the right to receive payment for their shares.

  Shareholders who do not demand payment and do not deposit their share certificates in the manner required, and by the date or dates set forth in the dissenters' notice given by Metropolitan, are not entitled to payment for their shares under Article 113.

  Payment for Shares. Subject to certain limited exceptions, upon the later of the Effective Date of the Merger or the receipt of a payment demand, Metropolitan will pay to the dissenting shareholder the amount Metropolitan estimates to be the fair value of the dissenting shareholder's shares, plus accrued interest. The payment will be accompanied by, among other things, financial statements of Metropolitan, a statement of Metropolitan's estimate of the fair value of the shares, and an explanation of how interest was calculated.

  Procedure if Dissatisfied with Payment Amount. If a dissenting shareholder believes that the amount paid or offered by Metropolitan is less than the fair value of the shares or that interest due was incorrectly calculated, the shareholder may give written notice to Metropolitan of the shareholder's estimate of the fair value of the shares and the amount of interest due and may demand payment of such estimate, less any payment made by Metropolitan. A dissenting shareholder waives this right unless the shareholder causes Metropolitan to receive the notice within 30 days after Metropolitan pays or offers to pay the shareholder for the shares.

  Court Action to Resolve Payment Amount. If any dissenting shareholder demands payment as provided in the immediately preceding paragraph, Metropolitan may, within 60 days after receiving the payment demand, commence a proceeding and petition a court to determine the fair value of the shares and accrued interest. If Metropolitan does not commence the proceeding within this 60-day period, it must pay to each dissenting shareholder whose demand remains unresolved the amount demanded by the shareholder.

  Each dissenting shareholder who is made a party to the court action is entitled to the amount, if any, by which the court finds the fair value of the dissenting shareholder's shares, plus interest, exceeds the amount paid by Metropolitan.

Exchange of Certificates

  After completion of the Merger, Norwest Bank Minnesota, National Association, acting as exchange agent for Wells Fargo, will mail to each holder of record of shares of Metropolitan common stock a form of letter of transmittal, together with instructions for the exchange of the holder's Metropolitan stock certificates for a certificate representing Wells Fargo common stock.

  METROPOLITAN SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

  No dividend or other distribution declared on Wells Fargo common stock after completion of the Merger will be paid to the holder of any certificates for shares of Metropolitan common stock until after the certificates have been surrendered for exchange.

  When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate representing the number of shares of Wells Fargo common stock to which the shareholder is entitled, plus the amount in cash of any remaining fractional share and any cash dividends that are payable with respect to the shares of Wells Fargo common stock so issued.
No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

  A certificate for Wells Fargo common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Wells Fargo common stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

  The exchange agent will issue stock certificates for Wells Fargo common stock in exchange for lost, stolen or destroyed certificates for Metropolitan common stock upon receipt of a lost certificate affidavit and a bond indemnifying Wells Fargo for any claim that may be made against Wells Fargo as a result of the lost, stolen or destroyed certificates.

  After completion of the Merger, no transfers will be permitted on the books of Metropolitan. If, after completion of the Merger, certificates for Metropolitan common stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Wells Fargo common stock.

  None of Wells Fargo, Metropolitan, the exchange agent or any other person will be liable to any former holder of Metropolitan common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Regulatory Approvals

  The Merger is subject to the prior approval of the Federal Reserve Board. The approval of the Federal Reserve Board is required because Wells Fargo is a bank holding company registered under the Bank Holding Company Act. Wells Fargo has filed an application with the Federal Reserve Board requesting approval of the Merger. The Federal Reserve Board approved the application effective as of November 25, 1998.

  Because the Merger will result in the acquisition by Wells Fargo of the Bank, Wells Fargo must give notice of the Merger to the Colorado Division of Banking.

  The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Metropolitan shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the Merger.

  Wells Fargo and Metropolitan are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Merger to become effective other than those described above. Wells Fargo and Metropolitan intend to seek any other approval and to take any other action that may be required to effect the Merger. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

  The Merger cannot be completed unless all necessary regulatory approvals are granted. In addition, Wells Fargo may elect not to complete the Merger if any condition under which any regulatory approval is granted is unreasonably burdensome to Wells Fargo. See "The Reorganization AgreementConditions to the Completion of The Merger" and "Termination of the Reorganization Agreement."

Effect on Metropolitan's Employee Benefit Plans

  The Reorganization Agreement provides that, subject to any eligibility requirements applicable to such plans, employees of Metropolitan will be entitled to participate in those Wells Fargo employee benefit and welfare plans specified in the Reorganization Agreement. Eligible employees of Metropolitan will enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after completion of the Merger.

Material U.S. Federal Income Tax Consequences of the Merger to Metropolitan Shareholders

  The following is a summary of the anticipated material U.S. federal income tax consequences of the Merger to Metropolitan shareholders who are citizens or residents of the United States and who, on the date of disposition of their shares of Metropolitan common stock, hold such shares as capital assets. This summary does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment circumstances, or to certain types of investors, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, "S" corporations, limited liability corporations, foreign corporations and taxpayers subject to alternative minimum tax. The summary is based on the U.S. federal income tax laws as currently in effect and as currently interpreted. It does not cover issues of state, local or foreign taxation. Nor does it address all aspects of U.S. federal income taxation that may be important to particular shareholders in light of their personal circumstances or to shareholders subject to special rules under U.S. federal income tax laws. Future legislation, regulations, administrative rulings and court decisions may alter the tax consequences summarized below.

  The anticipated U.S. federal income tax consequences to Metropolitan shareholders are as follows:

       . A shareholder who receives shares of Wells Fargo common stock in exchange for shares of Metropolitan common stock will not recognize any gain or loss on the receipt of the shares of Wells Fargo common stock, except for cash received in lieu of a fractional share. The shareholder's gain or loss on the receipt of cash in lieu of a fractional share will equal the difference between the cash received and the basis of the fractional share exchanged.

       . A shareholder's tax basis in the shares of Wells Fargo common stock received will be the same as the shareholder's tax basis in the shares of Metropolitan common stock exchanged in the Merger, less any cash received in lieu of fractional shares.

       . The holding period of the shares of Wells Fargo common stock received by a shareholder will include the holding period of the shareholder's shares of Metropolitan common stock exchanged in the Merger, but only if the shares of Metropolitan common stock were held as a capital asset at the time the Merger is completed.

  Metropolitan is not required to complete the Merger unless it receives an opinion of its counsel that these will be the U.S. federal income tax consequences of the Merger. The opinion may make certain assumptions and may rely on representations of the parties to the Merger as to factual matters. It will represent counsel's judgment as to the tax status of the Merger under the Code and will not be binding on the IRS. There is no assurance that the IRS will not take a contrary position regarding the tax consequences of the Merger. Nor is there any assurance that the IRS would not prevail in the event the tax consequences of the Merger were litigated.

  THE U.S. FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY OR MAY NOT BE APPLICABLE DEPENDING UPON A SHAREHOLDER'S PARTICULAR SITUATION. SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAW.

Resale of Wells Fargo Common Stock

  The Wells Fargo common stock issued in the Merger will be freely transferable under the Securities Act, except for shares issued to Metropolitan shareholders who are considered to be "affiliates" of Metropolitan or Wells Fargo under Rule 145 under the Securities Act or of Wells Fargo under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% stockholders and other persons with the power to direct the management and policies of the company in question.

Affiliates of Metropolitan may not sell the shares of Wells Fargo common stock received in the Merger except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Wells Fargo has complied with certain reporting requirements and the selling stockholder complies with certain volume and manner of sale restrictions.

  Metropolitan has agreed to use its best efforts to deliver to Wells Fargo signed representations by each person who may be deemed to be an affiliate of Metropolitan that the person will not sell, transfer or otherwise dispose of the shares of Wells Fargo common stock to be received by the person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

  This proxy statement-prospectus does not cover any resales of Wells Fargo common stock received by affiliates of Metropolitan.

Stock Exchange Listing

  The shares of Wells Fargo common stock to be issued in the Merger will be listed on the New York Stock Exchange and the Chicago Stock Exchange.

Accounting Treatment

  Wells Fargo will account for the Merger as a purchase. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of Metropolitan. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill. Wells Fargo will include in its results of operations the results of Metropolitan's operations after the Merger.

  The unaudited pro forma data included in this proxy statement-prospectus for the Merger have been prepared using the purchase method of accounting. See "Summary--Comparative Per Common Share Data."

Finder's Fee

  Wallach provided services in connection with preparing a plan for obtaining acquisition offers for Metropolitan, soliciting and negotiating such acquisition offers and for certain other related advisory services. Metropolitan has agreed to pay Wallach certain fees. Wallach will receive a transaction fee at the Effective Date of the Merger equal to 2.5% of the first $15.0 million and 4.0% of the amount in excess of $15.0 million received by Metropolitan's shareholders pursuant to the Reorganization Agreement. From March 1998 to the Effective Date of the Merger, Wallach has or will receive a monthly retainer of $7,500, which amount in the aggregate will be credited against the transaction fee due at the Effective Date of the Merger. Metropolitan has agreed to indemnify Wallach against certain liabilities, including liabilities under state and federal securities laws.

                          THE REORGANIZATION AGREEMENT


  The following is a summary of certain provisions of the Reorganization Agreement, a copy of which is attached to this proxy statement-prospectus as Appendix A. The Reorganization Agreement is incorporated by reference into this proxy statement-prospectus.

  This summary is qualified in its entirety by reference to the full text of the Reorganization Agreement. Metropolitan shareholders are encouraged to read the Reorganization Agreement carefully and in its entirety. Parenthetical references are to the relevant paragraph or paragraphs of the Reorganization Agreement.

Basic Plan of Reorganization

  Structure. Wells Fargo will acquire Metropolitan pursuant to a merger of Metropolitan with a newly-formed, wholly-owned subsidiary of Wells Fargo. Metropolitan will be the surviving company in the Merger. Wells Fargo will exchange shares of Wells Fargo common stock for all of the outstanding shares of Metropolitan common stock, so that after the Merger Metropolitan will be a wholly-owned subsidiary of Wells Fargo. (paragraph 1(a))

  Consideration.

     Wells Fargo common stock. As part of the Merger, each share of Metropolitan common stock outstanding immediately before the Merger will be converted into and exchanged for the number of shares of Wells Fargo common stock determined by dividing the Adjusted Wells Fargo Shares by the number of shares of Metropolitan common stock then outstanding. The number of Adjusted Wells Fargo Shares will equal $24,500,000 divided by the Wells Fargo Measurement Price. The Wells Fargo Measurement Price will be the average of the closing prices of a share of Wells Fargo common stock as reported on the New York Stock Exchange Composite Transaction reporting system during the period of 20 consecutive trading days ending on the day immediately before the special meeting of Metropolitan shareholders. (paragraph 1(a))

     The price of Wells Fargo common stock on the Effective Date of the Merger
may be higher or lower than the Wells Fargo Measurement Price.   No adjustment
will be made to the number of shares of Wells Fargo common stock you will receive to reflect fluctuations in the price of Wells Fargo common stock occurring after the special meeting.

     Cash in Lieu of Fractional Shares. If the aggregate number of shares of Wells Fargo common stock you will receive in the Merger does not equal a whole number, you will receive cash in lieu of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Wells Fargo common stock multiplied by the Wells Fargo Measurement Price. (paragraph 1(c))

  Completion of the Merger. Wells Fargo and Metropolitan expect the Merger to be completed promptly after approval of the Merger by Metropolitan shareholders and the satisfaction (or waiver) of the other conditions to completion contained in the Reorganization Agreement, including the receipt of all required regulatory approvals. (paragraph 1(d))

Representations and Warranties

  The Reorganization Agreement contains various representations and warranties by Wells Fargo and Metropolitan as to, among other things, (a) their organization and legal authority to engage in their respective businesses, (b) their capitalization, (c) their corporate authority to enter into the Reorganization Agreement and complete the Merger, (d) the absence of certain material changes, (e) compliance with laws, (f) material contracts, (g) absence of certain litigation, and (h) undisclosed liabilities. (paragraphs 2 and 3) Because the representations and warranties do not survive completion of the Merger, they function primarily as a due diligence device and a closing condition (that is, they must continue to be true in all material respects until the Merger is completed).

Certain Covenants

  The Reorganization Agreement has a number of covenants and agreements that govern the actions of Metropolitan and Wells Fargo pending completion of the Merger. Some of the covenants and agreements are summarized below.

  Conduct of Business.

  Metropolitan. Under the Reorganization Agreement, Metropolitan and the Bank is each required to maintain its corporate existence in good standing, maintain the general character of its business, conduct its business in the ordinary and usual manner, and extend credit in accordance with existing lending policies. Subject to certain exceptions, Metropolitan and the Bank is each required to obtain the consent of Wells Fargo before it makes (a) any new loan if it would exceed $100,000 or (b) modifies, restructures or renews any existing loan if the amount of the resulting loan, when combined with all other loans to the customer, would exceed $150,000. The Reorganization Agreement places restrictions on the ability of Metropolitan to take certain actions without Wells Fargo's consent, including (u) incurring indebtedness, (v) granting rights to acquire shares of its capital stock, (w) issuing shares of its capital stock except in connection with the Option Agreements and the Graf Stock Option Agreement, (x) declaring dividends or purchasing its capital stock, (y) selling its assets and (z) raising the compensation of its officers and directors. (paragraphs 4(a) and (b)) Some of these restrictions apply only if the amount in question exceeds a threshold dollar value.

  Wells Fargo. Wells Fargo has agreed to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties. Wells Fargo is also required to loan to Metropolitan an amount that is sufficient to pay in full all of Metropolitan's indebtedness to US Bank.

  Competing Transactions. Neither Metropolitan nor the Bank nor any director, officer, representative or agent of either may, directly or indirectly, solicit, authorize the solicitation of, or enter into any discussions with, any third party concerning any offer or possible offer to (a) purchase its common stock, any security convertible into its common stock, or any other equity security of Metropolitan (b) make a tender or exchange offer for any shares of its common stock or other equity security of Metropolitan, (c) purchase, lease or otherwise acquire the assets of Metropolitan except in the ordinary course of business or
(d) merge, consolidate or otherwise combine with Metropolitan. Metropolitan has also agreed to promptly inform Wells Fargo if any third party makes an offer or inquiry concerning any of the foregoing. (paragraph 4(h))

  Satisfaction of US Bank Loan. Immediately before the Effective Date of the Merger, Metropolitan is required to apply funds loaned to it by Wells Fargo to pay in full the indebtedness of Metropolitan to US Bank.

  Other Covenants. The Reorganization Agreement contains various other covenants, including covenants relating to the preparation and distribution of this proxy statement-prospectus, access to information, and the listing on the New York Stock Exchange and Chicago Stock Exchange of the shares of Wells Fargo common stock to be issued in the Merger. In addition, Metropolitan has agreed to (a) establish such additional accruals and reserves as are necessary to conform its accounting and credit loss reserve practices and methods to those of Wells Fargo and Wells Fargo's plans with respect to the conduct of Metropolitan's business after the Merger and (b) use its best efforts to deliver to Wells Fargo prior to completion of the Merger signed representations substantially in the form attached as Exhibit B to the Reorganization Agreement from each executive officer, director or shareholder of Metropolitan who may reasonably be deemed an "affiliate" of Metropolitan within the meaning of each term used in Rule 145 of the Securities Act. (paragraphs 4(l) and 4(m) and Exhibit B) See "The Merger Resale of Wells Fargo Common Stock."

Conditions to the Completion of the Merger

  Under the Reorganization Agreement, various conditions are required to be met before the parties are obligated to complete the Merger. These conditions are customary and include such items as the receipt of shareholder, regulatory and listing approval, and the receipt by Metropolitan of a favorable tax opinion. (paragraphs 6 and 7) See "The Merger--Material U.S. Federal Income Tax Consequences of the Merger to Metropolitan Shareholders."

  The obligations of the parties are also subject to the continued accuracy of the other party's representations and warranties, the performance by the other party of its obligations under the Reorganization Agreement, and, subject to certain exceptions, the absence of any changes that have had or might be reasonably expected to have an adverse effect on Metropolitan. Some of the conditions to the Merger are subject to exceptions and/or a "materiality" standard. Certain conditions to the Merger may be waived by the party seeking to assert the condition. (paragraphs 6 and 7)

Termination of the Reorganization Agreement


  Termination by Mutual Consent. Wells Fargo and Metropolitan can agree to terminate the Reorganization Agreement at any time before completion of the Merger. (paragraph 9(a)(i))

  Termination by Either Wells Fargo or Metropolitan. Either Wells Fargo or Metropolitan can terminate the Reorganization Agreement if any of the following occurs:

  . The Merger has not been completed by March 31, 1999 (provided this right to terminate will not be available to a party whose failure to perform in all material respects any obligation under the Reorganization Agreement resulted in the failure of the Merger to occur on or before that date). (paragraph 9(a)(ii))

  . A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the Reorganization Agreement. (paragraph 9(a)(iii))

Effect of Termination

  Generally, if either party terminates the Reorganization Agreement, it becomes void without any liability to either party other than for willful and material breaches occurring before termination; however, the provisions of the Reorganization Agreement governing confidential information and expenses incurred in connection with the Merger continue in effect after termination of the Reorganization Agreement. (paragraph 9(b))

Waiver and Amendment

  Either Wells Fargo or Metropolitan may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the Reorganization Agreement. (paragraph 16)

  Wells Fargo and Metropolitan can amend the Reorganization Agreement at any time before the Merger is completed; however, the Reorganization Agreement prohibits them from amending the Reorganization Agreement after Metropolitan shareholders approve the Merger if the amendment would change in a manner adverse to Metropolitan shareholders the consideration to be received by Metropolitan shareholders in the Merger. (paragraph 17)

Expenses

  Wells Fargo and Metropolitan will each pay their own expenses in connection with the Merger, including fees and expenses of their respective independent auditors and counsel. (paragraph 10)

                COMPARISON OF RIGHTS OF HOLDERS OF METROPOLITAN
                   COMMON STOCK AND WELLS FARGO COMMON STOCK

  The rights of Metropolitan shareholders are currently governed by the Colorado Business Corporation Act and Metropolitan's articles of incorporation and bylaws. Wells Fargo is incorporated under the laws the state of Delaware. The rights of Wells Fargo stockholders are governed by the Delaware General Corporation Law (DGCL) and Wells Fargo's restated certificate of incorporation and bylaws. Upon completion of the Merger, Metropolitan shareholders will become stockholders of Wells Fargo. As a result, their rights will be governed by the DGCL and Wells Fargo's governing documents.

  The following discussion compares certain rights of the holders of Metropolitan common stock to the rights of the holders of Wells Fargo common stock. You can find additional information concerning the rights of Wells Fargo stockholders in Wells Fargo's restated certificate of incorporation and bylaws, in Wells Fargo's current report on Form 8-K filed October 13, 1997, containing a description of Wells Fargo common stock, and in Wells Fargo's registration statement on Form 8-A dated October 21, 1998, containing a description of preferred stock purchase rights attached to shares of common stock.

  To the extent that information in the current report on Form 8-K filed October 13, 1997 is inconsistent with the information below, you should rely on the information below, as it is as of a more recent date. Also, the rights plan described in the current report on Form 8-K filed October 13, 1997 expired November 23, 1998. A new rights plan was adopted in its place. The new rights plan is described in the registration statement on Form 8-A dated October 21, 1997.

  Wells Fargo's restated certificate of incorporation and its bylaws, as well as its current report on Form 8-K filed October 13, 1997 and its Form 8-A registration statement dated October 21, 1998, are incorporated into this proxy statement-prospectus by reference. See "Where You Can Find More Information."

Capital Stock

  Wells Fargo. Wells Fargo's restated certificate of incorporation currently authorizes the issuance of 4,000,000,000 shares of Wells Fargo common stock, par value $1-2/3 per share, 20,000,000 shares of preferred stock, without par value, and 4,000,000 shares of preference stock, without par value. At December 31, 1998, there were 1,644,057,803 shares of Wells Fargo common stock outstanding, 6,535,362 shares of Wells Fargo preferred stock outstanding, and no shares of Wells Fargo preference stock outstanding.

  Metropolitan. Metropolitan's articles of incorporation currently authorize the issuance of 1,000,000 shares of Metropolitan common stock, par value $1.00. At February 5, 1999, there were 47,550 shares of Metropolitan common stock outstanding.

Rights Plan

  Wells Fargo. Each share of Wells Fargo common stock (including shares that will be issued in the Merger) has attached to it one preferred share purchase right. Once exercisable, each right allows the holder to purchase a fractional share of Wells Fargo's Series C Junior Participating Preferred Stock. A right, by itself, does not confer on its holder any rights of a Wells Fargo stockholder, including the right to vote or receive dividends, until the right is exercised. The rights trade automatically with shares of Wells Fargo common stock. The rights are designed to protect the interests of Wells Fargo and its stockholders against coercive takeover tactics. The rights are intended to encourage potential acquirors to negotiate on behalf of all stockholders the terms of any proposed takeover. Although not their purpose, the rights may deter takeover proposals.

  Metropolitan.  Metropolitan has no comparable share purchase rights plan.

Directors

  Wells Fargo. Wells Fargo's bylaws provide for a board of directors consisting of not less than 10 nor more than 28 persons, each serving a term of one year or until his or her earlier death, resignation or removal. The number of directors of Wells Fargo is currently fixed at 24. Directors of Wells Fargo may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Wells Fargo capital stock entitled to vote thereon. Vacancies on Wells Fargo's board of directors may be filled by majority vote of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Wells Fargo are elected by plurality of the votes of shares of Wells Fargo capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. Wells Fargo's restated certificate of incorporation does not currently permit cumulative voting in the election of directors.

  Metropolitan. The bylaws of Metropolitan provide that the number of directors of Metropolitan will be fixed by the resolution of the board of directors. The current number of directors is fixed at seven. All directors are elected annually and serve until the next annual meeting and until the director's successor is elected and qualified. Cumulative voting is not permitted for the election of directors. Directors of Metropolitan may be removed, with or without cause, by the shareholders of Metropolitan at a meeting called for such purpose. Vacancies on Metropolitan's board of directors may be filled by a majority vote of the remaining directors or by the shareholders of Metropolitan.

Amendment of Charter Document and Bylaws

  Wells Fargo. Wells Fargo's restated certificate of incorporation may be amended only if the proposed amendment is approved by Wells Fargo's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Wells Fargo's bylaws may be amended by a majority of Wells Fargo's board of directors or by a majority of the outstanding stock entitled to vote thereon. Shares of Wells Fargo preferred stock and Wells Fargo preference stock currently authorized in Wells Fargo's restated certificate of incorporation may be issued by Wells Fargo's board of directors without amending Wells Fargo's restated certificate of incorporation or otherwise obtaining the approval of Wells Fargo's Stockholders.

  Metropolitan. Under the Colorado Business Corporation Act, amendment of Metropolitan's articles of incorporation may be recommended by the board of directors or by shareholders representing at least ten percent of all shares entitled to vote on an amendment to the articles of incorporation. The amendment must be approved by a majority of the shares present at a shareholders meeting at which a quorum is present in person or by proxy.

Approval of Mergers and Asset Sales

  Wells Fargo. Except as described below, the affirmative vote of a majority of the outstanding shares of Wells Fargo common stock entitled to vote thereon is required to approve a merger or consolidation involving Wells Fargo or the sale, lease or exchange of all or substantially all of Wells Fargo's corporate assets. No vote of the stockholders is required, however, in connection with a merger in which Wells Fargo is the surviving corporation and (a) the agreement of Merger for the mergers does not amend in any respect Wells Fargo's restated certificate of incorporation, (b) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Wells Fargo after the merger and (c) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Wells Fargo's capital stock outstanding immediately before the merger.

  Metropolitan. The Colorado Business Corporation Act provides that the affirmative vote of a majority of the shares of Metropolitan common stock entitled to vote thereon is required to approve a merger or share exchange involving Metropolitan or the sale of all or substantially all of the assets of Metropolitan. The articles of incorporation or bylaws may require a greater vote. The Metropolitan articles of incorporation and bylaws do not require a greater vote.

Preemptive Rights

  Wells Fargo. Neither Wells Fargo's restated certificate of incorporation nor its bylaws grants preemptive rights to its stockholders.

  Metropolitan. Metropolitan's articles of incorporation grants preemptive rights to its shareholders

Appraisal Rights

  Wells Fargo. Section 262 of the DGCL provides for stockholder appraisal rights in connection with consolidations and mergers generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of consolidation or merger, were either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Wells Fargo common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange and currently held by more than 2,000 stockholders. As a result, assuming that the other conditions described above are satisfied, holders of Wells Fargo common stock will not have appraisal rights in connection with consolidations and mergers involving Wells Fargo.

  Metropolitan. The Colorado Business Corporation Act provides shareholders with dissenters' rights in connection with consolidations and mergers. For a specific discussion of the appraisal rights available to shareholders of Metropolitan, see "The MergerDissenters' Rights."

Special Meetings

  Wells Fargo: Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. Wells Fargo's bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a vice chairman, the president or a majority of Wells Fargo's board of directors. Holders of Wells Fargo common stock do not have the ability to call a special meeting of stockholders.

  Metropolitan. The Colorado Business Corporation Act and the bylaws of Metropolitan provide that a special shareholders meeting may be called by the board of directors, the president or pursuant to the written demand of one or more shareholders representing not less than one-tenth of all of the votes entitled to be cast on any issue at the meeting.

Directors' Duties

  Wells Fargo. The DGCL does not specifically enumerate directors' duties. In addition, the DGCL does not contain any provision specifying what factors a director must and may consider in determining a corporation's best interests. However, judicial decisions in Delaware have established that, in performing their duties, directors are bound to use that degree of care which ordinarily prudent persons would use in similar circumstances.

  Metropolitan. The Colorado Business Corporation Act provides that directors shall discharge their duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner that the director reasonably believes to be in the best interests of the corporation.

Action Without a Meeting

  Wells Fargo. As permitted by Section 228 of the DGCL and Wells Fargo's restated certificate of incorporation, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

  Metropolitan. As permitted by Section 7-107-104 of the Colorado Business Corporation Act and Metropolitan's articles of incorporation, any action required or permitted to be taken at a shareholders meeting may be taken without a meeting pursuant to the written consent of all of the shareholders entitled to vote thereon consent to such action n writing.

Limitation of Director Liability

  Wells Fargo. Wells Fargo's restated certificate of incorporation provides that a director (including an officer who is also a director) of Wells Fargo shall not be liable personally to Wells Fargo or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to Wells Fargo or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL or (d) any transaction from which the director derived an improper personal benefit. This provision protects Wells Fargo's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

  Metropolitan. Metropolitan's articles of incorporation provides that a director shall not be personally liable to Metropolitan or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) breach of the director's duty of loyalty to Metropolitan or to its shareholders;
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) payment of a dividend in violation of
Section 7-108-403 of the Colorado Business Corporation Act and (iv) any transaction from which the director directly or indirectly derived any improper personal benefit.

Indemnification of Officers and Directors

  Wells Fargo. Wells Fargo's restated certificate of incorporation provides that Wells Fargo must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Wells Fargo (or was serving at the request of Wells Fargo as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by Wells Fargo's board of directors. Wells Fargo's restated certificate of incorporation also provides that Wells Fargo must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Wells Fargo's restated certificate of incorporation authorizes Wells Fargo to provide similar indemnification to employees or agents of Wells Fargo.

  Pursuant to Wells Fargo's restated certificate of incorporation, Wells Fargo may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Wells Fargo or another entity against any expense, liability or loss, regardless of whether Wells Fargo has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

  The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of Wells Fargo's restated certificate of incorporation or Wells Fargo bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

  Metropolitan. Metropolitan's articles of incorporation provide that Metropolitan must indemnify, to the fullest extent permitted by applicable law, any person, against liability and expense (including attorney's fees) incurred by reason of the fact that he is or was a director or officer of Metropolitan or was serving at the request of Metropolitan as a director, officer, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of another entity. Metropolitan's bylaws provide that Metropolitan may maintain insurance, at its expense, on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of Metropolitan, or who was serving in such capacity at the request of Metropolitan of another entity, against liability asserted against or incurred by such person in that capacity or arising from his or her status as a director, officer, employee, fiduciary or agent, whether or not Metropolitan would have power to indemnify the person under the Colorado Business Corporation Act. Metropolitan may not indemnify a director or officer who was adjudged liable to Metropolitan in a proceeding by or in the right of Metropolitan or who derived an improper personal benefit

Dividends

  Wells Fargo. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Wells Fargo is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "Certain Regulatory and Other Considerations Pertaining to Wells Fargo."

  Metropolitan. The Colorado Business Corporation Act permits the board of directors of a corporation to authorize the payment of dividends to its shareholders provided, however, that no dividend may be paid if (i) after giving effect to the payment of such dividend by the corporation, it would not be able to pay its debts as they become due in the usual course of business, or (ii) if such corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Metropolitan is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. Metropolitan has not paid dividends since 1995.

Corporate Governance Procedures; Nomination of Directors

  Wells Fargo. Wells Fargo's bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. Wells Fargo's bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, Wells Fargo's bylaws contain detailed advance notice and informational procedures which must be followed in order for a Wells Fargo stockholder to propose an item of business for consideration at a meeting of Wells Fargo stockholders.

  Metropolitan. Metropolitan's articles of incorporation and bylaws do not contain any specific provisions regarding nomination of directors or shareholder proposals for items of business at a special shareholders' meeting. Metropolitan's bylaws provide that meetings of shareholders may be called by the board of directors, the president or pursuant to the written demand of one or more shareholders representing not less than one-tenth of all of the votes entitled to be cast on any issue at the meeting.

                         INFORMATION ABOUT METROPOLITAN

General

  Metropolitan is a bank holding company, registered under the Bank Holding Company Act, whose sole activity is the ownership and operation of the Bank. Metropolitan was formed in 1995 for the sole purpose of acquiring the stock of Wally Bancorp, Inc., the past holding company of the Bank.

The Bank

  The Bank is a Colorado chartered bank that is a member of the Federal Reserve System. The Bank was founded in 1982 as an industrial savings bank. The Bank was subsequently converted to a state-chartered bank. In 1993, the Bank was acquired by Wally Bancorp, Inc., a bank holding company incorporated in the state of Colorado to acquire the common stock of the Bank.

  In 1996, Wally Bancorp was acquired and merged into Metropolitan Bancshares, Inc. After the change in ownership, the Bank was expanded from its original locations in Parker and Franktown. Since 1996, the following branches have been opened: i) the North Parker Drive-up Branch in July 1996, ii) the Elizabeth Branch in April 1997, and iii) the Southeast Denver branch in July 1997. The Bank is the sole subsidiary of Metropolitan. The Bank currently operates through its main office and 4 branches in the Denver, Douglas and Elbert counties.

  The Bank conducts a general commercial and consumer banking business, which includes the acceptance of deposits from consumers and the origination of commercial and consumer real estate, installment and other loans. Deposit services include certificates of deposit, individual retirement accounts and other time deposits, checking and other demand deposit accounts, interest-bearing accounts, savings accounts and money market accounts. Loans consist of loans to individuals, commercial loans, commercial real estate loans, residential mortgages and construction loans.

  The Bank's operating policy is to maintain a full complement of services to its commercial and consumer customers. The Bank's management strives for operating efficiency and profitability and views banking services and the quality with which they are provided to be a key in competing effectively in the financial services industry.

Competition

  The banking industry in the Denver Metropolitan area is highly competitive. Throughout the late 1980s and 1990s, major regional publicly-traded bank holding companies such as Wells Fargo (formerly known as Norwest Corporation), U.S. Bancorp, Bank One Corporation, KeyCorp, Commercial Federal, Community First Bankshares and Zions Bancorporation established a presence in the Colorado banking market by acquiring financial institutions in the Denver Metropolitan area and throughout Colorado. Currently, the banking environment in the Denver Metropolitan area can be characterized by three different groups of banks: (i) regional bank holding companies headquartered outside of Colorado, (ii) one large financial institution with local headquarters (First Bank Holding Company of Colorado), and (iii) local banks.

  The Bank has competition within its market from both the locally-owned financial institutions and the major regional banks. Additionally, there is competition from savings and loan companies, credit unions, investment companies and other types of financial services companies. Many of the Bank's competitors are larger and substantially more capitalized than the Bank and therefore have more resources than the Bank for lending and to pay for mass advertising, technology and physical facilities. The primary factors affecting competition for deposits are interest rates, cost of services, the quality and range of financial products offered and the convenience of locations and office hours. The primary factors in competing for loans are interest rates, loan origination fees and the quality and range of lending products offered. Other factors which affect competition include the general availability and reliability of lendable funds/credit, general and local economic conditions and the quality of service and loan approval turn-around provided to the customers.

  The Bank believes that it has been successful in developing a niche of catering to the banking needs of its community by providing a comprehensive banking relationship. It further believes that this success is attributable in part to personal service and by striving to meet all of the customers' essential banking needs.

Regulation and Supervision

  Banking is a complex and highly regulated industry. The primary goals of the bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of monetary policy.

  Regulation of Metropolitan. As a bank holding company under the Bank Holding Company Act, Metropolitan is registered with and subject to regulation by the Federal Reserve Board. Metropolitan is required to file annual and other reports with, and furnish information to, the Federal Reserve Board, which may make inspections of Metropolitan.

  The Bank Holding Company Act provides that a bank holding company must obtain the prior approval of the Federal Reserve Board for the acquisition of more than 5% of the voting stock or substantially all the assets of any bank or bank holding company. In addition, the Bank Holding Company Act restricts the extension of credit to any bank holding company by its subsidiary bank. The Bank Holding Company Act also provides that, with certain exceptions, a bank holding company may not (i) engage in any actitivites other than those of banking or managing or controlling banks and other authorized subsidiaries or
(ii) own or control more than 5% of the voting shares of any company that is not a bank. The Federal Reserve Board has deemed certain limited activities to be closely related to banking and therefore permissible for a bank holding company to engage. Metropolitan has no intention of engaging in any such activities at this time.

  The Federal Reserve Board has cease-and-desist powers over parent holding companies and nonbanking subsidiaries where their actions would constitute a serious threat to the safety, soundness or stability of a subsidiary bank. Federal regulatory agencies also have authority to regulate debt obligations (other than commercial paper) issued by bank holding companies. This authority includes the power to impose interest ceilings and reserve requirements on such debt obligations. A bank holding company and its subsidiaries are also prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

  Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, Metropolitan is required to maintain minimum Tier 1 and total capital to risk-adjusted assets ratios of 4% and 8%, respectively, and a minimum of "leverage ratio" of 4%. At September 30, 1998 and December 31, 1997 and 1996, Metropolitan's Tier 1 and total capital to risk-weighted assets ratios and its leverage ratio were as follows.


                                                September 30,     December 31,
                                                     1998         1997    1996
                                                --------------    ----    ----

     Tier 1 to risk-weighted assets..........        11.4%         9.6%    9.9%
     Total capital to risk-weighted assets...        12.1%        10.4%   10.6%
     Leverage Ratio..........................         9.5%         7.6%    7.7%

  For a general discussion of the Federal Reserve Board's risk-based capital guidelines and the criteria applied to calculate the ratios, see "Certain Regulatory Considerations Pertaining to Wells Fargo --Regulatory Capital Standards and Related Matters."

  Regulation of the Bank. The Bank is subject to various requirements and restrictions under the laws of the United States and the State of Colorado, and to regulation, supervision and regular examination by the Federal Reserve Board and the Colorado Division of Banking. The Bank is subject to the power of the Federal Reserve Board to enforce compliance with applicable banking statutes and regulations. Such requirements and restrictions include requirements to maintain adequate capital and reserves against deposits, restrictions on the nature and amount of loans may be made and the interest that may be charged thereon and restrictions relating to investments and other activities of the Bank.

  The capital classification of a bank affects the frequency of examinations of the bank and impacts the ability of the bank to engage in certain activities and affects the deposit insurance premiums paid by such bank. The Bank's deposits are insured by the Bank Insurance Fund of the FDIC. Under applicable law, the FDIC is authorized to assess insurance premiums on a bank's deposits at a variable rate depending on the probability that the deposit insurance fund will incur a loss with respect to the bank. (Under prior law, the deposit insurance assessment was a flat rate, regardless of the likelihood of loss.) In this regard, the FDIC determines the deposit insurance assessment rates on the basis of the bank's capital classification and supervisory evaluations. Each of these categories have three subcategories, resulting in nine assessment risk classifications. The three subcategories with respect to capital are "well capitalized," "adequately capitalized," and "less than adequately capitalized." The three subcategories with respect to supervisory concerns are "healthy," "supervisory concern," and "substantial supervisory concern." A bank is deemed "healthy" if it is financially sound with only a few minor weaknesses. A bank is deemed subject to "supervisory concern" if it has weaknesses that, if not corrected, could result in significant deterioration of the bank and increased risk to the Bank Insurance Fund. A bank is deemed subject to "substantial supervisory concern" if it poses a substantial probability of loss to the Bank Insurance Fund.

  On November 14, 1995, the FDIC approved assessment rates applicable to BIF-insured institutions to a range of zero to 27 basis points from the previous range of 4 to 31 points. Deposit insurance premiums for Subgroup A institutions were reduced to zero beginning with the January 1, 1996 assessment period.
Banks within the Subgroup A category will be required to pay $1,000 per semiannual period as mandated by statute. The Bank was within the Subgroup A category as of December 31, 1997. For a general discussion concerning the criteria applied by the FDIC to determine an institution's insurance premium assessment rate, see "Certain Regulatory Considerations Pertaining to Wells Fargo"--FDIC Insurance."

  THE FOREGOING IS AN ATTEMPT TO SUMMARIZE SOME OF THE RELEVANT LAWS, RULES AND REGULATIONS GOVERNING BANKS AND BANK HOLDING COMPANIES, BUT DOES NOT PURPORT TO BE A COMPLETE SUMMARY OF ALL APPLICABLE LAWS, RULES AND REGULATIONS GOVERNING BANKS AND BANK HOLDING COMPANIES.

Employees

  Metropolitan is a bank holding company and primarily conducts is operations through its subsidiary, the Bank. Metropolitan does not have any full-time employees, and all operations personnel are employed by the Bank. The Bank had approximately 46 full-time equivalent employees as of September 30, 1998. None of the employees are represented by any collective bargaining agreement, and management believes its employee relations are good. Metropolitan and its subsidiaries are equal opportunity employers and provide equal employment opportunities to individuals without regard to race, sex, national origin, religion, veteran status, handicap or familial status.

Properties

  The operations of Metropolitan are conducted primarily at the offices of the Bank located at 19590 E. Mainstreet, Parker, Colorado. The Bank currently conducts business operations at 5 locations, including two locations in Parker and locations in southeast Denver, Franktown and Elizabeth. A description of these properties is presented below. The Bank owns the Parker drive-up facility and the southeast Denver facility and leases its remaining facilities. In addition to the four ATMs at the Bank's facilities, the Bank owns one free standing ATM in the town of Kiowa.


Property                              Location               Description
--------                              --------               -----------
Parker - Main Bank                    19590 E. Mainstreet    8,652 square foot two
                                      Parker, CO 80138       story building with an attached
                                                             canopy and two drive-in facilities.

Parker North Branch                   10365 S. Parker Rd.    Approximately 600 square
Drive-Up                              Parker, CO 80134       foot stand alone facility
                                                             with five drive-ups, including
                                                             one automated teller machine.

Franktown Branch                      2195 N. Hwy. 83        1,928 square foot one story
                                                             building with two drive-in
                                                             facilities and one automated
                                                             teller machine.

Southeast Denver Branch               3655 S. Monaco Pkwy.   2,000 square foot one
                                      Denver, CO 80237       story building with three
                                                             drive-ups, including one
                                                             automated teller machine.

Elizabeth Branch                      165 Main Street        350 square foot store front
                                      Elizabeth, CO 80107    with one automated teller machine.


Indebtedness of Metropolitan

  Metropolitan has incurred indebtedness in connection with the acquisition of the Bank (the "Metropolitan Loan"). The Metropolitan Loan is represented by a note payable to US Bank (the "Lender"), which has an aggregate principal balance of $1,125,000 as of September 30, 1998. The Metropolitan Loan is collateralized by a pledge of all of the stock of the Bank. The Metropolitan Loan bears an interest rate equal to, at Metropolitan's option, the prime rate less 0.5% or the Eurodollar Rate plus 2.3%, as they may change from time to time. The Metropolitan Loan matures on January 10, 2001 and payments of $37,500 in principal, plus accrued interest, are due quarterly.

Material Contracts

  Under an arrangement with the Bank, Overline, LLC ("Overline") purchases from the Bank the "overline" when a borrower exceeds the Bank's lending limit. (The overline is the amount by which the loan exceeds the lending limit.) Overline does not participate in the loan fees and earns the note rate on the portion of the loan participated from the Bank.

  Overline is owned equally by Messrs. Robert W. Graf and Murray Hayutin and East Side Auto. Mr. Graf is an executive officer and a director of Metropolitan and the beneficial owner of more than 5% of Metropolitan common stock. Mr. Hayutin is a director of Metropolitan and the beneficial owner of more than 5% of Metropolitan common stock. East Side Auto is owned and controlled by Lester Gold and Steve Cohen, each of whom is a director of Metropolitan and the beneficial owner of more than 5% of Metropolitan common stock.

Holders and Market

  At September 30, 1998, 41,250 outstanding shares of Metropolitan common stock were owned of record by 35 shareholders, and options to acquire 6,300 shares were held by five employees. There is no established public market for Metropolitan common stock, nor any published quotations for such shares. Metropolitan acts as its own transfer agent and registrar with respect to Metropolitan common stock.

Legal Proceedings

  The Bank periodically is involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans and other issues incident to the Bank's business. Management of Metropolitan does not believe there is any proceeding, threatened or pending against Metropolitan or the Bank which, if determined adversely, would have a materially adverse effect on the financial position or results of operation of Metropolitan.

Security Ownership of Certain Beneficial Owners and Management of Metropolitan

  The following table sets forth, as of February 5, 1999, (i) the names and addresses of each beneficial owner of more than 5% of Metropolitan common stock, showing the amount and nature of such beneficial ownership, (ii) the names of each director and executive officer of Metropolitan, and the number of shares of Metropolitan common stock beneficially owned by each director and executive officer and (iii) the number of shares of Metropolitan common stock owned beneficially by all directors and executive officers as a group. None of the shareholders listed herein would own, on a pro forma basis after giving effect to the Merger, more than 1% of the issued and outstanding shares of Wells Fargo common stock.


Name and Address            Metropolitan Common Stock   Percent of
of Beneficial Owner         Beneficially Owned          Class
-------------------         ------------------          -----
Robert W. Graf+(2)               15,000                  31.5%
16289 E. Powers Pl.
Aurora, Colorado 80015

Steven M. Cohen+(3)               5,000                  10.5%
3600 S. Yosemite St.
Denver, Colorado 80237

Lester Gold +(4)                  5,000                  10.5%
3600 S. Yosemite St.
Denver, Colorado 80237

Norman J. Gray +                    500                   1.0%
1600 S. Albion St.
Denver, Colorado 80222


Harold Guzofsky + (5)                       250              *
9400 E. Maplewood #13
Englewood, Colorado 80111

Murray Hayutin +                          2,500             5.3%
455 Sherman St.
Denver, Colorado 80209

Emil Hecht                                2,500             5.3%
6302 E. Radcliffe Ave.
Englewood, Colorado 80111

Walter F. Imhoff and                      2,500             5.3%
Georgia R. Imhoff
1125 Seventeenth Street, Suite 1600
Denver, Colorado 80202

Raymond L. Friedlob+(6)                   1,500             3.2%
1400 Glenarm, Suite 300
Denver, CO 80237

All directors and executive              29,750            62.6%
officers as a group (7 persons)
* Less than 1%
+ Director of Metropolitan

(1) Unless otherwise indicated, each individual is the record owner of, and has sole voting and investment power with respect to all shares of Metropolitan of which he is the beneficial owner. All percentages are based on 47,550 shares of Metropolitan common stock issued and outstanding.

(2) Mr. Graf serves as Chairman, Chief Executive Officer, President and Treasurer of Metropolitan. Includes 10,000 shares owned by the Robert W. Graf Family Partnership, over which Mr. Graf has voting power.

(3) Mr. Cohen serves as Secretary of Metropolitan.

(4) Includes 3,800 shares owned by Gold Family LLC, over which Mr. Gold has voting power.

(5) Includes 250 shares owned by Polaris Partners LLC, over which Mr. Guzofsky has voting power.

(6) Includes 1,300 shares owned by the Raskin & Friedlob Profit Sharing Plan. Mr. Friedlob is one of four trustees of the plan who share voting and investment power over such shares. Also includes 200 shares owned by the law firm of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC over which Mr. Friedlob shares voting and investment power.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                     OF METROPOLITAN'S FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


  Results of operations for the periods presented reflect a number of significant events or factors. As discussed in more detail in the "Selected Historical Financial Information" the financial information for December 31, 1995, 1994 and 1993 are that of the predecessor and were derived from the financial statements of the Community Bank of Parker. Because the financial information of the predecessor is presented on a cost basis different from that of Metropolitan after the acquisition, the financial information for December 31, 1995, 1994 and 1993 is not comparable to the financial information for December 31, 1997 and 1996. Additionally, during 1997 Metropolitan added two new branches and a stand alone drive through facility which resulted in a significant increase in its loans and deposits and an increase in operating costs.

  This section presents an analysis of the consolidated financial condition of Metropolitan at September 30, 1998 and 1997, and December 31, 1997 and 1996 and that of the predecessor for December 31, 1995, and the consolidated results of operations for the nine months ended September 30, 1998 and 1997, and for the years ended December 31, 1997, 1996 and 1995. This analysis should be read in conjunction with the consolidated financial statements and notes thereto and financial data presented elsewhere in this proxy statement-prospectus.

Results of Operations

  For the Nine Months Ended September 30, 1998 and 1997 (unaudited)

  Generally. Net income for the nine months ended September 30, 1998 was $934,000 compared to $379,000 for the nine months ended September 30, 1997. The increase in net income resulted primarily from two branches which opened in April and July of 1997, and were operating for the entire nine month period ended September 30, 1998.

  A discussion of changes in the major components of net income for the nine months ended September 30, 1998 and 1997 are as follows:

  Net Interest Income. Net interest income is the principal source of Metropolitan's net income and represents the difference between interest income and interest expense. Net interest income increased approximately $734,000 in 1998 compared to 1997 as a result of an increase in average interest-earning assets of $13,441,000 offset by an increase in average interest-bearing liabilities of $5,280,000. Interest rate spread was 5.96% and 6.28%, and net interest margin was 7.34% and 7.36% for 1998 and 1997, respectively.

  The following schedules provide a summary of net interest income, average earning asset balances and the related interest rates/yields for the nine-month periods indicated. Nonaccruing loans are included in the interest-earning assets; interest income on such loans is recorded when received.

                                                               Nine Months Ended September 30, 1998
                                                  --------------------------------------------------------------
                                                                   Percent          Interest
                                                   Average         of Total         Income/          Average
                                                   Balance         Assets           Expense        Yield/Rate(1)
                                                   -------         ------           -------        -------------
                                                                      (Dollars in Thousands)
Interest-earning assets
 Loans, including $687 in loan fees               $ 46,538          63.16%          $ 4,302                12.33%
 Taxable securities                                  9,621          13.06%              400                 5.54%
 Nontaxable securities                                 909           1.23%               31                 4.55%
 Federal funds sold                                  7,767          10.54%              310                 5.32%
 Other interest earning assets                         355           0.48%                8                 3.00%
                                                  -----------------------------------------
     Total interest-earning assets                  65,190          88.47%            5,051                10.33%

Non-interest-earning assets:
 Cash and due from banks                             4,132           5.61%
 Premises and equipment                              2,111           2.86%
 Other assets                                          549           0.75%
 Goodwill                                            2,048           2.78%
 Allowance for possible loan losses                   (345)        (0.47)%
                                                  ------------------------
     Total assets                                 $ 73,685         100.00%
                                                  ------------------------

Interest-bearing liabilities:
 NOW accounts                                     $  2,926           3.97%               39                 1.78%
 Savings accounts                                    6,459           8.77%              144                 2.97%
 Money market accounts                              16,107          21.86%              440                 3.64%
 Certificates of deposits and IRA's                 17,452          23.68%              748                 5.71%
 Short-term borrowings                                 476           0.65%               20                 5.60%
 Notes payable                                       1,163           1.58%               69                 7.91%
                                                  -----------------------------------------
     Total interest-bearing liabilities             44,583          60.51%            1,460                 4.37%

Non-interest bearing liabilities
 Demand deposits                                    19,330          26.23%
 Other liabilities                                   3,744           5.08%
                                                  ------------------------
     Total liabilities                              67,657          91.82%
Stockholders' equity                                 6,028           8.18%
                                                  ------------------------
  Total liabilities and stockholders' equity      $ 73,685         100.00%
                                                  ------------------------


Net interest income                                                                 $ 3,591
                                                                                -----------

Interest rate spread                                                                                        5.96%
                                                                                                       ----------

Net interest margin                                                                                         7.34%
                                                                                                       ----------

     (1)  Annualized


                                                                 Nine Months Ended September 30, 1997
                                                     ----------------------------------------------------------
                                                                       Percent       Interest
                                                      Average          of Total      Income/        Average
                                                      Balance          Assets        Expense      Yield/Rate(1)
                                                      -------          ------        -------      -------------
                                                                      (Dollars in Thousands)
Interest-earning assets:
 Loans, including $560 in loan fees                  $ 40,348           68.86%       $ 3,708           12.25%
 Taxable securities                                     9,250           15.79%           391            5.64%
 Nontaxable securities                                    626            1.07%            22            4.69%
 Federal funds sold                                     1,179            2.01%            45            5.09%
 Other interest earning assets                            346            0.59%            13            5.01%
                                                     ---------------------------------------
     Total interest-earning assets                     51,749           88.32%         4,179           10.77%

Non-interest-earning assets:
 Cash and due from banks                                3,019            5.16%
 Premises and equipment                                 1,654            2.82%
 Other assets                                             276            0.47%
 Goodwill                                               2,209            3.77%
 Allowance for possible loan losses                      (317)         (0.54)%
                                                     -------------------------
     Total assets                                    $ 58,590          100.00%
                                                     -------------------------

Interest-bearing liabilities:
 NOW accounts                                        $  2,060            3.52%            25            1.62%
 Savings accounts                                       5,843            9.97%           132            3.01%
 Money market accounts                                 12,939           22.09%           345            3.56%
 Certificates of deposits and IRA's                    16,589           28.31%           724            5.82%
 Short-term borrowings                                    541            0.92%            18            4.44%
 Notes payable                                          1,331            2.27%            78            7.81%
                                                     ---------------------------------------
     Total interest-bearing liabilities                39,303           67.08%         1,322            4.49%

Non-interest bearing liabilities
 Demand deposits                                       12,323           21.03%
 Other liabilities                                      1,896            3.24%
                                                     -------------------------
     Total liabilities                                 53,522           91.35%
Stockholders' equity                                    5,068            8.65%
                                                     -------------------------
  Total liabilities and stockholders' equity         $ 58,590          100.00%
                                                     -------------------------

Net interest income                                                                  $ 2,857
                                                                                ------------

Interest rate spread                                                                                         6.28%
                                                                                                      ------------

Net interest margin                                                                                          7.36%
                                                                                                      ------------

     (1)  Annualized

  Net interest income is affected both by the interest rate earned and paid and by changes in volume, principally in loans, investment securities, deposits and borrowed funds. The following table depicts the dollar effect and rate changes for interest-earning assets and interest-bearing liabilities and the resulting change in interest income and interest expense:

                                                 Nine Months Ended September 30,
                                                 1998 Compared to September 30, 1997
                                                   Increase (Decrease) due to
                                            -------------------------------------------------------------------
                                                                                      Rate/
                                                    Rate            Volume            Volume          Net
                                                    ----            ------            ------          ---
                                               (Dollars in Thousands)
Interest earning assets:
  Loans receivable                                 $  22             $ 569              $  3        $ 594
  Taxable securities                                  (6)               15                 -            9
  Nontaxable securities                               (1)               10                 -            9
  Federal funds sold                                   2               252                11          265
  Other interest earning assets                       (5)                -                 -           (5)
                                                 ----------------------------------------------------------
Total net change in income on
  interest earning assets                             12               846                14          872
                                                 ----------------------------------------------------------

Interest bearing liabilities:
  NOW accounts                                         2                11                 1           14
  Savings accounts                                    (2)               14                 -           12
  Money market accounts                                9                84                 2           95
  Certificates of deposit and IRA's                  (13)               37                 -           24
  Short-term borrowings                                5                (2)               (1)           2
  Notes payable                                        1               (10)                -           (9)
                                                 ----------------------------------------------------------

Total net change in expense on
  interest bearing liabilities                         2               134                 2          138
                                                 ----------------------------------------------------------


Net change in net interest income                  $  10             $ 712              $ 12        $ 734
                                                 ----------------------------------------------------------

  Provision for Possible Loan Losses. The provision for possible loan losses decreased by $100,000 for the nine months ended September 30, 1998 compared with the nine months ended September 30, 1997; as management determined that the current exposure for possible loan losses did not warrant an increase in the allowance for possible loan losses.

  Noninterest Income. Non-interest income increased by $74,000 in the nine months ended September 30, 1998 compared with the nine months ended September 30, 1997. This included an increase of $39,000 in service charge income, an increase of $58,000 in other income primarily resulting from a litigation settlement, offset by a $23,000 decrease in credit card income.

  Noninterest Expense. Non-interest expense increased by $17,000 for the nine months ended September 30, 1998 compared with the nine months ended September 30, 1997. This increase resulted primarily from an aggregate increase of $129,000 in salaries, occupancy, data processing and depreciation, as a result of the costs associated with the two additional branches, offset by a $112,000 decrease in other expenses primarily resulting from start up costs incurred in 1997 related to the opening of the branches.

  Years Ended December 31, 1997, 1996 and 1995

  Generally. Net income was $598,000, $835,000, and $567,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

  The decrease in net income for 1997 compared to 1996 was caused primarily by the start up costs associated with the opening of two branches in April and July 1997.

  The increase in net income for 1996 compared to 1995 was caused primarily by the increase in average interest earning-earning assets of $14,111,000 due to the new management of Metropolitan resulting from the January 10, 1996 acquisition of the Community Bank of Parker by Metropolitan and nonrecurring employee performance awards paid to the former employees of the Community Bank of Parker of $220,000 in 1995.

  Following is a discussion of changes in the major components of net income for the years ending December 31, 1997, 1996 and 1995:

  Net Interest Income. Net interest income is the principal source of Metropolitan's net income and represents the difference between interest income and interest expense. Net interest income increased approximately $635,000 in 1997 compared to 1996 as a result of an increase in average interest-earning assets of $8,492,000 offset by an increase in average interest-bearing liabilities of $7,288,000. Interest rate spread was 6.29% and 6.25%, and net interest margin was 7.40% and 7.39%, for 1997 and 1996, respectively.

  Net interest income increased approximately $744,000 in 1996 compared to 1995 as a result of an increase in average interest-earning assets of $14,111,000 offset by an increase in average interest-bearing liabilities of $12,180,000. Interest rate spread was 6.25% and 7.16% for 1996 and 1995, respectively.

  The following schedules provide a summary of net interest income, average earning asset balances and the related interest rates/yields for the periods indicated. Nonaccruing loans are included in the interest-earning assets; interest income on such loans is recorded when received.

                                                 Year Ended December 31, 1997
                                            -------------------------------------------------------------------------
                                                                    Percent          Interest
                                                   Average         of Total          Income/                Average
                                                   Balance          Assets           Expense              Yield/Rate
                                               ---------------   -------------   ----------------        -------------
                                                    (Dollars in Thousands)
Interest-earning assets:
 Loans, including $738 in loan fees                $41,023          68.94%          $ 5,044                 12.30%
 Taxable securities                                  9,222          15.50%              516                  5.60%
 Nontaxable securities                                 659           1.11%               32                  4.86%
 Federal funds sold                                  1,241           2.08%               73                  5.88%
 Other interest earning assets                         346           0.58%               19                  5.49%
                                                   ----------------------------------------
     Total interest-earning assets                  52,491          88.21%            5,684                 10.83%

Noninterest-earning assets:
 Cash and due from banks                             3,085           5.18%
 Premises and equipment                              1,784           3.00%
 Other assets                                          278           0.47%
 Goodwill                                            2,195           3.69%
 Allowance for possible loan losses                   (329)        (0.55)%
                                                   ----------------------
     Total assets                                  $59,504         100.00%
                                                   ----------------------

Interest-bearing liabilities:
 NOW accounts                                      $ 2,131           3.58%               38                  1.78%
 Savings accounts                                    5,895           9.91%              178                  3.02%
 Money market accounts                              13,157          22.11%              476                  3.62%
 Certificates of deposits and IRA's                 16,662          28.00%              976                  5.86%
 Short-term borrowings                                 534           0.90%               32                  5.99%
 Notes payable                                       1,294           2.17%              100                  7.73%
                                                   ----------------------------------------
     Total interest-bearing liabilities             39,673          66.67%            1,800                  4.54%

Noninterest-bearing liabilities:
 Demand deposits                                    12,708          21.36%
 Other liabilities                                   1,963           3.30%
                                                   ----------------------
     Total liabilities                              54,344          91.33%
Stockholders' equity                                 5,160           8.67%
                                                   ----------------------
  Total liabilities and stockholders' equity       $59,504         100.00%
                                                   ----------------------
Net interest income                                                                 $ 3,884
                                                                                    -------
Interest rate spread                                                                                         6.29%
                                                                                                            -----
Net interest margin                                                                                          7.40%
                                                                                                            -----



                                                Year Ended December 31, 1996
                                                ---------------------------------------------------------------
                                                                       Percent         Interest
                                                      Average          of Total        Income/          Average
                                                      Balance          Assets          Expense         Yield/Rate
                                                      -------          ------          -------         ----------
                                                 (Dollars in Thousands)
Interest-earning assets:
 Loans, including $653 in loan fees                  $ 32,528           65.48%         $ 4,047           12.44%
 Taxable securities                                     9,501           19.13%             503            5.30%
 Nontaxable securities                                    275            0.55%              14            4.95%
 Federal funds sold                                     1,493            3.01%              75            5.05%
 Other interest earning assets                            202            0.41%               8            3.95%
                                                     -----------------------------------------
     Total interest-earning assets                     43,999           88.58%           4,647           10.56%

Noninterest-earning assets:
 Cash and due from banks                                2,222            4.47%
 Premises and equipment                                   806            1.62%
 Other assets                                             628            1.26%
 Goodwill                                               2,253            4.54%
 Allowance for possible loan losses                      (235)         (0.47)%
                                                     -------------------------
     Total assets                                    $ 49,673          100.00%
                                                     -------------------------

Interest-bearing liabilities:
 NOW accounts                                        $  1,127            2.27%               9            0.80%
 Savings accounts                                       4,602            9.26%             137            2.98%
 Money market accounts                                 13,167           26.51%             433            3.29%
 Certificates of deposits and IRA's                    11,654           23.46%             679            5.83%
 Short-term borrowings                                    391            0.79%              21            5.37%
 Notes payable                                          1,444            2.91%             119            8.24%
                                                     -----------------------------------------
     Total interest-bearing liabilities                32,385           65.20%           1,398            4.32%

Noninterest-bearing liabilities:
 Demand deposits                                       10,380           20.90%
 Other liabilities                                      2,630            5.29%
                                                     -------------------------
     Total liabilities                                 45,395           91.39%
Stockholders' equity                                    4,278            8.61%
                                                     -------------------------
  Total liabilities and stockholders' equity         $ 49,673          100.00%
                                                     -------------------------

Net interest income                                                                    $ 3,249
                                                                                --------------

Interest rate spread                                                                                      6.25%
                                                                                                 --------------

Net interest margin                                                                                       7.39%
                                                                                                 --------------


                                                 Year Ended December 31, 1995
                                              ---------------------------------------------------------------
                                                                      Percent         Interest
                                                      Average         of Total        Income/        Average
                                                      Balance         Assets          Expense      Yield/Rate
                                                      -------         ------          -------      ----------
                                               (Dollars in Thousands)
Interest-earning assets:
 Loans, including $286 in loan fees                  $ 24,391           74.82%        $ 2,958        12.13%
 Taxable securities                                     2,593            7.96%            132         5.09%
 Nontaxable securities                                      -               -               -            -
 Federal funds sold                                     2,879            8.83%            173         6.01%
 Other interest earning assets                             25            0.08%              2         8.00%
                                                     ----------------------------------------
     Total interest-earning assets                     29,888           91.69%          3,265        10.92%

Non-interest-earning assets:
 Cash and due from banks                                1,721            5.28%
 Premises and equipment                                   602            1.85%
 Other assets                                             578            1.77%
 Goodwill                                                   -               -
 Allowance for possible loan losses                      (191)         (0.59)%
                                                     -------------------------
     Total assets                                    $ 32,598          100.00%
                                                     -------------------------

Interest-bearing liabilities:
 NOW accounts                                        $  1,103            3.38%             11         1.00%
 Savings accounts                                       3,517           10.79%            104         2.96%
 Money market accounts                                  8,857           27.17%            287         3.24%
 Certificates of deposits and IRA's                     6,728           20.64%            358         5.32%
 Short-term borrowings                                      -               -               -            -
 Notes payable                                              -               -               -            -
                                                     ----------------------------------------
     Total interest-bearing liabilities                20,205           61.98%            760         3.76%

Non-interest bearing liabilities
 Demand deposits                                        6,877           21.10%
 Other liabilities                                      2,868            8.80%
                                                     -------------------------
     Total liabilities                                 29,950           91.88%
Stockholders' equity                                    2,648            8.12%
                                                     -------------------------
  Total liabilities and stockholders' equity         $ 32,598          100.00%
                                                     -------------------------

Net interest income                                                                   $ 2,505
                                                                                 ------------

Interest rate spread                                                                                  7.16%
                                                                                                -----------

Net interest margin                                                                                   8.38%
                                                                                                -----------

  Net interest income is affected both by the interest rate earned and paid and by changes in volume, principally in loans, investment securities, deposits and borrowed funds. The following table depicts the dollar effect and rate changes for interest-earning assets and interest-bearing liabilities and the resulting change in interest income and interest expense:

                                              Year Ended December 31,                      Year Ended December 31
                                       1996 Compared to December 31, 1995           1997 Compared to December 31, 1996
                                            Increase (Decrease) Due to                   Increase (Decrease) Due to
                                       -------------------------------------        -------------------------------------
                                                           Rate/                                        Rate/
                                       Rate      Volume    Volume       Net         Rate      Volume    Volume      Net
                                       ----      ------    ------      -----        ----      ------    ------     ------
                                       (Dollars in Thousands)
Interest earning assets:
  Loans receivable                      $(48)     $1,057    $(12)     $  997         $ 77      $  986    $  26     $1,089
  Taxable securities                      28         (15)      -          13            5         352       14        371
  Nontaxable securities                    -          19      (1)         18            -           -       14         14
  Federal funds sold                      13         (13)     (2)         (2)         (28)        (83)      13        (98)
  Other interest earning assets            3           6       2          11           (1)         14       (7)         6
                                        ---------------------------------------------------------------------------------

Total net change in income on
  interest earning assets                 (4)      1,054     (13)      1,037           53       1,269       60      1,382
                                        ---------------------------------------------------------------------------------

Interest bearing liabilities:
  NOW accounts                            11           8      10          29           (2)          -        -         (2)
  Savings accounts                         2          38       1          41            1          32        -         33
  Money market accounts                   43           -       -          43            4         140        2        146
  Certificates of deposit and IRA's        4         292       1         297           34         262       25        321
  Short-term borrowings                    2           8       1          11            -           -       21         21
  Notes payable                           (7)        (12)      -         (19)           -           -      119        119
                                        ---------------------------------------------------------------------------------

Total net change in expense
 on interest bearing liabilities          55         334      13         402           37         434      167        638
                                        -----     ------    ----      ------         ----      ------    -----     ------

Net change in net interest income       $(59)     $  720    $(26)     $  635         $ 16      $  835    $(107)    $  744
                                        ====      ======    ====      ======         ====      ======    =====     ======

     NonInterest Income. Noninterest income decreased by $22,000 for the year ended December 31, 1997 compared with the year ended December 31, 1996. This included a decrease of $38,000 in credit card and other income, offset by an increase in service charge income of $16,000.

     Noninterest income decreased by $23,000 for the year ended December 31, 1996 compared with the year ended December 31, 1995. This included an increase of $242,000 in service charge income, as the new management focused on fee income products, offset by a decrease in other income of $239,000 primarily as a result of a reduction in SBA participation fees as the new management discontinued substantially all of the SBA products and a $26,000 decrease in credit card income.

     Noninterest Expense. Noninterest expense increased by $861,000 for the year ended December 31, 1997 compared with the year ended December 31, 1996. This included an increase of $348,000 in salaries and employee benefits, an increase in occupancy expense of $18,000, an increase in depreciation and amortization of $110,000, and an increase in other expense of $157,000, all resulting from the opening of two branches in April and July 1997 and a stand alone drive through facility opened in January 1997. In addition data processing expense increased $228,000 as a result of the increase in the volume of transactions due to the growth of Metropolitan and an increase in costs associated with the use of a service bureau beginning in November 1996. Through November 1996 data processing was performed in-house.

  Noninterest expense increased by $281,000 for the year ended December 31, 1996
compared with the year ended December 31, 1995.   This included an increase of
$166,000 in depreciation and amortization primarily as a result of the increase in amortization on goodwill recorded on the acquisition of the Community Bank of Parker by Metropolitan and an aggregate increase of $115,000 in other expenses primarily as a result of additional costs associated with the new management of Metropolitan.

Financial Condition

  Loans. Metropolitan's loan portfolio has increased by $28,162,000 from December 31, 1993 to 1997. Metropolitan's market area has been positively affected by significant growth in the residential real estate market. Approximately 94% of the loan growth from December 31, 1993 to December 31, 1997 was from real estate loans. The increase in real estate loans has been offset by a decrease in leases, credit card loans and SBA loans. The decreases in these segments of the loan portfolio primarily began in 1996 after the acquisition of the Community Bank of Parker by Metropolitan, as the new management put less emphasis on these loan product types.

  The following table sets forth the composition of the loan portfolio for the periods presented:

                                                                  Aggregate Principal Amount
                                 ----------------------------------------------------------------------------------------
                                         September 30,                                 December 31,
                                 -------------------------       --------------------------------------------------------
                                       1998         1997           1997        1996        1995        1994        1993
                                       ----         ----           ----        ----        ----        ----        ----
                                    (Dollars in Thousands)
Type of loans:
 Real estate                          $ 34,058    $ 30,758       $ 30,821    $ 20,414    $ 12,736    $  7,312    $  4,414
 Commercial                              4,531       3,016          3,197       2,198       2,761       1,924       2,121
 Installment                             2,201       2,358          2,419       2,870       2,885       3,262       2,567
 Equity line of credit                   1,363       2,612          2,378       4,558           -           -           -
 Small Business Admin.                     787        1639          2,249       1,650       2,219       1,638           -
 Leases                                  1,275       1,767          1,915       3,619       4,913       5,726       3,474
 Credit cards                            1,110       1,483          1,399       1,877       2,278       2,832       3,028
 Other                                       8          18             33          43         185         211         595
                                      --------------------       --------------------------------------------------------
    Total loans                       $ 45,333    $ 43,651       $ 44,361    $ 37,229    $ 27,977    $ 22,905    $ 16,199
                                      --------------------       --------------------------------------------------------

                                                                Percentage of Loan Portfolio
Type of Loans:
 Real estate                             75.13%      70.46%         69.48%      54.83%      45.53%      31.92%      27.25%
 Commercial                               9.99%       6.91%          7.21%       5.91%       9.87%       8.40%      13.09%
 Installment                              4.85%       5.40%          5.45%       7.71%      10.31%      14.24%      15.85%
 Equity Line of Credit                    3.01%       5.98%          5.25%      12.24%          -           -           -
 Small Business Admin                     1.74%       3.76%          5.07%       4.43%       7.93%       7.15%          -
 Leases                                   2.81%       4.05%          4.32%       9.72%      17.56%      25.00%      21.45%
 Credit cards                             2.45%       3.40%          3.15%       5.04%       8.14%      12.37%      18.69%
 Other                                    0.02%       0.04%          0.07%       0.12%       0.66%       0.92%       3.67%
                                      --------------------       --------------------------------------------------------
    Total loans                         100.00%     100.00%        100.00%     100.00%     100.00%     100.00%     100.00%
                                      --------------------       --------------------------------------------------------

  The following table sets forth the maturity composition and interest sensitivity of total loans at September 30, 1998 and December 31, 1997:

                                                               September 30, 1998

                                                                                     Interest Sensitivity
                                                                               -------------------------------
                                                                                    Fixed            Variable
                                                Amount           Percentage          Rate              Rate
                                                ------           ----------          ----              ----
                                            (Dollars in Thousands)
Maturing:
In one year or less                             $ 37,441           82.59%          $  4,329           $ 33,112
After one through
five years                                         6,520           14.38%             6,520                  -
After five years                                   1,372            3.03%             1,372                  -
                                              ----------------------------------------------------------------
     Total loans                                $ 45,333          100.00%          $ 12,221           $ 33,112
                                              ----------------------------------------------------------------


                                                      December 31, 1997
                                                                                          Interest Sensitivity
                                                                                      --------------------------------
                                                                                            Fixed           Variable
                                                            Amount       Percentage         Rate              Rate
                                                            ------       ----------         ----              ----
                                                            (Dollars in Thousands)
Maturing:
In one year or less                                       $ 37,666            84.91%      $ 2,559           $ 35,107
After one through five years                                 6,449            14.54%        6,214                235
After five years                                               246             0.55%          246                  -
                                                          ----------------------------------------------------------
     Total loans                                          $ 44,361           100.00%      $ 9,019           $ 35,342
                                                          ----------------------------------------------------------

  Provision for Loan Losses and Allowance for Loan Losses. Following is a table of activity for loan losses for the periods presented:

                                                 Nine Months Ended
                                                   September 30,                          Years Ended December 31,
                                                1998         1997        1997        1996         1995          1994        1993
                                                ----         ----        ----        ----         ----          ----        ----
                                                (Dollars in Thousands)
Balance at beginning of period                 $ 367        $ 267       $ 267       $ 209        $ 170         $ 200       $ 122

Provision for possible loan losses                60          160         180         140          104           125          165

Charge-offs:
  Real estate                                      -            5           5           -            -             -            -
  Commercial                                       5           12          20          11            2            39            -
  Installment                                     49           22          30           -           43            98           30
  Leases                                          11            -           -          44            2             -            -
  Credit cards                                    53           61          77          67           55            73           64
                                         ----------------------------------------------------------------------------------------
      Total charge-offs                          118          100         132         122          102           210           94

Recoveries:
  Real estate                                      -            -           -           -            -             -            -
  Commercial                                       1            -           -           2            9             5            -
  Installment                                     19           11          14          22            5            26            2
  Leases                                           -           28          28           1            2             -            -
  Credit cards                                    14            9          10          15           21            24            5
                                         ----------------------------------------------------------------------------------------
      Total recoveries                            34           48          52          40           37            55            7

      Net charge-offs                             84           52          80          82           65           155           87
                                         ----------------------------------------------------------------------------------------
      Balance at end of period                 $ 343        $ 375       $ 367       $ 267        $ 209         $ 170        $ 200
                                         ----------------------------------------------------------------------------------------

Ratio of net charge-offs to average
 loans outstanding during the period            0.18%        0.13%       0.20%       0.25%        0.27%         0.79%        0.62%

     The allowance for loan losses is not allocated to specific categories of loans. However, based on Metropolitan's review of remaining collateral and/or financial condition or identified loans with characteristically more than a normal degree of risk, historical loans loss percentages, and economic conditions, management believes the allowance for loan losses at September 30, 1998, is adequate to cover losses inherent in the portfolio.

     The reserve for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the reserve for loan losses when management believes that the collectibility of the principal is unlikely. The reserve is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

     Non-performing Assets. Non-performing assets are defined as loans delinquent 90 or more days, nonaccrual loans, restructured loans, and foreclosed loans. Such assets do not necessarily represent future losses to Metropolitan since underlying collateral can be sold and the financial condition of the borrowers may improve. The following table sets forth the detail of nonperforming loans.

                                          September 30,                           December 31,
                                       --------------------     --------------------------------------------------
                                          1998      1997           1997      1996      1995      1994      1993
                                          ----      ----           ----      ----      ----      ----      ----
                                                                    (Dollars in Thousands)
Nonaccrual loans                          $250       $28           $76       $335       $ -      $ -       $24
Loans past due 90 days or more:            404         7             3        124        28       23        19
                                          --------------           -------------------------------------------
     Total nonperforming loans            $654       $35           $79       $459       $28      $23       $43
                                          ==============           ===========================================

     Total non-performing loans as a percentage of total loans was 1.44% and 0.08% for the nine months ended September 30, 1998 and 1997, respectively, and 0.18%, 1.23% and 0.10% for the years ended December 31, 1995, 1996 and 1997, respectively. At September 30, 1998 the nonaccrual loans consisted of one real estate loan and substantially all of the loans past due 90 days or more consisted of two real estate loans. Management does not believe there will be any losses associated with the loans as they have estimated that the underlying collateral could be sold for in excess of the loan balances.

     Metropolitan's policy is to discontinue accruing interest on loans when principal or interest is due and remains unpaid for 90 days or more, unless the loan is well secured and in the process of collection. The additional interest income that Metropolitan would have recognized for the nine months ended September 30, 1998 and for the period ended December 31, 1997, if contractual interest on these loans has been recognized is insignificant.

     At September 30, 1998, there were no commitments to lend additional funds to borrowers whose loans were considered non-performing.

     Management is not aware of any loans which were not included as non-performing loans where known information about possible credit problems causes serious doubts as to the borrower's ability to comply with repayment terms which may result in such loans becoming non-performing.

     The loan portfolio does not include any loans to foreign countries or highly leveraged transaction loans. Senior management closely monitors concentrations to individual customers and actively participates within their lending areas. Metropolitan has written policies that require security for loans including liens on residential mortgage loans and certain of the other loans secured by real estate. In addition, policies and procedures are in place to assess the creditworthiness of borrowers for all loans and commitments. A borrower's ability to honor loan contracts can be largely dependent upon economic conditions within Metropolitan's market areas.

     Investments. Metropolitan accounts for investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Under SFAS 115, each security is classified as either trading, available for sale, or held to maturity. All of Metropolitan's securities are classified as held to maturity and are recorded at amortized cost.

     The following table presents the composition of investment securities for the periods presented:

                                                       September 30,                    December 31,
                                                 -------------------------     ------------------------------
                                                    1998           1997           1997      1996      1995
                                                    ----           ----           ----      ----      -----
                                                 (Dollars in Thousands)
Held to Maturity:
  U.S. Treasury and agency securities             $9,004         $8,017         $8,015    $8,211    $2,556
  State and county municipal bonds                   925            755            825       480         -
  Mortgage backed securities                          36          1,038          1,039     1,040         -
  Other securities                                     -             46             39       163       148
                                                  ---------------------         --------------------------
Total                                             $9,965         $9,856         $9,918    $9,894    $2,704
                                                  =====================         ==========================

     Investment Securities--Maturities and Yields. The following tables show the maturities and yields of the various forms of investment securities at September 30, 1998 and December 31, 1997.


                                                                          September 30, 1998
                                            ---------------------------------------------------------------------------
                                               In one             After one          After five           After
                                            year or less        to five years       to ten years        ten years
                                            ------------        -------------       ------------        ---------
                                            Amount    Yield     Amount    Yield     Amount    Yield     Amount    Yield
                                            ------    ------    ------    ------    ------    -----     ------    ------
                                            (Dollars in Thousands)
Held to Maturity:
  U.S. Treasury and agency securities        $3,511    5.49%     $5,493    5.65%     $  -        -       $ -          -
  State and county municipal bonds(1)             -       -         925    7.37%        -        -         -          -
  Mortgage backed securities                      -       -           -       -         -        -        36       8.94%
                                             ------              ------              ----                ---
                                             $3,511    5.49%     $6,418    5.90%     $  -        -       $36       8.94%
                                             ======              ======              ====                ===


                                                                            December 31, 1997
                                            --------------------------------------------------------------------------------
                                               In one                After one           After five           After
                                            year or less              to five              to ten            ten years
                                            ------------              -------              ------            ---------
                                                                       years                years
                                                                       -----                -----
                                            Amount         Yield     Amount    Yield     Amount    Yield     Amount    Yield
                                            ------         ------    ------    ------    ------    -----     ------    ------
                                                                           (Dollars in Thousands)
Held to Maturity:
  U.S. Treasury and agency securities        $5,015         5.32%     $3,000    5.77%     $ -          -      $ -
  State and county municipal bonds(1)             -                      825    7.48%       -          -        -          -
  Mortgage backed securities                      -            -       1,000    5.63%      39       8.95%      39       8.94%
                                             ------                   ------              ---                 ---
                                             $5,015         5.32%     $4,825    6.03%     $39       8.95%     $39       8.94%
                                             ======                   ======              ===                 ===

(1)  Yield presented on a tax-equivalent basis assuming a tax rate of 37.3%
(2) Included in maturity table based on their average remaining life or call date, if applicable.

     Other equity securities include FHLB stock of $177,000 at September 30, 1998 and $162,000 at December 31, 1997 and Federal Reserve Bank (FRB) stock of $162,000 at September 30, 1998 and December 31, 1997. The dividends received on the FHLB stock provided an annualized return of 7.50% and 7.31% for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively. The dividends received on the FRB stock provided an annualized return of 6.00% for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively

     Deposits. The deposit base provides the major funding source for Metropolitan's interest earning assets of Metropolitan. In general, Metropolitan's deposits have increased during the period from December 31, 1995 to December 31, 1996. Management believes that demand, savings and certificates of deposit less than $100,000 represent a core base of deposits while certificates of deposit in excess of $100,000 and public funds are more interest rate sensitive and, thus, not viewed as part of the core deposit base. Because of these factors, management views the growth of demand, savings and time certificates of deposit less than $100,000 as more stable growth.

     The following table reflects the average balance and average interest rate paid on deposits for the period presented.

                                                                     Average         Average
                                                                     Balance        Rate Paid
                                                                     ------------------------
                                                                      (Dollars in Thousands)
September 30, 1998
------------------
   Demand deposits                                                    $19,330           -
   NOW accounts                                                         2,926        1.78%
   Savings accounts                                                     6,459        2.97%
   Money market accounts                                               16,107        3.64%
   Certificates of deposit and individual retirement accounts          17,452        5.71%
                                                                      -------
                                                                      $62,274
                                                                      =======

September 30, 1997
------------------
   Demand deposits                                                    $12,323           -
   NOW accounts                                                         2,060        1.62%
   Savings accounts                                                     5,843        3.01%
   Money market accounts                                               12,939        3.56%
   Certificates of deposit and individual retirement accounts          16,589        5.82%
                                                                      -------
                                                                      $49,754
                                                                      =======

December 31, 1997
-----------------
   Demand deposits                                                    $12,708           -
   NOW accounts                                                         2,131        1.78%
   Savings accounts                                                     5,895        3.02%
   Money market accounts                                               13,157        3.62%
   Certificates of deposit and individual retirement accounts          16,662        5.86%
                                                                      -------
                                                                      $50,553
                                                                      =======

December 31, 1996
-----------------
   Demand deposits                                                    $10,380           -
   NOW accounts                                                         1,127        0.80%
   Savings accounts                                                     4,602        2.98%
   Money market accounts                                               13,167        3.29%
   Certificates of deposit and individual retirement accounts          11,654        5.83%
                                                                      -------
                                                                      $40,930
                                                                      =======

December 31, 1995
-----------------
   Demand deposits                                                    $ 6,877           -
   NOW accounts                                                         1,103        1.00%
   Savings accounts                                                     3,517        2.96%
   Money market accounts                                                8,857        3.24%
   Certificates of deposit and individual retirement accounts           6,728        5.32%
                                                                      -------
                                                                      $27,082
                                                                      =======

  The following tables reflect the maturities of certificates of deposits $100,000 or greater as of September 30, 1998 and December 31, 1997.

                                                           September 30, 1998

                                          3 Months              3-12                 Over
                                          or less              Months             12 Months           Total
                                          -------              ------             ---------           -----
                                                             (Dollars in Thousands)
Certificates of deposit                   $ 2,759             $ 3,874                 $ 904         $ 7,537

                                                           December 31, 1997
                                          -----------------------------------------------------------------
                                          3 Months              3-12                 Over
                                          or less              Months             12 Months           Total
                                          -------              ------             ---------           -----
                                                             (Dollars in Thousands)
Certificates of deposit                   $ 2,799              $ 3,366                $ 202         $ 6,367

  Return on Equity and Assets. The following table sets forth Metropolitan's ratios for the periods indicated.

                                                          Nine Months Ended
                                                            September 30,                            Years Ended December 31,
                                                     -------------------------------      ------------------------------------------
                                                          1998              1997                  1997         1996         1995
                                                          ----              ----                  ----         ----         ----
 Return on average assets                                1.69%            0.86%                  1.00%         1.68%        1.74%
 Return on average equity                               20.66%            9.97%                 11.59%        19.53%       21.41%
 Dividend payout ratio on common shares                    --               --                     --            --        11.90%
 Average equity to average assets                        8.18%            8.65%                  8.67%         8.61%        8.12%

  Short-term Borrowings. The amount and interest rates related to short-term borrowings for the periods presented are as follows:

                                                                   At or for the Nine
                                                                      Months Ended                           At or for the
                                                                      September 30,                     Years Ended December 31,
                                                             -------------------------------        --------------------------------
                                                                1998               1997                 1997               1996
                                                                ----               ----                 ----               ----
                                                                                     (Dollars in Thousands)
Federal Home Loan Bank Advances:
     Outstanding balance at period-end                         $   -              $ 500                $ 500             $    -
     Average interest rate at period-end                           -               5.57%                5.76%                 -
     Average outstanding during the period                     $ 476              $ 180                $ 238             $    -
     Weighted average interest rate                             5.60%              5.70%                6.30%                 -
     Highest outstanding balance at any                        $ 500              $ 500                $ 500             $    -
     month-end

Federal Funds Purchased:
     Outstanding balance at period-end                         $   -              $   -                $   -             $    -
     Average interest rate at period-end                           -                  -                    -                  -
     Average outstanding during the period                     $   -              $ 361                $ 296             $  391
     Weighted average interest rate                                -               4.03%                5.57%              5.37%
     Highest outstanding balance at any                        $   -              $   -                $   -             $    -
     month-end

  Liquidity. Metropolitan's principal source of funds consists of dividends from the Bank, which derives its funds from deposits, interest, and principal payments on loans and investment securities, sales of investment securities and borrowings. For the nine month period ended September 30, 1998, Metropolitan realized proceeds from sales and maturities of investments of $5,040,000, a net increase in deposits of $5,071,000 and net cash provided by operating activities of $1,009,000. Funds were used to acquire investment securities of $5,103,000 and fund a net increase in loans to customers of $1,662,000. For the nine month period ended September 30, 1997, Metropolitan realized proceeds from sales and maturities of investments of $317,000, a net increase in deposits of $11,812,000 and net cash provided by operating activities of $1,580,000. Funds were used to acquire investment securities of $326,000 and fund a net increase in loans to customers of $6,407,000. For the year ended December 31, 1997, Metropolitan realized proceeds from sales and maturities of investments of $1,322,000, a net increase in deposits of $7,984,000 and net cash provided by operating activities of $1,300,000. Funds were used to acquire investment securities of $1,393,000 and fund a net increase in loans to customers of $7,162,000. For the year ended December 31, 1996, Metropolitan realized proceeds from sales and maturities of investment securities of $3,376,000, net cash provided by operating activities of $687,000 and a net increase in deposits of $14,881,000. These proceeds were partially offset by a purchase of investment securities of $10,846,000 and a net increase in loans to customers of $9,172,000.

  Asset liquidity is provided by cash and federal funds sold. Liability liquidity is provided by access to core funding sources, principally various customers' interest-bearing accounts in Metropolitan's market areas. Metropolitan does not have and does not solicit brokered deposits.

  Federal funds purchased and short-term borrowings by Metropolitan are additional sources of liquidity. These sources of liquidity are short-term in nature and are used by Metropolitan as necessary to fund asset growth and meet short-term liquidity needs. As of September 30, 1998 and 1997, and December 31, 1997, 1996 and 1995, Metropolitan had no federal funds purchased and no borrowings on securities sold under repurchase agreements. As of December 31, 1997, Metropolitan had $500,000 of advances outstanding under a line of credit agreement, while no advances were outstanding as of September 30, 1998 and 1997, and December 31, 1996 and 1995.

  Capital. Metropolitan's total shareholders' equity as of September 30, 1998 was $6,491,000, an increase of $933,000 or 17% compared with stockholders' equity of $5,558,000 as of December 31, 1997.

  Total shareholders' equity as of December 31, 1997 was $5,558,000, an increase of $598,000 or 12% compared with shareholders' equity of $4,960,000 as of December 31, 1996.

  Total shareholders' equity as of December 31, 1996 was $4,960,000, an increase of $2,045,000 or 70% compared with shareholders' equity of $2,915,000 as of December 31, 1995. The increase in shareholder equity is due to the acquisition of Wally on January 10, 1996.

  Metropolitan is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Metropolitan's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Metropolitan must meet specific capital guidelines that involve quantitative measures of Metropolitan's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Metropolitan's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require Metropolitan to maintain minimum amounts and ratios (set forth in the table below of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and of Tier I capital (as defined in the regulations) to average assets (as defined in the regulations). Management believes that Metropolitan meets, as of December 31, 1997, all capital adequacy requirements to which it is subject.

  As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well as capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

  Metropolitan's actual capital amounts and ratios are also presented in the following table:

                                                                                                            For Minimum Capital
                                                                   Actual                                    Adequacy Purposes
                                                                ------------------------------      --------------------------------
                                                                   Amount           Ratio                 Amount          Ratio
                                                                   ------           -----                 ------          -----
                                                                (Dollars in Thousands)
As of September 30, 1998:
  Total capital (to risk weighted assets)                         $ 5,869            12.1%               $ 3,880            8.0%
  Tier 1 capital (to risk weighted assets)                        $ 5,526            11.4%               $ 1,940            4.0%
  Tier 1 capital (to average assets)                              $ 5,526             9.5%               $ 2,335            4.0%*

As of September 30, 1997:
  Total capital (to risk weighted assets)                         $ 4,655            10.6%               $ 3,505            8.0%
  Tier 1 capital (to risk weighted assets)                        $ 4,348             9.9%               $ 1,753            4.0%
  Tier 1 capital (to average assets)                              $ 4,348             7.4%               $ 2,340            4.0%*

As of December 31, 1997:
  Total capital (to risk weighted assets)                         $ 4,903            10.4%               $ 3,768            8.0%
  Tier 1 capital (to risk weighted assets)                        $ 4,536             9.6%               $ 1,884            4.0%
  Tier 1 capital (to average assets)                              $ 4,536             7.6%               $ 2,396            4.0%*

As of December 31, 1996:
  Total capital (to risk weighted assets)                         $ 4,067            10.6%               $ 3,068            8.0%
  Tier 1 capital (to risk weighted assets)                        $ 3,800             9.9%               $ 1,534            4.0%
  Tier 1 capital (to average assets)                              $ 3,800             7.7%               $ 1,977            4.0%*

As of December 31, 1995:
  Total capital (to risk weighted assets)                         $ 3,124            10.8%               $ 2,309            8.0%
  Tier 1 capital (to risk weighted assets)                        $ 2,915            10.1%               $ 1,155            4.0%
  Tier 1 capital (to average assets)                              $ 2,915             7.7%               $ 1,517            4.0%*
---------------------------------------------------------------------------------------------------------------------------------

* 3% under certain circumstances not applicable to Metropolitan

Impact of Inflation, Changing Prices and Monetary Policies

  The financial statements and related financial data concerning Metropolitan presented in this proxy statement-prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operation of Metropolitan is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Interest rates are highly sensitive to many factors which are beyond the control of Metropolitan, including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the United States government and federal agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policy such as seeking to curb inflation and combat recession by its open market operations in the United States government securities, control of the discount rate applicable to borrowing by banks and establishment of reserve requirements against bank deposits. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits, and the affect the interest rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in federal monetary and fiscal policies on Metropolitan and the Bank and their results of operations are not predictable.

Year 2000 Compliance

  Metropolitan is aware of the issues associated with the programming code in existing computer systems as the millennium (year 2000) approaches. The "year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive informaiton when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

  Metropolitan is utilizing both internal and external resources to identify, correct and test the systems for the year 2000 compliance. To date, confirmation has been received from Metropolitan's primary processing vendors that plans are being developed to address processing of transactions in the year 2000. Management has not fully assessed the year 2000 compliance expense and related potential effect on Metropolitan's earnings.

  In addition, in connection with the acquisition of Metropolitan by Wells Fargo it is anticipated that Metropolitan will convert its data processing to the Wells Fargo system in April 1999.

Recent Accounting Pronouncements

  In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

  SFAS 131 is effective for annual financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the recent issuance of the standard, management has been unable to fully evaluate the impact, if any, the standard may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of the standard.

  In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS No. 132") which standardizes the disclosure requirements for pensions and other postretirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. SFAS No. 132 is effective for years beginning after December 15, 1997 and requires comparative information for earlier years to be restated, unless such information is not readily available. Management believes the adoption of this statement will have no material impact on Metropolitan's consolidated financial statements.

The FASB has recently issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 established standards for recognizing all derivative instruments including those for hedging activities as either assets or liabilities in the statement of financial position and measuring those instruments at fair value. This Statement is effective for fiscal years beginning after June 30, 1999. Metropolitan has not yet determined the effect of SFAS No. 133 on its financial statements. Management believes the adoption of this statement will have no material impact on Metropolitan's consolidated financial statements.

  The FASB recently issued Statement of Financial Accounting Standards No. 134 "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" ("SFAS No. 134"). SFAS No. 134 establishes accounting and reporting standards for certain activities of mortgage banking enterprises and other enterprises that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise.

  This statement is effective for the first fiscal quarter beginning after December 15, 1998. Metropolitan has not yet determined the effect of SFAS No. 134 on its financial statements. Management believes the adoption of this statement will have no material impact on Metropolitan's consolidated financial statements.

                         INFORMATION ABOUT WELLS FARGO

General

  Wells Fargo is a diversified financial services company. Through its subsidiaries and affiliates, Wells Fargo provides retail, commercial, real estate and mortgage banking, asset management and consumer finance, as well as a variety of other financial services, including equipment leasing, agricultural finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

  At September 30, 1998, Wells Fargo had consolidated total assets of $195.9 billion, consolidated total deposits of $130.0 billion and stockholders' equity of $20.6 billion. Based on assets at September 30, 1998, Wells Fargo was the 7th largest commercial banking organization in the United States.

  Wells Fargo expands its business in part by acquiring banking institutions and other companies engaged in activities closely related to banking. Wells Fargo continues to explore opportunities to acquire banking institutions and other companies permitted by the Bank Holding Company Act. Discussions are continually being carried on related to such acquisitions. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. It is the policy of Wells Fargo not to comment on such discussions or possible acquisitions until a definitive agreement with respect thereto has been signed

  Wells Fargo is a legal entity separate and distinct from its banking and nonbanking subsidiaries. As a result, the right of Wells Fargo, and thus the right of Wells Fargo's creditors, to participate in any distribution of assets or earnings of any subsidiary, other than in its capacity as a creditor of such subsidiary, is subject to the prior payment of claims of creditors of such subsidiary. The principal sources of Wells Fargo's revenues are dividends and fees from its subsidiaries. See "Certain Regulatory and Other Considerations Pertaining to Wells Fargo--Dividend Restrictions" for a discussion of the restrictions on the subsidiary banks' ability to pay dividends to Wells Fargo.

Norwest/Wells Fargo Combination

  On November 2, 1998, Wells Fargo & Company ("old Wells Fargo") merged into WFC Holdings Corporation, a wholly-owned subsidiary of Norwest Corporation. WFC Holdings Corporation was the surviving company in the merger. In connection with the merger, Norwest Corporation changed its name to "Wells Fargo & Company."

  In this proxy statement-prospectus, unless otherwise indicated, "Wells Fargo" or "new Wells Fargo" refers to the company formerly named Norwest Corporation and now named Wells Fargo & Company.

  The combination of the old Wells Fargo and Norwest Corporation is being accounted for as a pooling of interests. This means that Norwest Corporation's historical financial statements incorporated into this document by reference to Norwest Corporation's annual report on Form 10-K for the year ended December 31, 1997 and quarterly report on Form 10-Q for the quarter ended September 30, 1998 have been restated as if Norwest Corporation and old Wells Fargo had been combined for the periods presented in these reports. The supplemental consolidated financial statements are included in the new Wells Fargo's current report on Form 8-K filed with the Securities and Exchange Commission on January 19, 1999. This report on Form 8-K supplements Norwest Corporation's Form 10-K for 1997 and Form 10-Q for the quarter ended September 30, 1998.

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

  In this proxy statement-prospectus, unless otherwise indicated, the financial statements of Norwest Corporation have been restated as if Norwest Corporation and old Wells Fargo had been combined for the periods presented.

  For more information about the Norwest/Wells Fargo merger, you should review the following documents filed with the Securities and Exchange Commission, each of which is incorporated by reference into this proxy statement-prospectus:

  . Joint proxy statement-prospectus of Norwest Corporation and old Wells Fargo dated September 11, 1998 forming part of Norwest Corporation's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 11, 1998 (Registration No. 333-63247).

  . Current Report on Form 8-K dated November 2, 1998 and filed by Wells Fargo & Company on November 16, 1998 reporting completion of the merger.

Copies of these documents are available, without charge, by contacting the Wells Fargo Corporate Secretary at the address and telephone number set forth in "Where You Can Find More Information."

Information About Wells Fargo's Management

     Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Wells Fargo is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1997. Wells Fargo's annual report is incorporated by reference into this proxy statement-prospectus. Metropolitan shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact Wells Fargo at the address or phone number indicated below under "Where You Can Find More Information."

                          CERTAIN REGULATORY AND OTHER
                    CONSIDERATIONS PERTAINING TO WELLS FARGO

  Wells Fargo and its banking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and is not in place to protect stockholders or other investors.

  As discussed in more detail below, this regulatory environment, among other things, may (a) restrict Wells Fargo's ability to pay dividends on Wells Fargo common stock, (b) require Wells Fargo to provide financial support to one or more of its banking subsidiaries, (c) require Wells Fargo and its banking subsidiaries to maintain capital balances in excess of those desired by management, and/or (d) require Wells Fargo to pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

Bank Regulatory Agencies

  Wells Fargo & Company, as a bank holding company, is subject to regulation by the Federal Reserve Board under the Bank Holding Company Act.

  Wells Fargo's national banking subsidiaries are regulated by the OCC. Its state-chartered banking subsidiaries are regulated primarily by the FDIC or the Federal Reserve Board and applicable state banking agencies. Wells Fargo's federally insured banking subsidiaries are also subject to regulation by the FDIC.

  Wells Fargo has other financial services subsidiaries that are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. For example, Wells Fargo's brokerage subsidiary is subject to regulation by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Wells Fargo's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Wells Fargo are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

Bank Holding Company Activities; Interstate Banking

  A bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking (i.e., commercial or industrial) activities, subject to certain exceptions. Specifically, the activities of a bank holding company, and those companies that it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks, furnishing services to its subsidiaries and such other activities that the Federal Reserve Board determines to be so closely related to banking as to be a "proper incident thereto." In determining whether an activity is sufficiently related to banking, the Federal Reserve Board will consider whether the performance of such activity by the bank holding company can reasonably be expected to produce benefits to the public (e.g., greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (e.g., undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices).

  Under the Interstate Banking Act, which became effective on September 29, 1995, a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state (or such lesser or greater amount set by the state).

  The Interstate Banking Act also authorizes banks to merge across state lines (thereby creating interstate branches) effective June 1, 1997. States may opt out of the Interstate Banking Act (thereby prohibiting interstate Mergers in the state) or opt in early (thereby allowing interstate Mergers prior to June 1,
1997). Wells Fargo will be unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Interstate Banking Act. The state of Montana has opted out until at least the year 2001.

  Wells Fargo's acquisitions of banking institutions and other companies generally are subject to the prior approval of the Federal Reserve Board and other applicable federal or state regulatory authorities. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the consummation of the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977, as amended.

Dividend Restrictions

  Wells Fargo & Company is a legal entity separate and distinct from its banking and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that may be paid to Wells Fargo by its banking subsidiaries without regulatory approval.

  Most of Wells Fargo's banking subsidiaries are national banks. A national bank must obtain the prior approval of the OCC to pay a dividend if the total of all dividends declared by the bank in any calendar year would exceed the bank's net income for that year combined with its retained net income for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

  Wells Fargo's state-chartered banking subsidiaries also are subject to dividend restrictions under applicable state law.

  If, in the opinion of the applicable federal regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), the regulator may require, after notice and hearing, that such bank cease and desist from such practice. The OCC has indicated that the payment of dividends would constitute an unsafe and unsound practice if the payment would deplete a depository institution's capital base to an inadequate level. Under the Federal Deposit Insurance Act, an insured depository institution may not pay any dividend if the institution is undercapitalized or if the payment of the dividend would cause the institution to become undercapitalized. In addition, federal bank regulatory agencies have issued policy statements which provide that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

  The ability of Wells Fargo's banking subsidiaries to pay dividends to Wells Fargo may also be affected by various minimum capital requirements for banking organizations, as described below. In addition, the right of Wells Fargo to participate in the assets or earnings of a subsidiary is subject to the prior claims of creditors of the subsidiary.

  Wells Fargo Bank, N.A., with the express approval of the OCC, declared dividends in 1997 and 1996 of $1.5 billion in excess of its net income of $2.0 billion for those years. As a result, before Wells Fargo Bank, N.A. may declare dividends in 1998 without the prior approval of the OCC, it must have net income of $1.5 billion plus an amount equal to or greater than the dividends desired to be declared in 1998. Because it is not expected to have net income of $1.5 billion plus an amount equal to or greater than the dividends expected to be declared in 1998, Wells Fargo Bank, N.A. must obtain the approval of the OCC before any dividends are declared in 1998.

Holding Company Structure

  Transfer of Funds from Banking Subsidiaries. Wells Fargo's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from such subsidiaries to Wells Fargo and its nonbanking subsidiaries (including Wells Fargo, "affiliates") in so-called "covered transactions." In general, covered transactions include loans and other extensions of credit, investments and asset purchases, as well as other transactions involving the transfer of value from a banking subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, covered transactions by a banking subsidiary with a single affiliate are limited to 10% of the banking subsidiary's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the banking subsidiary's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

  Source of Strength Doctrine. The Federal Reserve Board has a policy that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In addition, in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

  Depositor Preference. The FDI Act provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including the institution's parent holding company.

  Liability of Commonly Controlled Institutions. Under the FDI Act, an insured depository institution is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled insured depository institution or (b) any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

Regulatory Capital Standards and Related Matters

  Risk-Based Capital. The Federal Reserve Board, the OCC and the FDIC have adopted substantially similar risk-based and leverage capital guidelines for banking organizations. The guidelines are intended to ensure that banking organizations have adequate capital given the risk levels of their assets and off-balance sheet commitments.

  The risk-based capital ratio is determined by classifying assets and certain off-balance sheet financial instruments into weighted categories, with higher levels of capital being required for those categories perceived as representing greater risk. Under the capital guidelines, a banking organization's total capital is divided into tiers. "Tier 1 capital" consists of common equity, retained earnings, qualifying noncumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain items such as goodwill and certain other intangible assets. The remainder (Tier 2 and Tier 3 capital) consists of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier 1 capital, and a limited amount of the allowance for credit losses.

  Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital (the sum of Tier 1, Tier 2 and Tier 3) to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is currently 8%. The minimum Tier 1 capital to risk-adjusted assets is 4%. At December 31, 1998, Wells Fargo's total capital and Tier 1 capital to risk-adjusted assets ratios were 10.9% and 8.1%, respectively.

  The Federal Reserve Board also requires bank holding companies to comply with minimum leverage ratio guidelines. The leverage ratio is the ratio of a bank holding company's Tier 1 capital to its total consolidated quarterly average assets, less goodwill and certain other intangible assets. The guidelines require a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including having the highest supervisory rating.
All other bank holding companies are required to maintain a minimum leverage ratio of 4% to 5%. The Federal Reserve Board has not advised Wells Fargo of any specific leverage ratio applicable to it. At December 31, 1998, Wells Fargo's leverage ratio was 6.6%.

  The Federal Reserve Board's capital guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the guidelines indicate that the Federal Reserve Board will consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital (excluding intangibles) to total assets (excluding intangibles).

  Wells Fargo's banking subsidiaries are subject to risk-based and leverage capital guidelines substantially similar to those imposed by the Federal Reserve Board on bank holding companies.

  Other Measures of Capital Adequacy and Safety and Soundness. In assessing a banking organization's capital adequacy, federal bank regulatory agencies will also consider the organization's credit concentration risk and risks associated with nontraditional activities, as well as the organization's ability to manage those risks. This evaluation will be performed as part of the organization's regular safety and soundness examination.

  Federal bank regulatory agencies require banking organizations that engage in significant trading activity to calculate a capital charge for market risk. Significant trading activity means trading activity of at least 10% of total assets or $1 billion, whichever is smaller, calculated on a consolidated basis for bank holding companies. Federal bank regulators may apply the market risk measure to other banks and bank holding companies as the agency deems necessary or appropriate for safe and sound banking practices. Each agency may exclude organizations that it supervises that otherwise meet the criteria under certain circumstances. The market risk charge will be included in the calculation of an organization's risk-based capital ratios.

  As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

  Prompt Corrective Action. The FDI Act requires federal bank regulatory agencies to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

  Federal bank regulatory agencies have adopted regulations that classify insured depository institutions into one of five capital-based categories. The regulations use the total capital ratio, the Tier 1 capital ratio and the leverage ratio as the relevant measures of capital. A depository institution is
(a) "well capitalized" if it has a risk-adjusted total capital ratio of at least 10%, a Tier 1 capital ratio of at least 6% and a leverage ratio of at least 5% and is not subject to any order or written directive to maintain a specific capital level; (b) "adequately capitalized" if it has a risk-adjusted total capital ratio of at least 8%, a Tier 1 capital ratio of at least 4% and a leverage ratio of at least 4% (3% in some cases) and is not well capitalized;
(c) "undercapitalized" if it fails to meet any of the required minimums for an adequately capitalized institution; (d) "significantly undercapitalized" if it has a risk-adjusted total capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%; and (e) "critically undercapitalized" if its tangible equity is less than 2% of total assets. At December 31, 1998, all of Wells Fargo's insured depository institutions met the criteria for well capitalized institutions as set forth above.

  A depository institution's primary federal bank regulator is authorized to downgrade the institution's capital category to the next lower category upon a determination that the institution is engaged in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by the institution of a less than satisfactory rating on its most recent examination with respect to its asset quality, management, earnings or liquidity.

  The FDI Act generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would as a result be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities (including asset growth) and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with the plan. The aggregate liability of the parent holding company is limited to the lesser of
(a) 5% of the depository institution's total assets at the time it became undercapitalized or (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to the institution as of the time it fails to comply with the plan. If an undercapitalized depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

  Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

  Under FDI Act regulations, a bank may not accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (a) it is well capitalized or (b) it is adequately capitalized and receives a waiver from the FDIC. A bank that may not receive brokered deposits also may not offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. Also, a bank that is adequately capitalized and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well capitalized.

FDIC Insurance

  Through the Bank Insurance Fund (BIF), the FDIC insures the deposits of Wells Fargo's depository institution subsidiaries up to prescribed per depositor limits. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness.

  The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the BIF assessment rate could have a material adverse effect on Wells Fargo's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more of Wells Fargo's subsidiary depository institutions could have a material adverse effect on Wells Fargo's earnings, depending on the collective size of the particular institutions involved.

  All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds (commonly referred to as FICO bonds) were issued to capitalize the Federal Savings and Loan Insurance Corporation. FDIC-insured

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

depository institutions will continue to pay approximately 1.3 cents per $100 of BIF-assessable deposits until the earlier of December 31, 1999 or the last savings and loan association ceases to exist.

Fiscal And Monetary Policies

  Wells Fargo's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Wells Fargo is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Wells Fargo's banking subsidiaries and, thus, those of Wells Fargo.

Competition

  The financial services industry is highly competitive. Wells Fargo's subsidiaries compete with financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

  The financial services industry is likely to become even more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.


                                    EXPERTS

  The supplemental consolidated financial statements of Wells Fargo and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG's report contains an explanatory paragraph that states that the supplemental consolidated financial statements give retroactive effect to the merger of Wells Fargo & Company into Norwest Corporation on November 2, 1998 which has been accounted for as a pooling-of-interests as described in Note 1 to the supplemental consolidated financial statements.

  The consolidated financial statements of Metropolitan Bancshares, Inc. and Subsidiary as of and for the years ended December 31, 1997 and 1996 included in this proxy statement-prospectus are included herein in reliance on the report of BDO Seidman, LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  Stanley S. Stroup, Executive Vice President and General Counsel of Wells Fargo, has rendered a legal opinion that the shares of Wells Fargo common stock offered hereby, when issued in accordance with the Reorganization Agreement, will be validly issued, fully paid and nonassessable. Mr. Stroup beneficially owns shares of Wells Fargo common stock and options to purchase additional shares of Wells Fargo common stock. As of the date of this proxy statement-prospectus, the number of shares Mr. Stroup owns or has the right to acquire upon exercise of his options is, in the aggregate, less than 0.1% of the outstanding shares of Wells Fargo common stock.

  The material U.S. Federal income tax consequences of the Merger to Metropolitan's shareholders and certain other legal matters will be passed upon for Metropolitan by Davis, Graham, & Stubbs LLP, Denver, Colorado.

                      WHERE YOU CAN FIND MORE INFORMATION

  Wells Fargo files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Wells Fargo at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Wells Fargo's SEC filings are also available to the public from commercial document retrieval services and on the SEC Internet site (http://www.sec.gov).

  Wells Fargo filed a registration statement on Form S-4 to register with the SEC the Wells Fargo common stock to be issued to Metropolitan shareholders in the Merger. This proxy statement-prospectus is part of that registration statement. As allowed by SEC rules, this proxy statement-prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

  Some of the information you may want to consider in deciding how to vote on the Merger is not physically included in this proxy statement-prospectus. Instead, the information is "incorporated by reference" to documents filed as appendixes to this proxy statement-prospectus or to documents that have been filed by Wells Fargo (formerly Norwest Corporation) with the SEC under SEC File No. 1-2979.

  The Wells Fargo documents that have been incorporated by reference consist of:

  . Wells Fargo's annual report on Form 10-K for the year ended December 31, 1997;

  . Wells Fargo's quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

  . Wells Fargo's current reports on Form 8-K filed January 22, 1998, April 20, 1998, April 22, 1998, June 8, 1998, June 9, 1998, June 12, 1998, June 18,
     1998, July 22, 1998, August 5, 1998, October 21, 1998, October 22,1998,
     November 16, 1998, and January 29, 1999;

  . Wells Fargo's registration statement on Form S-4 filed September 11, 1998 (Reg. No. 333-63247), containing the joint proxy statement-prospectus of Norwest Corporation and old Wells Fargo;

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

  . Wells Fargo's current report on Form 8-K filed October 13, 1997, containing a description of the Wells Fargo common stock;

  . Wells Fargo's registration statement on Form 8-A dated October 21, 1998, containing a description of preferred stock purchase rights attached to shares of Wells Fargo common stock; and

  . Wells Fargo's current report on Form 8-K filed January 19, 1999, which includes: as Exhibit 99a, the supplemental consolidated management's discussion and analysis of results of operations and financial condition and supplemental financial statements of Wells Fargo as of and for the three years ended December 31, 1997; as Exhibit 99b, the supplemental consolidated management's discussion and analysis of results of operations and financial condition and supplemental financial statements of Wells Fargo as of and for the nine months ended September 30, 1998; and as
     Exhibit 99c, Wells Fargo's financial results for the quarter ended December 31, 1998.

  All reports and proxy statements filed by Wells Fargo after the date of this proxy statement-prospectus and before the special meeting are automatically incorporated by reference into this proxy statement-prospectus.

  This proxy statement-prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference. Reports filed by Wells Fargo with the SEC after the date of this proxy statement-prospectus may also contain information that updates, modifies or is contrary to information in the documents incorporated by reference. You should review these reports, as they may disclose a change in the business prospects, financial condition or other affairs of Wells Fargo since the date of this proxy statement-prospectus.

  As explained above, you may read and copy all reports filed by Wells Fargo with the SEC at the SEC's public reference rooms. Wells Fargo will provide, without charge, copies of any report incorporated by reference into this proxy statement-prospectus, excluding exhibits other than those that are specifically incorporated by reference to an exhibit in this proxy statement-prospectus. You may obtain a copy of any document incorporated by reference by writing or calling Wells Fargo as follows:

                         Wells Fargo & Company
                         Corporate Secretary
                         Norwest Center
                         Sixth and Marquette
                         Minneapolis, MN 55479-1026
                         (612) 667-8655

  To ensure delivery of the copies in time for the special meeting, your request should be received by Wells Fargo by February 16, 1999.

  In deciding how to vote on the Merger, you should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. Neither Wells Fargo nor Metropolitan has authorized any person to provide you with any information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated February 5, 1999. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than such date, and neither the mailing to you of this proxy statement-prospectus nor the issuance to you of shares of Wells Fargo common stock will create any implication to the contrary. This proxy statement-prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make any such offer or solicitation.

                             FINANCIAL STATEMENTS

                                     INDEX

                                                                            Page
                                                                            ----
METROPOLITAN BANCSHARES, INC.:

   Report of Independent Certified Public Accountants                        F-2

   Consolidated Balance Sheets at September 30, 1998 (Unaudited),
    December 31, 1997 and December 31, 1996                                  F-3

   Consolidated Statements of Income for the Nine Months Ended
    September 30, 1998 and September 30, 1997 (Unaudited) and
    for the Years Ended December 31, 1997 and December 31, 1996              F-5

   Consolidated Statements of Stockholders' Equity for the Years Ended
    December 31, 1996 and December 31, 1997 and for the Nine Months
    Ended September 30, 1998 (Unaudited)                                     F-6

   Consolidated Statements of Cash Flows for the Nine Months Ended
    September 30, 1998 and September 30, 1997 (Unaudited) and for
    the Years Ended December 31, 1997 and December 31, 1996                  F-7

   Summary of Accounting Policies                                            F-9

   Notes to Consolidated Financial Statements                               F-13

COMMUNITY BANK OF PARKER (Unaudited):

   Balance Sheet at December 31, 1995                                       F-27

   Statement of Income for the Year Ended December 31, 1995                 F-28

   Statement of Stockholders' Equity for the Year Ended December 31, 1995   F-29

   Statement of Cash Flows for the Year Ended December 31, 1995             F-30

   Notes to Financial Statements                                            F-31

Report of Independent Certified Public Accountants



To the Board of Directors of
Metropolitan Bancshares, Inc. and Subsidiary
Parker, Colorado

We have audited the accompanying consolidated balance sheets of Metropolitan Bancshares, Inc. and Subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Metropolitan Bancshares, Inc. and Subsidiary at December 31, 1997 and 1996 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

      /S/ BDO SEIDMAN, LLP



Denver, Colorado
April 3, 1998

================================================================================


                                                              December 31,
                                        September 30,  -------------------------
                                            1998           1997         1996
--------------------------------------------------------------------------------
                                         (Unaudited)
Assets

Cash and due from banks                   $ 4,515,372   $ 3,291,230  $ 3,765,376
Federal funds sold                         11,990,000     2,720,000    1,050,000
Investment securities (Note 2)             10,328,881    10,266,755   10,194,570
Loans, net (Notes 3 and 10)                44,853,665    43,781,959   36,800,277
Accrued interest receivable                   468,965       388,925      354,044
Property and equipment, net (Note 4)        2,012,561     2,188,869    1,207,903
Goodwill, net (Note 1)                      1,981,068     2,102,357    2,264,067
Deferred income taxes (Note 7)                132,000       152,000      137,000
Other real estate owned                       530,424             -            -
Other assets, net                             173,419        87,980      287,332
--------------------------------------------------------------------------------





                                          $76,986,355   $64,980,075  $56,060,569
================================================================================

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                                     Consolidated Balance Sheets

================================================================================

                                                              December 31,
                                         September 30,  ------------------------
                                             1998          1997         1996
--------------------------------------------------------------------------------
                                           (Unaudited)

Liabilities and Stockholders' Equity

Liabilities:
 Deposits (Note 5)                        $69,118,522   $57,306,563  $49,322,893
 Note payable (Notes 1 and 6)               1,125,000     1,200,000    1,387,500
 Other borrowed funds (Note 6)                      -       500,000            -
 Accrued interest payable                     226,299       225,218      182,989
 Other liabilities                             25,140       190,554      207,369
--------------------------------------------------------------------------------

Total liabilities                          70,494,961    59,422,335   51,100,751
--------------------------------------------------------------------------------

Commitments and Contingencies (Notes 8, 9 and 12)


Stockholders' Equity (Notes 1, 6 and 8)
 Common stock, $1 par value; 1,000,000
  shares authorized, 41,250 issued and
   outstanding                                 41,250        41,250       41,250
 Additional paid-in capital                 4,083,750     4,083,750    4,083,750
 Retained earnings                          2,366,394     1,432,740      834,818
--------------------------------------------------------------------------------

Total stockholders' equity                  6,491,394     5,557,740    4,959,818
--------------------------------------------------------------------------------

                                          $76,986,355   $64,980,075  $56,060,569
================================================================================

     See accompanying summary of accounting policies and notes to consolidated financial statements.

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                               Consolidated Statements of Income

================================================================================

                                        Nine Months Ended          Years Ended
                                          September 30,            December 31,
                                      ----------------------  ----------------------
                                         1998        1997        1997        1996
------------------------------------------------------------------------------------
                                                 (Unaudited)

Interest income:
 Loans, including fees                $4,301,586  $3,707,581  $5,044,297  $4,046,518
 Investment securities                   438,869     426,010     566,583     525,389
 Federal funds sold                      310,436      44,766      72,803      75,288
------------------------------------------------------------------------------------

Total interest income                  5,050,891   4,178,357   5,683,683   4,647,195
------------------------------------------------------------------------------------

Interest expense:
 Deposits                              1,371,233   1,225,375   1,668,240   1,258,097
 Federal funds purchased                       -       7,895      15,975      20,974
 Other borrowed funds                     20,043      10,697      15,422           -
 Note payable                             69,042      77,806     100,271     118,725
------------------------------------------------------------------------------------

Total interest expense                 1,460,318   1,321,773   1,799,908   1,397,796
------------------------------------------------------------------------------------

Net interest income                    3,590,573   2,856,584   3,883,775   3,249,399

Provision for possible
 loan losses (Note 3)                     60,000     160,000     180,000     140,000
------------------------------------------------------------------------------------

Net interest income after provision
 for possible loan losses              3,530,573   2,696,584   3,703,775   3,109,399
------------------------------------------------------------------------------------

Other income:
 Service charges                         483,132     444,468     601,132     585,214
 Credit card income                       89,080     111,516     153,972     188,999
 Other                                   100,680      43,476      99,677     102,373
------------------------------------------------------------------------------------

Total other income                       672,892     599,460     854,781     876,586
------------------------------------------------------------------------------------

Other expenses:
 Salaries and employee benefits        1,165,410   1,177,618   1,581,576   1,233,533
 Occupancy                               181,478     152,471     209,529     191,804
 Data processing                         488,770     414,700     396,053     167,623
 Depreciation and amortization           334,546     297,375     405,855     295,513
 Other                                   490,107     602,217     940,621     784,052
------------------------------------------------------------------------------------

Total other expenses                   2,660,311   2,644,381   3,533,634   2,672,525
------------------------------------------------------------------------------------

Income before taxes on income          1,543,154     651,663   1,024,922   1,313,460
Taxes on income (Note 7)                 609,500     273,000     427,000     478,100
------------------------------------------------------------------------------------

Net Income                            $  933,654  $  378,663  $  597,922  $  835,360
====================================================================================

     See accompanying summary of accounting policies and notes to consolidated financial statements.

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                 Consolidated Statements of Stockholders' Equity

================================================================================

Years Ended December 31,
  1996 and 1997 and
  Nine Months Ended                  Common Stock          Additional
  September 30, 1998             ---------------------      Paid-in       Subscriptions     Retained
     (Unaudited)                 Shares         Amount      Capital        Receivable       Earnings     Total
-----------------------------------------------------------------------------------------------------------------
Balance, January 1, 1996         40,000      $  40,000    $ 3,960,000      $ (3,803,750)  $     (542)  $  195,708

 Collection of subscriptions
  receivable (Note 1)                 -              -              -         3,803,750            -    3,803,750

 Common stock issued
  for cash (Note 1)               1,250          1,250        123,750                 -            -      125,000

 Net income                           -              -              -                 -      835,360      835,360
-----------------------------------------------------------------------------------------------------------------

Balance, December 31, 1996       41,250         41,250      4,083,750                -       834,818    4,959,818

 Net income                           -              -              -                -       597,922      597,922
-----------------------------------------------------------------------------------------------------------------

Balance, December 31, 1997       41,250         41,250      4,083,750                -     1,432,740    5,557,740

 Net income (unaudited)               -              -              -                -       933,654      933,654
-----------------------------------------------------------------------------------------------------------------

Balance, September 30, 1998
 (unaudited)                     41,250      $  41,250    $ 4,083,750      $         -    $2,366,394   $6,491,394
=================================================================================================================

     See accompanying summary of accounting policies and notes to consolidated financial statements.

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                           Consolidated Statements of Cash Flows

================================================================================
Increase (Decrease) in Cash and Cash Equivalents

                                                Nine Months Ended         Years Ended
                                                  September 30,           December 31,
                                              ---------------------  -----------------------
                                                 1998       1997       1997        1996
--------------------------------------------------------------------------------------------
                                                   (Unaudited)
Operating Activities:
 Net income                                   $ 933,654  $  378,663  $  597,922    $ 835,360
 Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation and amortization               334,546     297,375     405,846      295,513
    Provision for possible loan losses           60,000     160,000     180,000      140,000
    Deferred income taxes                        20,000     (38,000)    (15,000)     (55,000)
    Amortization and accretion of
     premiums and discounts, net                  1,407      (1,188)     (1,103)      34,251
    Gain on sale of investments                       -           -           -      (29,471)
    Gain on sale of bank premises
     and equipment                                    -           -     (43,502)           -
    Changes in operating assets and
     liabilities:
     Accrued interest receivable                (80,041)    (82,061)    (34,881)    (139,412)
     Accrued interest payable                     1,081      29,925      42,229       70,032
     Other assets                               (96,238)    207,471     184,952     (213,582)
     Other liabilities                         (165,414)    628,030     (16,815)    (250,223)
--------------------------------------------------------------------------------------------

Net cash provided by operating
 activities                                   1,008,995   1,580,215   1,299,648      687,468
--------------------------------------------------------------------------------------------

Investing Activities:
 Purchase of investment securities           (5,103,057)   (326,039) (1,393,100) (10,846,334)
 Loans originated, net of principal
  collections                                (1,662,130) (6,406,916) (7,161,682)  (9,171,939)
 Proceeds from sale and maturity of
  investment securities                       5,039,524     317,091   1,322,018    3,376,225
 Purchase of property and equipment             (26,149) (1,318,426) (1,381,545)    (614,536)
 Proceeds from sale of property
  and equipment                                       -      25,480     214,345            -
 Purchase of bank, net of cash acquired               -           -           -      666,748
 Proceeds from cash surrender value of
  life insurance                                      -           -           -      375,200
--------------------------------------------------------------------------------------------

Net cash used in investing activities        (1,751,812) (7,708,810) (8,399,964) (16,214,636)
--------------------------------------------------------------------------------------------

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                               Consolidated Statements of Cash Flows (Concluded)

================================================================================

                                             Nine Months Ended              Years Ended
                                               September 30,                December 31,
                                           ----------------------      ----------------------
                                            1998            1997        1997            1996
----------------------------------------------------------------------------------------------
                                                (Unaudited)
Financing Activities:
  Net increase in deposits                 11,811,959   5,071,174       7,983,670   14,881,324
  Proceeds from notes payable                       -           -               -    1,500,000
  Principal payments on notes payable         (75,000)   (112,500)       (187,500)    (112,500)
  Proceeds from other borrowed funds                -     500,000         500,000            -
  Principal payments on other borrowed
   funds                                     (500,000)          -               -            -
  Proceeds from issuance of common stock            -           -               -    3,928,750
----------------------------------------------------------------------------------------------

Net cash provided by financing activities  11,236,959   5,458,674       8,296,170   20,197,574
----------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash
  equivalents                              10,494,142    (669,921)      1,195,854    4,670,406

Cash and cash equivalents,
  beginning of period                       6,011,230   4,815,376       4,815,376      144,970
----------------------------------------------------------------------------------------------

Cash and cash equivalents,
  end of period                           $16,505,372  $4,145,455      $6,011,230   $4,815,376
==============================================================================================

     See accompanying summary of accounting policies and notes to consolidated financial statements.

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                                  Summary of Accounting Policies
                    (Information as of September 30, 1998 and 1997 is Unaudited)

================================================================================


Organization and Business

Metropolitan Bancshares, Inc. (the "Company"), is a bank holding company incorporated in the state of Colorado whose principal asset is its wholly-owned subsidiary, Community Bank of Parker (the "Bank")(see Note 1).

The Bank operates under a state bank charter and provides a full range of banking services. As a state bank, the Bank is subject to the regulations of the Federal Deposit Insurance Corporation and the Colorado Division of Banking. The Bank serves customers located within Douglas County, Colorado, and surrounding counties. Services are provided at its main office in Parker, Colorado and its branch offices in North Parker, Franktown, Southeast Denver, and Elizabeth, Colorado.

Principles of Consolidation

The consolidated financial statements include the accounts of Metropolitan Bancshares, Inc. and Community Bank of Parker, its wholly-owned subsidiary. All material intercompany accounts and transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment Securities

Investment securities are classified as either held-to-maturity, available-for-sale or trading. Investment securities classified as held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. It is management's intention and it has the ability to hold investment securities classified as held-to-maturity and, accordingly, adjustments are not made for temporary declines in their market value below amortized cost. Investment securities classified as available-for-sale are carried at their estimated market value with unrealized holding gains and losses, net of tax, reported as a separate component of stockholders' equity until realized. Investment securities classified as trading are carried at estimated market value. Unrealized holding gains and losses for trading securities are included in the statements of income. Restricted equity

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                                  Summary of Accounting Policies
                    (Information as of September 30, 1998 and 1997 is Unaudited)

================================================================================

securities are reported at the lower of cost or estimated fair value. Gains and losses on securities sold are determined based on the specific identification of the securities sold.

Loans and Allowance for Possible Loan Losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for possible loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loans consist primarily of commercial, consumer and real estate loans to customers in the state of Colorado.

Interest on loans is accrued and credited to operations based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due.

The Bank defers loan origination and commitment fees on loans that mature more than one year from the origination date and the net deferred fees are amortized into interest income over the lives of the related loans as yield adjustments. Any unamortized net fees on loans fully repaid or sold are recognized in income in the year of repayment or sale.

The allowance for possible loan losses is maintained at a level considered by management to be adequate to absorb future loan losses currently inherent in the loan portfolio. Management's assessment of the adequacy of the allowance is based upon type and volume of the loan portfolio, past loan loss experience, existing and anticipated economic conditions, and other factors which deserve current recognition in estimating future loan losses. Additions to the allowance are charged to operations. Management's assessment of the adequacy of the allowance is subject to evaluation and adjustment by the Bank's regulators.

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                                  Summary of Accounting Policies
                    (Information as of September 30, 1998 and 1997 is Unaudited)

================================================================================

The allowance for possible loan losses related to impaired loans that are identified for evaluation is based on discounted cash flows using the loan's initial effective interest rate, or for collateral-dependent loans, the fair value, less selling costs, of the collateral. By the time a loan becomes probable of foreclosure it has been charged down to fair value, less estimated cost to sell.

At September 30, 1998, December 31, 1997 and 1996, the Bank had no loans that were considered as impaired.

Other Real Estate Owned

Other real estate owned is initially recorded at the lower of fair value less estimated selling costs or the balance of the loan on the property at the date of foreclosure. Costs related to capital additions or improvements are capitalized, whereas those relating to holding the property are charged to operations.

Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of the property exceeds its fair value.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. For financial reporting purposes, provisions for depreciation and amortization are computed using the straight-line method over the estimated useful lives of the individual assets or the terms of the related leases for leasehold improvements.

Goodwill

The Company amortizes goodwill over a period of 15 years on the straight-line method.

Income Taxes

Deferred income taxes are recognized for the tax consequences of "temporary differences" between the financial statement carrying amounts and the tax basis of existing assets and liabilities by applying enacted statutory rates applicable to future years to those differences.

Cash Equivalents

For purposes of the statement of cash flows, the Company considers cash on hand, amounts due from banks and federal funds sold to be cash and cash equivalents.

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                                  Summary of Accounting Policies
                    (Information as of September 30, 1998 and 1997 is Unaudited)

================================================================================

Unaudited Interim Financial Statements

In management's opinion, the interim financial statements contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of financial position, results of operations and cash flows. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                      Notes to Consolidated Financial Statements
                    (Information as of September 30, 1998 and 1997 is Unaudited)

================================================================================

1.  Business Combination

On January 10, 1996, the Company acquired all of the outstanding stock of Wally Bancorp, Inc. ("Wally") the former parent company of the Bank for total consideration of approximately $5,340,000 which was financed; $1,500,000 from notes payable and the balance through the sale of 41,250 shares of common stock of the Company. Simultaneously with the acquisition, Wally merged into the Company and the Company assumed all of the assets of Wally consisting primarily of the common stock of the Bank. The acquisition has been accounted for using the purchase method of accounting. The results of operations of the Bank for the nine day period ended January 9, 1996 are immaterial and have been included in the accompanying consolidated statements of income. The excess of the purchase price over the fair value of the net assets acquired amounted to approximately $2,426,000.

2.  Investment Securities

A summary of the amortized cost and estimated market value of investment securities is as follows:
                                       Gross        Gross      Estimated
                        Amortized   Unrealized   Unrealized      Market
September 30, 1998         Cost        Gains       Losses        Value
=========================================================================

Held to maturity:
 U.S. Treasury and
  agency securities   $ 9,003,896     $47,227      $     -    $ 9,051,123
 State and county
  municipal bonds         925,000           -       (7,840)       917,160
 Mortgage backed
  securities               36,558         542            -         37,100
-------------------------------------------------------------------------

                        9,965,454      47,769       (7,840)    10,005,383
-------------------------------------------------------------------------

Other:
 Restricted equity
  securities              363,427           -            -        363,427
-------------------------------------------------------------------------
                      $10,328,881     $47,769      $(7,840)   $10,368,810
=========================================================================

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                      Notes to Consolidated Financial Statements
                    (Information as of September 30, 1998 and 1997 is Unaudited)

================================================================================


                                     Gross        Gross       Estimated
                       Amortized   Unrealized   Unrealized     Market
December 31, 1997         Cost       Gains        Losses       Value
================================================================================

Held to maturity:
 U.S. Treasury and
  agency securities   $ 8,015,152     $ 6,096   $ (27,163)   $ 7,994,085
 State and county
  municipal bonds         825,000           -      (9,520)       815,480
 Mortgage backed
  securities            1,038,552           -      (1,012)     1,037,540
 Other                     39,524           -      (1,739)        37,785
--------------------------------------------------------------------------------

                        9,918,228       6,096     (39,434)     9,884,890
--------------------------------------------------------------------------------

Other:
 Restricted equity
  securities              348,527           -           -        348,527
--------------------------------------------------------------------------------

                      $10,266,755     $ 6,096   $ (39,434)   $10,233,417
================================================================================


                                     Gross        Gross       Estimated
                       Amortized   Unrealized   Unrealized     Market
December 31, 1996         Cost       Gains        Losses       Value
================================================================================

Held to maturity:
 U.S. Treasury and
  agency securities   $ 8,210,973     $ 6,250   $(101,705)   $ 8,115,518
 State and county
  municipal bonds         480,000           -      (6,500)       473,500
 Mortgage backed
  securities            1,040,274       6,408           -      1,046,682
 Other                    162,896       5,104           -        168,000
--------------------------------------------------------------------------------

                        9,894,143      17,762    (108,205)     9,803,700
--------------------------------------------------------------------------------

Other:
 Restricted equity
  securities              300,427           -         (27)       300,400
--------------------------------------------------------------------------------

                      $10,194,570    $ 17,762   $(108,232)   $10,104,100
================================================================================

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                      Notes to Consolidated Financial Statements
                    (Information as of September 30, 1998 and 1997 is Unaudited)

================================================================================

The amortized costs and estimated market values by contractual maturity, are as follows:

                                                                    Estimated
                                              Amortized               Market
September 30, 1998                              Cost                  Value
================================================================================

Held to maturity:
   Due in one year or less                  $ 3,510,950            $ 3,512,058
   Due in one year through five years         6,417,946              6,456,225
   Due after five years through ten years             -                      -
   Due after ten years                           36,558                 37,100
--------------------------------------------------------------------------------

                                              9,965,454             10,005,383
--------------------------------------------------------------------------------

Other                                           363,427                363,427
--------------------------------------------------------------------------------

                                            $10,328,881            $10,368,810
================================================================================

At September 30, 1998, December 31, 1997 and 1996, securities with an amortized cost of $1,500,000, $2,000,000 and $600,000 were pledged as collateral to secure public funds and for other purposes as required by law.

Due to the unexpected withdrawal of approximately $1,200,000 in deposits, in 1996, relating to the previous owners of the Bank, management sold securities classified as held to maturity with a book value of approximately $991,000. The Bank realized a gain of approximately $7,000 as a result of this sale.

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                      Notes to Consolidated Financial Statements
                    (Information as of September 30, 1998 and 1997 is Unaudited)

================================================================================

3. Loans

Loans are summarized as follows:

                                                           December 31,
                              September 30,           ----------------------
                                  1998                 1997            1996
================================================================================

Real estate                    $34,057,663          $30,820,398  $20,414,023
Equity line of credit            1,363,169            2,328,227    4,558,067
Leases                           1,274,551            1,914,699    3,619,079
Installment                      2,201,382            2,418,944    2,869,721
Commercial                       4,531,478            3,197,130    2,198,592
Credit cards                     1,110,074            1,399,184    1,876,913
Small Business
   Administration                  786,976            2,249,389    1,649,885
Other                                7,975               32,805       43,161
--------------------------------------------------------------------------------

                                45,333,268           44,360,776   37,229,441
Less:
   Deferred fees                   136,384              212,155      161,984
   Allowance for possible
    loan losses                    343,219              366,662      267,180
--------------------------------------------------------------------------------

Loans, net                     $44,853,665          $43,781,959  $36,800,277
================================================================================

Changes in the allowance for possible loan losses are as follows:

                                      Nine Months Ended         Years Ended
                                        September 30,           December 31,
                                    ---------------------   --------------------
                                     1998           1997      1997        1996
--------------------------------------------------------------------------------

Balance, beginning of year          $366,662     $267,180   $267,180   $208,920
Provision for loan losses             60,000      160,000    180,000    140,000
Charge-offs, net of
  recoveries                         (83,443)     (51,750)   (80,518)   (81,740)
--------------------------------------------------------------------------------

Balance, end of year                $343,219     $375,430   $366,662   $267,180
================================================================================

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                      Notes to Consolidated Financial Statements
                    (Information as of September 30, 1998 and 1997 is Unaudited)

================================================================================

4. Property and Equipment

Property and equipment are summarized as follows:

                                                         December 31,
                              September 30,      ----------------------------
                                  1998              1997              1996
================================================================================

Land                            $   847,654      $   847,654      $   743,361
Bank premises                       520,909          519,325                -
Furniture and equipment           1,019,488          994,921          573,307
Leasehold improvements              444,201          444,201          290,732
--------------------------------------------------------------------------------

                                  2,832,252        2,806,101        1,607,400


Less accumulated depreciation
  and amortization                  819,691          617,232          399,497
--------------------------------------------------------------------------------

                                $ 2,012,561      $ 2,188,869      $ 1,207,903
================================================================================

5. Deposits

Deposits are summarized as follows:

                                                         December 31,
                              September 30,      ----------------------------
                                  1998              1997              1996
================================================================================

Non interest-bearing
  demand accounts               $20,919,771      $17,429,396      $14,046,701
Interest-bearing
  demand accounts                19,294,072       16,679,319       14,445,514
Savings accounts                 12,701,539        8,029,865        6,779,125
Certificates of deposit          16,203,140       15,167,983       14,051,553
--------------------------------------------------------------------------------

                                $69,118,522      $57,306,563      $49,322,893
================================================================================

Certificates of deposits with balances of $100,000 or more totaled approximately $7,537,000, $6,367,000 and $6,536,000 at September 30, 1998, December 31, 1997
and 1996.

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                      Notes to Consolidated Financial Statements
                    (Information as of September 30, 1998 and 1997 is Unaudited)

================================================================================
Certificates of deposits mature as follows:

Year Ending December 31,                                       1997
================================================================================

Within one year                                         $13,399,706
One to two years                                          1,562,707
More than two years                                         205,570
--------------------------------------------------------------------------------

                                                        $15,167,983
================================================================================

6. Note Payable and Unsecured Lines of Credit

The note payable is payable in quarterly installments of $37,500 plus interest at the Reference Rate less 0.5% or at the Company's option, the Eurodollar Rate plus 2.3% (for a rate of 7.75% and 8.0% at September 30, 1998 and December 31,
1997) through January 10, 2001; and is secured by the common stock of the Bank. Under the terms of the loan agreement, the Company is subject to certain covenant requirements that include, among other things, maintenance of various financial ratios, limitations on the amount of indebtedness and the payment of dividends, and also requires approval for changes in the corporate structure of the Company.

The Bank has available unsecured lines of credit of $6,500,000, $6,600,000 and $4,300,000 at September 30, 1998, December 31, 1997 and 1996. Interest rates are determined at the time advances are made based on the term of the agreements (5.756% at December 31, 1997). At September 30, 1998 no amounts were outstanding. At December 31, 1997, $500,000 was outstanding and at December 31, 1996 no amounts were outstanding.

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                      Notes to Consolidated Financial Statements
                    (Information as of September 30, 1998 and 1997 is Unaudited)

================================================================================

7. Taxes on Income

The provision for federal and state income taxes consisted of the following:

                                      Nine Months Ended       Years Ended
                                        September 30,         December 31,
                                     -------------------   ------------------
                                     1998           1997   1997          1996
================================================================================

Current:
  Federal                            $520,500   $279,000   $400,000  $470,000
  State                                69,000     32,000     42,000    63,100
--------------------------------------------------------------------------------

                                      589,500    311,000    442,000   533,100
--------------------------------------------------------------------------------

Deferred (reduction):
  Federal                              18,000    (35,000)   (14,000)  (50,000)
  State                                 2,000     (3,000)    (1,000)   (5,000)
--------------------------------------------------------------------------------

                                       20,000    (38,000)   (15,000)  (55,000)
--------------------------------------------------------------------------------

                                     $609,500   $273,000   $427,000  $478,100
================================================================================


The types of temporary differences between the tax basis of assets and liabilities that give rise to a significant portion of the net deferred tax asset and their approximate tax effects are as follows:

                                                         December 31,
                              September 30,      --------------------------
                                 1998               1997            1996
================================================================================

Deferred loans fees             $    51,000      $   92,000      $   84,000
Property and equipment                    -           2,000          19,000
Allowance for loan losses            81,000          58,000          34,000
--------------------------------------------------------------------------------

Deferred tax asset              $   132,000      $  152,000      $  137,000
================================================================================

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                      Notes to Consolidated Financial Statements
                    (Information as of September 30, 1998 and 1997 is Unaudited)

================================================================================

A reconciliation of income taxes computed at the federal statutory rate to the effective rate is shown below:

                                      Nine Months Ended         Years Ended
                                        September 30,           December 31,
                                    ---------------------    ------------------
                                     1998           1997      1997       1996
================================================================================

Federal income tax
  computed at statutory
  rate                              $524,000     $221,000    $349,000  $447,000
State tax, net of
  federal effect                      51,000       22,000      33,000    43,000
Goodwill amortization                 45,000       45,000      60,000    60,000
Other, net                           (10,500)     (15,000)    (15,000)  (71,900)
--------------------------------------------------------------------------------

Taxes on income                     $609,500     $273,000    $427,000  $478,100
================================================================================

8. Stockholders' Equity

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total Capital and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of September 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                      Notes to Consolidated Financial Statements
                    (Information as of September 30, 1998 and 1997 is Unaudited)
================================================================================

As of September 30, 1998, the most recent notification from the Primary Regulatory Agency categorized the Bank as well-capitalized under the regulatory framework for corrective action. To be categorized as well-capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 capital ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also represented in the table below.

                                                                                                                To be well
                                                                                                             Capitalized under
                                                                   For Capital                               Prompt Correction
                                 Actual                         Adequacy Purposes                            Action Provisions
-----------------------------------------------------------------------------------------------------------------------------------
                             Amount   Ratio               Amount                 Ratio                  Amount                Ratio
===================================================================================================================================
                              (Amounts in thousands)
September 30, 1998
 Total Capital                               Greater than          Greater than          Greater than           Greater than
  (to Risk-Weighted Assets)  $5,869   12.1%  or equal to   $3,880  or equal to     8.0%  or equal to    $4,850  or equal to    10.0%
 Tier 1 capital                              Greater than          Greater than          Greater than           Greater than
  (to Risk-Weighted Assets)   5,526   11.4%  or equal to    1,940  or equal to     4.0%  or equal to     2,910  or equal to     6.0%
 Tier 1 capital                              Greater than          Greater than          Greater than           Greater than
  (to Average Assets)         5,526    9.5%  or equal to    2,335  or equal to     4.0%  or equal to     2,919  or equal to     5.0%

December 31, 1997
 Total Capital                               Greater than          Greater than          Greater than           Greater than
  (to Risk-Weighted Assets)  $4,903   10.4%  or equal to   $3,768  or equal to     8.0%  or equal to    $4,710  or equal to    10.0%
 Tier 1 capital                              Greater than          Greater than          Greater than           Greater than
  (to Risk-Weighted Assets)   4,536    9.6%  or equal to    1,884  or equal to     4.0%  or equal to     2,826  or equal to     6.0%
 Tier 1 capital                              Greater than          Greater than          Greater than           Greater than
  (to Average Assets)         4,536    7.6%  or equal to    2,396  or equal to     4.0%  or equal to     2,995  or equal to     5.0%

December 31, 1996
 Total Capital                               Greater than          Greater than          Greater than           Greater than
  (to Risk-Weighted Assets)  $4,067   10.6%  or equal to   $3,068  or equal to     8.0%  or equal to    $3,835  or equal to    10.0%
 Tier 1 capital                              Greater than          Greater than          Greater than           Greater than
  (to Risk-Weighted Assets)   3,800    9.9%  or equal to    1,534  or equal to     4.0%  or equal to     2,301  or equal to     6.0%
 Tier 1 capital                              Greater than          Greater than          Greater than           Greater than
  (to Average Assets)         3,800    7.7%  or equal to    1,977  or equal to     4.0%  or equal to     2,471  or equal to     5.0%

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                      Notes to Consolidated Financial Statements
                    (Information as of September 30, 1998 and 1997 is Unaudited)

================================================================================

Banking regulations place various restrictions which limit the extent to which dividends may be paid by the Bank without approval of these regulatory agencies. The approval of the Colorado Banking Board is required for the Bank to pay dividends in any calendar year which exceed the Bank's net profits for that year combined with its retained profits for the preceding two years.

Stock Option Plan

The Company has a Non-Qualified Stock Option Agreement (the "Stock Option Agreement") with its Chairman. Under the terms of the Stock Option Agreement, the Chairman has the option to purchase up to 5,000 shares of common stock. The maximum term of the option is seven years and the option fully vested on January 9, 1996, the date of grant.

The Company has a Non-Qualified Stock Option Plan (the "Plan") for certain of its key employees. Under the terms of the Plan the options vest over a five to seven year period beginning one to two years from the date of grant.

The Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for the Stock Option Agreement. Under APB Opinion, 25, because the exercise price of the stock option equaled the market price of the underlying stock on the date of grant, no compensation cost is recognized.

FASB Statement 123, Accounting for Stock-Based Compensation, requires the Company to provide pro forma information regarding net income as if compensation cost for the Company's Stock Option Agreement and Plan had been determined in accordance with the fair value based method prescribed in FASB Statement 123. The Company estimated the fair value of the stock options at the grant date by using the present value approach with the following weighted-average assumptions; dividend yield of 0 percent, risk-free interest rate of 6.0 percent and 5.5 percent in 1997 and 1996, respectively and an expected lives of five to seven years.

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                      Notes to Consolidated Financial Statements
                    (Information as of September 30, 1998 and 1997 is Unaudited)

================================================================================
Under the accounting provisions of FASB Statement 123, the Company's net income would have been reduced to the pro forma amount indicated below:

Years Ended December 31,                      1997          1996
================================================================================
Net income:
 As reported                                  $598,000      $835,000
 Pro forma                                    $596,000      $735,000


A summary of the status of the stock options and changes during the year is presented below:

                                            December 31, 1997                                   December 31, 1996
                                          ------------------------                           ------------------------
                                                       Weighted-                                          Weighted-
                                                        Average                                            Average
                                          Shares    Exercise Price                           Shares    Exercise Price
=====================================================================================================================
Outstanding at
 beginning of year                         5,000  $          100                                  -    $            -
Granted                                    1,300             118                               5,000               100
----------------------------------------------------------------------------------------------------------------------
Outstanding at
 end of year                               6,300  $          104                               5,000   $           100
======================================================================================================================
Options exercis-
 able at year-end                          5,060  $          100                               5,000   $           100
======================================================================================================================
Weighted-average
 fair value of
 options granted
 during the year                           1,300  $           43                               5,000   $            31
======================================================================================================================
Weighted-average                         6 years  $          118
Remaining con-
 tractual life                           5 years  $          100
======================================================================================================================


                                                                                                                F-23

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                      Notes to Consolidated Financial Statements
                    (Information as of September 30, 1998 and 1997 is Unaudited)

================================================================================

9.  Commitments and Contingencies

Financial Instruments with Off-Balance-Sheet Risk

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the balance sheet. Financial instruments with off-balance-sheet risk are summarized as follows:


                                                          December 31,
                             September 30,         --------------------------
                                 1998                1997              1996
================================================================================
Financial instruments whose
  contract amounts represent
  credit risk:

  Commitments to extend
   credit                     $10,225,000          $ 8,644,000    $ 5,770,000
================================================================================

  Standby letters of credit   $   174,000          $   166,000    $   143,000
================================================================================


The Bank's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include personal property, commercial property, residential property, land and accounts receivable.

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                      Notes to Consolidated Financial Statements
                    (Information as of September 30, 1998 and 1997 is Unaudited)
================================================================================


Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Profit-Sharing Plan

The Bank has a 401(k) profit-sharing plan (the "Plan") covering substantially all employees. Participants may contribute up to 20% of their compensation to the Plan. The Bank contributes 100% of the participant's contribution, up to 5% of the participant's compensation, as a matching contribution. Contributions to the Plan by the Bank were approximately $26,800 and $17,300; $24,100 and $22,400 for the nine months ended September 30, 1998 and 1997 and for the years ended December 31, 1997 and 1996.

Operating Leases

The Bank leases land, tenant space and certain equipment under operating leases expiring at various dates to 2006. Rental expense amounted to approximately $112,000 and $107,000 for the nine months ended September 30, 1998 and 1997; $142,000 in 1997 and $127,000 in 1996. At December 31, 1997, minimum annual lease commitments in the aggregate were as follows:

Years Ending December 31,
================================================================================
1998                                                                 $   131,000
1999                                                                     136,000
2000                                                                     141,000
2001                                                                     146,000
2002                                                                     148,000
Thereafter                                                               476,000
================================================================================

                                                                     $ 1,178,000
================================================================================

                                                   Metropolitan Bancshares, Inc.
                                                                  and Subsidiary

                                      Notes to Consolidated Financial Statements
                    (Information as of September 30, 1998 and 1997 is Unaudited)
================================================================================

10.  Related Parties

The Bank has entered into transactions with its directors, significant shareholders, and their affiliates ("Related Parties"). The aggregate amount of loans to such Related Parties at September 30, 1998, December 31, 1997 and 1996 was $300,000, $100,000 and $0. Management believes the terms extended to Related Parties are similar to those extended to unrelated parties.

Certain directors of the Company are owners of an entity which has participated in loans totaling approximately $578,000 and $214,000 at September 30, 1998 and December 31, 1997. No loan was participated with the related entity at December 31, 1996.

11.  Supplemental Disclosures of Cash Flow Information

                                Nine Months Ended          Years Ended
                                  September 30,            December 31,
                            -----------------------   -----------------------
                              1998           1997      1997             1996
================================================================================
Cash paid during the
  year for:
Interest                    $1,460,000   $1,294,000   $1,760,000   $1,335,000
================================================================================

Income taxes                $  635,300   $  278,000   $  535,000   $  603,500
================================================================================

Assets acquired
  through foreclosure       $  530,424   $        -   $        -   $        -
================================================================================

12.  Subsequent Events

On September 1, 1998, the Company entered into an Agreement and Plan of Reorganization. Under the terms of the Agreement all of the Company's common stock shall be exchanged for $24.5 million in common stock of the acquiring company. The merger is scheduled to be consummated in February 1999.

                           COMMUNITY BANK OF PARKER

                                Balance Sheet
                               December 31, 1995
                                  (Unaudited)

                                    Assets

Cash and due from banks                                                   $            2,107,032
Federal funds sold                                                                     3,900,000
                                                                       -------------------------

   Total cash and cash equivalents                                                     6,007,031

Investment securities                                                                  2,729,241
Loans, net                                                                            27,768,338
Premises and equipment, net                                                              712,761
Accrued interest receivable                                                              214,632
Cash surrender value of life insurance                                                   375,200
Other assets                                                                             119,412
                                                                       -------------------------

                                                                          $           37,926,615
                                                                       =========================

                     Liabilities and Stockholder's Equity

Liabilities
 Deposits                                                                 $           34,441,569
 Accrued interest payable                                                                112,957
 Other liabilities                                                                       457,593
                                                                       -------------------------

   Total liabilities                                                                  35,012,119
                                                                       =========================

Stockholder's equity
 Common stock:
  Class A; $50 par value; 13,900 shares authorized,
   issued and outstanding                                                                695,000
  Class B; nonvoting, $100 par value; 750 shares authorized,
   issued and outstanding                                                                 75,000
 Surplus                                                                                 605,000
 Retained earnings                                                                     1,539,496
                                                                       -------------------------

  Total stockholder's equity                                                           2,914,496
                                                                       -------------------------

                                                                          $           37,926,615
                                                                       =========================

                  The accompanying notes are an integral part
                         of these financial statements

                           COMMUNITY BANK OF PARKER

                              Statement of Income
                         Year Ended December 31, 1995
                                  (Unaudited)



Interest income
 Loans, including fees                                                   $             2,958,062
 Investments                                                                             133,759
 Other                                                                                   173,465
                                                                       -------------------------

                                                                                       3,265,286
                                                                       -------------------------

Interest expense
 Deposits                                                                                759,991
                                                                       -------------------------

   Net interest income                                                                 2,505,295
                                                                       -------------------------

Provision for loan losses                                                                103,684
                                                                       -------------------------

   Net interest income after provision
     for loan losses                                                                   2,401,611
                                                                       -------------------------

Other income
 Service charges                                                                         343,589
 Credit card income                                                                      215,277
 Other                                                                                   340,899
                                                                       -------------------------

                                                                                         899,765
                                                                       -------------------------

Other expenses
 Salaries and employee benefits                                                        1,149,173
 Occupancy                                                                               181,083
 Furniture and equipment                                                                 129,869
 Data processing                                                                         248,439
 Other                                                                                   683,283
                                                                       -------------------------

                                                                                       2,391,847
                                                                       -------------------------

   Income before income taxes                                                            909,529

Income tax expense                                                                       342,900
                                                                       -------------------------

   Net income                                                            $               566,629
                                                                       =========================

                  The accompanying notes are an integral part
                         of these financial statements

                           COMMUNITY BANK OF PARKER

                       Statement of Stockholder's Equity
                         Year Ended December 31, 1995
                                  (Unaudited)

                                Class A            Class B
                                 Common            Common                                Retained
                                 Stock              Stock             Surplus            Earnings           Total
                          -------------------------------------------------------------------------------------------
Balance at
 December 31, 1994           $       600,000      $      75,000      $      400,000    $   1,040,287    $    2,115,287

Issuance of 1,900 shares
 of Class A Common
 stock                                95,000                  -             205,000                -          300,000

Net income                                 -                  -                   -          566,629          566,629

Dividends                                  -                  -                   -          (67,420)         (67,420)
                          -------------------------------------------------------------------------------------------


Balance at
 December 31, 1995           $       695,000      $      75,000      $      605,000    $   1,539,496    $   2,914,496
                          ===========================================================================================

                  The accompanying notes are an integral part
                         of these financial statements

                           COMMUNITY BANK OF PARKER

                            Statement of Cash Flows
                         Year Ended December 31, 1995
                                  (Unaudited)

                                                                                                       1995
                                                                                          ---------------------------
Cash flows from operating activities
 Net income                                                                                              $    566,629
 Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses                                                                                   103,684
  Amortization of premiums                                                                                      1,920
  Accretion of discounts                                                                                      (30,894)
  Depreciation and amortization expense                                                                       117,521
  Change in:
   Accrued interest receivable                                                                                  4,400
   Cash surrender value of life insurance                                                                    (375,000)
   Other assets                                                                                                (5,829)
   Accrued interest payable                                                                                    77,983
   Other liabilities                                                                                          127,886
                                                                                          ---------------------------

   Net cash provided by operating activities                                                                  588,300
                                                                                          ---------------------------

Cash flows from investing activities
 Loans originated, net of principal collections                                                            (5,173,096)
 Proceeds from maturities and paydowns of held-to-maturity securities                                       2,454,143
 Purchases of held-to-maturity securities                                                                  (2,129,019)
 Net additions to premises and equipment                                                                     (265,332)
 Recoveries of loans previously charged-off                                                                    36,154
                                                                                          ---------------------------

   Net cash used in investing activities                                                                   (5,077,150)
                                                                                          ---------------------------

Cash flows from financing activities
 Increase in demand, savings and interest checking accounts                                                   532,173
 Increase in time deposits                                                                                  5,589,866
 Proceeds from issuance of common stock                                                                       300,000
 Dividends paid                                                                                               (67,420)
                                                                                          ---------------------------

   Net cash provided by financing activities                                                                6,354,619
                                                                                          ---------------------------

     Increase in cash and cash equivalents                                                                  1,865,769

Cash and cash equivalents, beginning of year                                                                4,141,262
                                                                                          ---------------------------

Cash and cash equivalents, end of year                                                                   $  6,007,031
                                                                                          ===========================

Supplemental disclosure of cash flow information

 Cash paid during the year for interest                                                                  $    682,008
                                                                                          ===========================

 Cash paid during the year for income taxes                                                              $    519,229
                                                                                          ===========================

                  The accompanying notes are an integral part
                         of these financial statements

                           COMMUNITY BANK OF PARKER

                         Notes to Financial Statements
                                  (Unaudited)


1. Summary of Significant Accounting Policies

   a.  Ownership

       Community Bank of Parker, Parker, Colorado (Bank) is a wholly-owned subsidiary of Wally Bancorp, Inc. (Company), a bank holding company incorporated in the state of Colorado, February 8, 1993.

   b.  Nature of Operations

       The Bank operates under a state bank charter and provides full banking services. As a state bank, the Bank is subject to regulation of the Federal Deposit Insurance Corporation and the Colorado Division of Banking. The Community Bank of Parker serves customers located within Douglas County, Colorado, and contiguous counties. Services are provided at its main office in Parker, Colorado and its branch office in Franktown, Colorado.

   c.  Cash and Cash Equivalents

       For purposes of the statements of cash flows, Community Bank of Parker considers cash on hand, amounts due from banks and Federal funds sold to be cash and cash equivalents.

   d.  Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   e.  Investment Securities

       Effective January 1, 1994, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments
                                            ----------------------------------
       in Debt and Equity Securities which requires that investments be
       -----------------------------
       classified in three categories and accounted for as follows: held-to-maturity securities reported at amortized cost, trading securities reported at fair value, with unrealized gains and losses included in earnings, and available-for-sale securities reported at fair value, with unrealized gains and losses shown as a separate component of stockholder's equity. The Bank has classified all investments in debt securities as held-to-maturity.

       Restricted equity securities are reported at the lower of cost or estimated fair value.

       Gains and losses on sales of securities are determined on a specific identification method.

                           COMMUNITY BANK OF PARKER

                                  (Unaudited)

1. Summary of Significant Accounting Policies (continued)

   f.   Loans

        Loans are stated at principal balance adjusted for the allowance for loan losses and deferred fees. Interest income on loans is accrued and credited to operations based on the principal amount outstanding. Interest accrual is discontinued when, in the opinion of management, collection becomes doubtful.

        Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

   g.   Allowance for Loan Losses

        The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. The allowance is an amount management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions and trends that may affect the borrowers' ability to pay.

   h.   Premises and Equipment

        Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using straight-line and accelerated methods based on the estimated useful lives of the related assets. Leasehold improvements are amortized over the related lease term.

   i.   Income Taxes

        The Bank accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. Amounts provided for income
                     ---------------------------
        taxes are based on income reported for financial statement purposes at current tax rates after excluding non-taxable income and non-deductible expenses. Such amounts include deferred income taxes which result from temporary differences in the recognition of income and expenses in different accounting periods for tax and financial reporting purposes. These deferred taxes are computed using the asset and liability method as prescribed by SFAS No. 109. The Company and the Bank file a consolidated Federal income tax return. The parent company is reimbursed from its subsidiary for any current income tax benefits derived.

                           COMMUNITY BANK OF PARKER

                                  (Unaudited)

2.    Investment Securities

      The amortized cost and estimated fair value of investment securities are summarized as follows:

                                                                    Gross                Gross             Estimated
                                             Amortized            Unrealized           Unrealized            Fair
December 31, 1995                               Cost                Gains                Losses              Value
                                       ---------------------------------------------------------------------------------
U.S. Treasury and agency
 securities                                      $2,555,847                $1,457           $(1,900)         $2,555,404
Mortgage-backed securities                          148,394                 3,649              (420)            151,623
Restricted equity securities                         25,000                     -                 -              25,000
                                       ---------------------------------------------------------------------------------

  Totals                                         $2,729,241                $5,106           $(2,320)         $2,732,027
                                       =================================================================================

     The amortized cost and estimated fair value of investment securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                   Estimated
                                                             Amortized               Fair
                                                                Cost                 Value
                                                      -------------------------------------------

Due in one year or less                                           $2,355,847           $2,355,592
Due after one year through five years                                200,000              199,812
Due after five years through ten years                                     -                    -
Due after ten years                                                        -                    -
                                                      -------------------------------------------
                                                                   2,555,847            2,555,404

Mortgage-backed securities                                           148,394              151,263
Restricted equity securities (no maturity)                            25,000               25,000
                                                      -------------------------------------------

                                                                  $2,729,241           $2,732,027
                                                      ===========================================

     At December 31, 1995 investment securities with a carrying value of approximately $392,000 were pledged to secure public deposits and for other purposes.

                           COMMUNITY BANK OF PARKER

                                  (Unaudited)



3.   Loans

     Loans are summarized as follows:

                                                                                             1995
                                                                                  -----------------------
Real estate                                                                                   $12,735,963
Commercial                                                                                      2,761,520
Small Business Administration                                                                   2,218,985
Installment                                                                                     2,884,806
Leases                                                                                          4,913,341
Credit cards                                                                                    2,277,797
Other                                                                                             184,846
                                                                                  -----------------------

                                                                                               27,977,258

Allowance after loan losses                                                                      (208,920)
                                                                                  -----------------------

                                                                                              $27,768,338
                                                                                  =======================

     Changes in the allowance for loan losses during 1995 are as follows:

                                                                                             1995
                                                                                  -----------------------
Balance, beginning of year                                                                      $ 170,154
Provision for loan losses                                                                         103,684
Charge-offs, net of recoveries                                                                    (64,918)
                                                                                  -----------------------

                                                                                                $ 208,920
                                                                                  =======================



4.   Premises and Equipment

     Premises and equipment are summarized as follows:


                                                                                             1995
                                                                                  -----------------------

Real estate acquired for future expansion                                                      $  362,963
Leasehold improvements                                                                            280,188
Furniture, fixtures and equipment                                                                 618,574
Bank automobile                                                                                    26,148
                                                                                  -----------------------

                                                                                                1,287,873
Accumulated depreciation and amortization                                                        (575,112)
                                                                                  -----------------------

                                                                                               $  712,761
                                                                                  =======================

                           COMMUNITY BANK OF PARKER

                                  (Unaudited)





5.    Deposits

      Deposits are summarized as follows:

                                                                                     1995
                                                                            ---------------------

Demand
Non-interest-bearing
  Checking                                                                            $ 8,199,391
  Credit card security deposits                                                         2,233,947

 Interest-bearing
  NOW                                                                                   1,056,336
  Money market                                                                          8,978,123
                                                                            ---------------------

                                                                                       20,467,797
                                                                            ---------------------

Savings                                                                                 4,255,197
Time                                                                                    9,718,575
                                                                            ---------------------

                                                                                      $34,441,569
                                                                            =====================

     Time deposits, include certificates of deposit and individual retirement accounts of $100,000 and over, totaled approximately $4,034,000 at December 31, 1995. Interest expense on these accounts totaled $163,000 during 1995.

     Remaining maturities of time deposits at December 31, 1995 are as follows:


        Less than one year                                                             $8,941,505
        One to two years                                                                  275,618
        Two to three years                                                                483,807
        Three to four years                                                                17,645
                                                                            ---------------------

                                                                                       $9,718,575
                                                                            =====================

                           COMMUNITY BANK OF PARKER

                                  (Unaudited)



6.    Income Taxes

      Income tax expense (benefit) is summarized as follows:


                                                                                      1995
                                                                            ---------------------
Current tax expense:

 Federal                                                                                $ 333,189
 State                                                                                     45,962
                                                                            ---------------------

 Total current expense                                                                    379,151

Deferred tax expense:
 Federal                                                                                  (32,201)
 State                                                                                     (4,050)
                                                                            ---------------------

 Total deferred expense                                                                   (36,251)
                                                                            ---------------------

 Total income tax expense                                                               $ 342,900
                                                                            =====================

     The sources of the deferred tax asset are summarized as follows:

                                                                                     1995
                                                                            ---------------------
Deferred loan fees                                                                        $41,000
Premises and equipment                                                                     14,000
Allowance for loan losses                                                                  14,000
Other                                                                                      13,000
                                                                            ---------------------

                                                                                          $82,000
                                                                            =====================

     A reconciliation of expected Federal tax expense to actual tax expense is summarized as follows:

                                                                           1995
                                                                           ----
                                                               Amount                  %
                                                      -------------------------------------------
Expected Federal income tax expense                                 $309,250                 34.0
State taxes, net of Federal income tax benefit                        27,400                  3.0
Other                                                                  6,250                  0.7
                                                      -------------------------------------------

                                                                    $342,900                 37.7
                                                      ===========================================

                           COMMUNITY BANK OF PARKER

                                  (Unaudited)



7.   Financial Instruments with Off-Balance Sheet Risk

     Financial instruments which represent off-balance-sheet credit risk consist of open commitments to extend credit. Open commitments to extend credit amounted to approximately $7,880,000 at December 31, 1995. Such agreements require the Bank to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained (if deemed necessary by the Bank upon extension of credit) is based on management's credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. Commitments which are in excess of the Bank's legal lending limit are made only upon confirmation of acceptance by a participating bank.

8.   Concentration of Credit Risk

     The Bank grants commercial, consumer and real estate loans to customers in the Douglas/Elbert County area. Although the Bank has a diversified loan portfolio, a substantial portion of the Bank's debtors' ability to honor their contracts is dependent upon the real estate economic sector. The concentrations of credit by type are set forth in Note 3.

9.   Interest Rate Risk

     Changes in prevailing interest rates can cause changes in the Bank's net interest margin, and in the market value of assets. Changes in interest rates cannot be predicted and, historically, interest rates have sometimes been subject to periodic, volatile changes. There can be no assurance that such interest rate changes will not occur in the future.

                           COMMUNITY BANK OF PARKER

                                  (Unaudited)

10.  Related Party Transactions

     The Bank leases its main and branch facilities from a company related through common ownership. The leases are classified as operating leases and expire at various dates through January 2002. The leases on these facilities require the Bank to pay related taxes, insurance and maintenance. The Bank is obligated under these and other operating leases which require minimum rental payments. Total rental expense for 1995 amounted to approximately $125,000. Future minimum rental payments under operating leases with terms of one year or more at December 31, 1995 are as follows:

               Year ending December 31,                          Amount
               ------------------------                  ---------------------
       1996                                                           $115,000
       1997                                                            109,000
       1998                                                            108,000
       1999                                                             63,000
       Thereafter                                                      131,000
                                                         ---------------------

                                                                      $526,000
                                                         =====================

     The Bank has sold certain loan participations to a director/shareholder of the Bank and members of his family. At December 31, 1995 the total loan participations sold to related parties was $319,000. These loans had terms similar to loans sold to other participants.

     The Bank makes loans to officers, directors and stockholders in the normal course of business under substantially the same terms as it does to others. At December 31, 1995 direct loans to such parties aggregated approximately $228,000. During 1995, new loans to related parties amounted to $173,000 and repayments amounted to $49,000. At December 31, 1995, normal depository arrangements of such parties with the Bank amounted to approximately $1,388,000.

     The Bank operates a lease brokering company. During 1995 the director presented leases to the Bank. The director was paid a fee for each lease that the Bank accepted. Total fees received by the director were approximately $78,000 for 1995.

                           COMMUNITY BANK OF PARKER

                                  (Unaudited)

11.  Dividends

     Banking regulations place various restrictions which limit the extent to which dividends may be paid by the Bank without approval of these regulatory agencies. The approval of the Colorado Banking Board is required for the Bank to pay dividends in any calendar year which exceed the Bank's net profits for that year combined with its retained profits for the preceding two years.

12.  Regulatory Capital Requirements

     The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) of 8% and 4%, respectively, and Tier I capital (as defined) to average assets (as defined) of 4%. As of December 31, 1995, the Bank meets all capital adequacy requirements to which it is subject. The Bank's total capital to risk-weighted assets was 10.82%, Tier I capital to risk-weighted assets was 10.09% and the Tier I capital ratio was 7.68%.

     As of December 31, 1995, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I capital ratios of 10%, 6% and 5%, respectively. There are no conditions or events since December 31, 1995 that management believes have changed the institution's category.

13.  Stockholder's Equity

     Each outstanding share of Class A Common Stock shall be entitled to one vote and each fractional share of Class A Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of stockholders. Cumulative voting shall not be allowed in the election of directors of the Bank and every stockholder entitled to vote at such election shall have the right to vote the number of shares owned by him for as many persons as there are directors to be elected, and for whose election he has a right to vote.

                           COMMUNITY BANK OF PARKER

                                  (Unaudited)

13.  Stockholder's Equity (continued)

     Except as otherwise provided by law, the holders of Class B Common Stock shall not be entitled to vote at any meeting of stockholders for the election of directors or for any other purpose or otherwise participate in any action taken by the Bank or the stockholders thereof, or to receive notice of any meeting of stockholders.

14.  Subsequent Events

     On July 12, 1995, the Company entered into a Stock Purchase Agreement, as amended August 14, 1995 and December 19, 1995. The acquisition of the Company's stock was consummated on January 10, 1996, resulting in the Bank recording approximately $2,426,000 in goodwill.

15.  Disclosures About the Fair Value of Financial Instruments

     The following disclosures of the estimated fair value of financial instruments are made in accordance with the requirements of SFAS No. 107,

     Disclosures about Fair Value of Financial Instruments.  The estimated fair
     -----------------------------------------------------
     value amounts have been determined by the Bank using available market information and valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material impact on the estimated fair value amounts.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     CASH AND CASH EQUIVALENTS

     The current carrying amount is a reasonable estimate of fair value.

     INVESTMENT SECURITIES

     An estimate of the fair value for investment securities, including mortgage-backed securities, is made utilizing quoted market data for publicly traded securities, where available. A third-party pricing service that specializes in "matrix pricing" and modeling techniques provides estimated fair values for securities not actively traded.

                           COMMUNITY BANK OF PARKER

                                  (Unaudited)

15.  Disclosures About the Fair Value of Financial (continued)

     LOANS

     The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
     CASH SURRENDER VALUE OF LIFE INSURANCE

     The current carrying amount is a reasonable estimate of fair value.

     DEPOSITS

     The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

     COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the customers. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The estimated fair value of letters of credit is based on the fees currently charged for similar agreements. These instruments were determined to have no positive or negative market value adjustments and are not listed in the following table.

                                                                    December 31, 1995
                                                        -----------------------------------------
                                                              Carrying               Fair
                                                               Amount                Value
                                                        -----------------------------------------
                                                                       (In thousands)


Financial assets:
 Cash and cash equivalents                                           $ 6,007              $ 6,007
 Investment securities                                                 2,729                2,732
 Loans, net of allowance                                              27,768               27,740
 Cash surrender value of life insurance                                  375                  375

Financial liabilities:
 Deposits                                                             34,442               34,456

                           COMMUNITY BANK OF PARKER

                                  (Unaudited)

15.  Disclosures About the Fair Value of Financial (continued)

     COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT (CONTINUED)

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of the financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented.

                                  APPENDIX A

                     AGREEMENT AND PLAN OF REORGANIZATION

                                   AGREEMENT
                                      AND
                            PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 1st day of September, 1998, by and between METROPOLITAN BANCSHARES, INC. ("Metropolitan"), a Colorado corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

     WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will merge with and into Metropolitan (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of Metropolitan of the par value of $1.00 per share ("Metropolitan Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

     NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

     1.  Basic Plan of Reorganization

     (a)  Merger.  Subject to the terms and conditions contained herein, a
          ------
wholly-owned subsidiary of Norwest (the "Merger Co.") will be merged by statutory merger with and into Metropolitan pursuant to the Merger Agreement, with Metropolitan as the surviving corporation, in which merger each share of Metropolitan Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for that number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares by the number of shares of Metropolitan Common Stock then outstanding. The "Adjusted Norwest Shares" shall be a number equal to $24,500,000 divided by the Norwest Measurement Price. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

     (b)  Norwest Common Stock Adjustments.  If, between the date hereof and the
          --------------------------------
Effective Time of the Merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of Metropolitan Common Stock shall be converted pursuant to subparagraph
(a), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Metropolitan Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of Metropolitan Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

     (c)  Fractional Shares.  No fractional shares of Norwest Common Stock and
          -----------------
no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the Norwest Measurement Price.

     (d)  Mechanics of Closing Merger.  Subject to the terms and conditions set
          ---------------------------
forth herein, the Merger Agreement shall be executed and it or Articles of Merger or a Certificate of Merger shall be filed with the Secretary of State of the State of Colorado within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing." The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger." The "Effective Time of the Merger" shall be 11:59 p.m. Denver, Colorado time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Metropolitan pursuant to the Merger Agreement.

     The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

     2. Representations and Warranties of Metropolitan. Metropolitan represents and warrants to Norwest as follows:

     (a)  Organization and Authority.  Metropolitan is a corporation duly
          --------------------------
organized, validly existing and in good standing under the laws of the State of Colorado, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Metropolitan and the Metropolitan Subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Metropolitan is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act").

Metropolitan has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.

     (b)  Metropolitan's Subsidiaries.  Schedule 2(b) sets forth a complete and
          ---------------------------
correct list of all of Metropolitan's subsidiaries as of the date hereof (individually a "Metropolitan Subsidiary" and collectively the "Metropolitan Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by Metropolitan. No equity security of any Metropolitan Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Metropolitan Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55
(1982) and the Colorado Business Corporation Act, all of such shares so owned by Metropolitan are fully paid and nonassessable and, except as set forth on
Schedule 2(b), are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Metropolitan Subsidiary is a corporation or a bank chartered under the Colorado Banking Act duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), Metropolitan does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

     (c)  Capitalization.  The authorized capital stock of Metropolitan consists
          --------------
of 1,000,000 shares of common stock, $1.00 par value, of which as of the close of business on June 30, 1998, 41,250 shares were outstanding, and no shares were held in the treasury. The maximum number of shares of Metropolitan Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Metropolitan Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto, were exercised is 47,550 shares. All of the outstanding shares of capital stock of Metropolitan have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Metropolitan or any Metropolitan Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Metropolitan or any Metropolitan Subsidiary. Since June 30, 1998, no shares of Metropolitan capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Metropolitan or any Metropolitan Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Metropolitan.

     (d)  Authorization.  Metropolitan has the corporate power and authority to
          -------------
enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Metropolitan and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Metropolitan. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Metropolitan as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of Metropolitan enforceable against Metropolitan in accordance with their respective terms.

     Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Metropolitan of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Metropolitan with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Metropolitan or any Metropolitan Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Metropolitan or any Metropolitan Subsidiary is a party or by which it may be bound, or to which Metropolitan or any Metropolitan Subsidiary or any of the properties or assets of Metropolitan or any Metropolitan Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Metropolitan, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Metropolitan or any Metropolitan Subsidiary or any of their respective properties or assets.

     Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under Colorado law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Metropolitan of the transactions contemplated by this Agreement and the Merger Agreement.

     (e)  Metropolitan Financial Statements.  The consolidated balance sheets of
          ---------------------------------
Metropolitan and the Metropolitan Subsidiaries as of December 31, 1996 and 1997 and related consolidated statements of income, shareholders' equity and cash flows for the two (2) years ended December 31, 1997, together with the notes thereto, certified by BDO Seidman, LLP, and the unaudited statements of financial condition of Metropolitan and the Metropolitan Subsidiaries as of June 30, 1998 and the related unaudited statements of income, for the six (6) months then ended (collectively, the "Metropolitan Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may otherwise be disclosed therein) and present fairly the consolidated financial position of Metropolitan and the Metropolitan Subsidiaries and the consolidated results of operations and cash flows of Metropolitan and the Metropolitan Subsidiaries as of, and for the periods ending, December 31, 1996 and 1997 and (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the financial position of Metropolitan and the Metropolitan Subsidiaries and the results of operations of Metropolitan and the Metropolitan Subsidiaries, as of, and for the period ending, June 30, 1998.

     (f)  Reports.  Since December 31, 1993, Metropolitan (or its predecessor)
          -------
and each Metropolitan Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Metropolitan Reports." As of their respective dates, the Metropolitan Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Metropolitan Reports have been made available to Norwest by Metropolitan.

     (g)  Properties and Leases.  Except as may be reflected in the Metropolitan
          ---------------------
Financial Statements and except for any lien for current taxes not yet delinquent, Metropolitan and each Metropolitan Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Metropolitan's balance sheet as of June 30, 1998 for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Metropolitan or any Metropolitan Subsidiary pursuant to which Metropolitan or such Metropolitan Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Metropolitan or such Metropolitan Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Metropolitan's and each Metropolitan Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h)  Taxes.  Each of Metropolitan and the Metropolitan Subsidiaries has
          -----
filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Metropolitan and the Metropolitan Subsidiaries for the fiscal year ended December 31, 1994, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) neither Metropolitan nor any Metropolitan Subsidiary is a party to any pending action or proceeding, nor, to the best knowledge of Metropolitan, is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Metropolitan or any Metropolitan Subsidiary which has not been settled, resolved and fully satisfied. Except for amounts not yet due and payable, each of Metropolitan and the Metropolitan Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The balance sheet as of June 30, 1998, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Metropolitan and the Metropolitan Subsidiaries with respect to all periods through the date thereof.

     (i)  Absence of Certain Changes.  Since December 31, 1997, there has been
          --------------------------
no change in the business, financial condition or results of operations of Metropolitan or any Metropolitan Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Metropolitan and the Metropolitan Subsidiaries taken as a whole.

     (j)  Commitments and Contracts.  Except as set forth on Schedule 2(j),
          -------------------------
neither Metropolitan nor any Metropolitan Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Metropolitan or such Metropolitan Subsidiary);

          (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

         (iii)  any labor contract or agreement with any labor union;

         (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of Metropolitan or any Metropolitan Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Metropolitan or any Metropolitan Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

         (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

         (vi) any lease with annual rental payments aggregating $10,000 or more; or

         (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

         (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

     (k)  Litigation and Other Proceedings.  Metropolitan has furnished Norwest
          --------------------------------
copies of (i) all attorney responses to the request of the independent auditors for Metropolitan with respect to loss contingencies as of December 31, 1997 in connection with the Metropolitan Financial Statements for the annual period then ended, and (ii) a written list of legal and regulatory proceedings filed against Metropolitan or any Metropolitan Subsidiary since said date or currently pending. Neither Metropolitan nor any Metropolitan Subsidiary is a party to any pending or, to the best knowledge of Metropolitan, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Metropolitan and the Metropolitan Subsidiaries taken as a whole.

     (l)  Insurance.  Metropolitan and each Metropolitan Subsidiary is presently
          ---------
insured, and since January 10, 1996, (or during such lesser period of time as Metropolitan has owned such Metropolitan Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m)  Compliance with Laws.  Metropolitan and each Metropolitan Subsidiary
          --------------------
has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Metropolitan or such Metropolitan Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Metropolitan, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Metropolitan and each Metropolitan Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Metropolitan nor any Metropolitan Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Metropolitan or any Metropolitan Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Metropolitan and the Metropolitan Subsidiaries taken as a whole.

     (n)  Labor.  No work stoppage involving Metropolitan or any Metropolitan
          -----
Subsidiary is pending or, to the best knowledge of Metropolitan, threatened. Neither Metropolitan nor any Metropolitan Subsidiary is involved in, affected by or, to the best knowledge of Metropolitan, threatened with, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Metropolitan or such Metropolitan Subsidiary. Employees of Metropolitan and the Metropolitan Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Material Interests of Certain Persons.  Except as set forth on
          -------------------------------------
Schedule 2(o), to the best knowledge of Metropolitan no officer or director of Metropolitan or any Metropolitan Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Metropolitan or any Metropolitan Subsidiary.

     Schedule 2(o) sets forth a correct and complete list of any loan from Metropolitan or any Metropolitan Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Metropolitan's or such Metropolitan Subsidiary's Board of Directors.

     (p)  Metropolitan Benefit Plans.
          --------------------------

          (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which Metropolitan or any Metropolitan Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by Metropolitan or any Metropolitan Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), Metropolitan or the Metropolitan Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Reform Act of 1986 ("TRA `86") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. Metropolitan knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

          (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

          (iv) Except as disclosed in Schedule 2(p), and to the best knowledge of Metropolitan, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of Metropolitan, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Metropolitan and the Metropolitan Subsidiaries taken as a whole.

          (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

          (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

          (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Metropolitan or any Metropolitan Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (q)  Proxy Statement, etc.  None of the information regarding Metropolitan
          --------------------
and the Metropolitan Subsidiaries supplied or to be supplied by Metropolitan for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of Metropolitan Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to Metropolitan's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting.

     (r)  Registration Obligations.  Except as set forth on Schedule 2(r),
          ------------------------
neither Metropolitan nor any Metropolitan Subsidiary is under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

     (s)  Brokers and Finders.  Except for The Wallach Company, Inc., neither
          -------------------
Metropolitan nor any Metropolitan Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Metropolitan or any Metropolitan Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

     (t)  Administration of Trust Accounts.  Each of Metropolitan and the
          --------------------------------
Metropolitan Subsidiaries has properly administered in all respects material and which could reasonably be expected to be material to the financial condition of Metropolitan and the Metropolitan Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Metropolitan, any Metropolitan Subsidiary, nor any director, officer or employee of Metropolitan or any Metropolitan Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of Metropolitan and the Metropolitan Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     (u)  No Defaults.  Neither Metropolitan nor any Metropolitan Subsidiary is
          -----------
in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Metropolitan and the Metropolitan Subsidiaries, taken as a whole. To the best of Metropolitan's knowledge, all parties with whom Metropolitan or any Metropolitan Subsidiary has material leases, agreements or contracts or who owe to Metropolitan or any Metropolitan Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Metropolitan Subsidiaries are in compliance therewith in all material respects.

     (v)  Environmental Liability.  There is no legal, administrative, or other
          -----------------------
proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Metropolitan or any Metropolitan Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of Metropolitan's knowledge, threatened against Metropolitan or any Metropolitan Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Metropolitan and the Metropolitan Subsidiaries taken as a whole; to the best of Metropolitan's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Metropolitan's knowledge neither Metropolitan nor any Metropolitan Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Metropolitan has provided Norwest with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

     (w)  Compliance with Year 2000 Requirements.  Except as set forth in
          --------------------------------------
Schedule 2(w), Metropolitan is in full compliance with its Year 2000 project management process as set forth in the May 5, 1997 Federal Financial Institutions Examination Council ("FFIEC") Interagency Statement on the Year 2000 and subsequent guidance documents (the "FFIEC Requirements"). Metropolitan has made its Year 2000 project assessment and remediation plan available to Norwest for review and has furnished Norwest with copies of all communications between Metropolitan or any Metropolitan Subsidiary and regulators having responsibility for overseeing compliance with such current FFIEC Requirements.

     3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to Metropolitan as follows:

     (a)  Organization and Authority.  Norwest is a corporation duly organized,
          --------------------------
validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

     (b)  Norwest Subsidiaries.  Schedule 3(b) sets forth a complete and correct
          --------------------
list as of December 31, 1997, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

     (c)  Norwest Capitalization.  As of March 31, 1998, the authorized capital
          ----------------------
stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on March 31, 1998, 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, and 9,956 shares of ESOP Cumulative Convertible

Preferred Stock, at $1,000 stated value, 20,510 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 22,644 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, and 20,220 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, and 29,498 shares of 1998 ESOP Cumulative Convertible Preferred Stock at $1,000 stated value were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on March 31, 1998, no shares were outstanding; and (iii) 1,000,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on March 31, 1998, 769,113,149 shares were outstanding and 11,502,502 shares were held in the treasury. All of the outstanding shares of capital stock of Norwest have been duly and validly authorized and issued and are fully paid and nonassessable. On June 7, 1998, Norwest entered into an Agreement and Plan of Merger (the "Wells Merger Agreement") by and between Norwest and Wells Fargo & Company ("Wells Fargo"), a Delaware corporation, under which it is contemplated that Wells Fargo will merge with and into Norwest, with Norwest as the surviving corporation (the "Wells Merger"). The Wells Merger Agreement provides that, prior to consummation of the Wells Merger, Norwest will amend its Restated Certificate of Incorporation to provide that Norwest shall have authority to issue an aggregate 20,000,000 shares of Preferred Stock without par value, 4,000,000 of Preference Stock without par value, and 4,000,000,000 shares of Common Stock of the par value of $1-2/3 per share. Effective as of June 8, 1998, Norwest amended its Restated Certificate of Incorporation to increase its authorized Common Stock to 2,000,000,000 shares of Common Stock, $1-2/3 par value per share.

     (d)  Authorization.  Norwest has the corporate power and authority to enter
          -------------
into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

     Neither the execution, delivery and performance by Norwest of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any

Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

     Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Colorado law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Merger Agreement.

     (e)  Norwest Financial Statements.  The consolidated balance sheets of
          ----------------------------
Norwest and Norwest's subsidiaries as of December 31, 1996 and 1997 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1997, together with the notes thereto, certified by KPMG Peat Marwick and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of June 30, 1998 and the related unaudited consolidated statements of income and cash flows for the six (6) months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

     (f)  Reports.  Since December 31, 1993, Norwest and each Norwest Subsidiary
          -------
has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports." As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g)  Properties and Leases.  Except as may be reflected in the Norwest
          ---------------------
Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of June 30, 1998 included in Norwest's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h)  Taxes.  Each of Norwest and the Norwest Subsidiaries has filed all
          -----
material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1982, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors, or other third parties.

     (i)  Absence of Certain Changes.  Since December 31, 1997, there has been
          --------------------------
no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (j)  Commitments and Contracts.  Except as set forth on Schedule 3(j), as
          -------------------------
of December 31, 1997 neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i)   any labor contract or agreement with any labor union;

          (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

     (k)  Litigation and Other Proceedings.  Neither Norwest nor any Norwest
          --------------------------------
Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (l)  Insurance. Norwest and each Norwest Subsidiary is presently insured or
          ---------
self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m)  Compliance with Laws.  Norwest and each Norwest Subsidiary has all
          --------------------
permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction, or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

     (n)  Labor.  No work stoppage involving Norwest or any Norwest Subsidiary
          -----
is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit, or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Norwest Benefit Plans.
          ---------------------

          (i) As of December 31, 1997, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of TRA `86 for each of the Norwest Plans to which the qualification requirements of Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

          (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

          (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or
     violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

          (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

          (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

          (vii) Neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (p)  Registration Statement, etc.  None of the information regarding
          ---------------------------
Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     (q)  Brokers and Finders.  Neither Norwest nor any Norwest Subsidiary nor
          -------------------
any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

     (r)  No Defaults.  Neither Norwest nor any Norwest Subsidiary is in
          -----------
default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

     (s)  Environmental Liability.  There is no legal, administrative, or other
          -----------------------
proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Norwest or any Norwest Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

     (t)  Merger Co.  As of the Closing Date, Merger Co. will be a corporation
          ---------
duly organized, validly existing, duly qualified to do business and in good standing under the laws of the State of Colorado, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. Merger Co. will have the corporate power and authority to enter into the Merger Agreement and to carry out its obligations thereunder and the execution, delivery and performance of the Merger Agreement by Merger Co. and the consummation of the transactions contemplated thereby will be duly authorized by the Board of Directors of Merger Co. Subject to such approvals of government agencies and other governing boards having regulatory authority over Merger Co. as may be required by statute or regulation, the Merger Agreement when executed by Merger Co. will be a valid and binding obligation of Merger Co. enforceable against Merger Co. in accordance with its terms.

     4. COVENANTS OF METROPOLITAN. Metropolitan covenants and agrees with Norwest as follows:

     (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, Metropolitan, and each Metropolitan Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest (which consent requirement shall be deemed to be waived as to any loan approval request to which Norwest has made no response by the end of the second business day following the receipt of the request), make any new loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $100,000, or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $150,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Metropolitan and each Metropolitan Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Metropolitan and the Metropolitan Subsidiaries taken as a whole, and correct or remedy any material violation of any law or regulation upon identification thereof and at Norwest's request; promptly upon request, provide access to Norwest and its representatives of Metropolitan's and any Metropolitan Subsidiary's bank application computer files and provide or cause to be provided any vendor deconversion tape from vendor along with any related support data and documentation; and permit Norwest and its representatives (including KPMG Peat Marwick) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Metropolitan herein expressed.

     (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, Metropolitan and each Metropolitan Subsidiary will not (without the prior written consent of Norwest): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities except for the exercise of stock options pursuant to the Option Agreements and Graf Stock Option Agreement described in paragraphs 4(q) and 4(r); authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $10,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one (1) year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Metropolitan; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; sell or otherwise dispose of any shares of the capital stock of any Metropolitan Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

     (c) The Board of Directors of Metropolitan will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of Metropolitan will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Colorado Business Corporation Act and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

     (d) Metropolitan will furnish or cause to be furnished to Norwest all the information concerning Metropolitan and the Metropolitan Subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of BDO Seidman, LLP to use such opinion in such Registration Statement.

     (e) Metropolitan will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Metropolitan to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

     (f) Metropolitan will use its best efforts to deliver to the Closing all opinions, certificates, and other documents required to be delivered by it at the Closing.

     (g) Metropolitan will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to Metropolitan and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Metropolitan's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to Metropolitan, in the public domain, or later acquired by Metropolitan from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

     (h) Neither Metropolitan, nor any Metropolitan Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Metropolitan or any Metropolitan Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security,
(iii) to purchase, lease or otherwise acquire the assets of Metropolitan or any Metropolitan Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Metropolitan or any Metropolitan Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Metropolitan or any Metropolitan Subsidiary concerning any of the foregoing, Metropolitan or such Metropolitan Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

     (i) Metropolitan shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (j) Metropolitan and each Metropolitan Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Norwest, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger, and (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger.

     (k)  Reserved.

     (l) Metropolitan shall use its best efforts to obtain and deliver prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or shareholder of Metropolitan who may reasonably be deemed an "affiliate" of Metropolitan within the meaning of such term as used in Rule 145 under the Securities Act.

     (m) Metropolitan shall establish such additional accruals and reserves as may be necessary to conform Metropolitan's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Metropolitan's business following the Merger and to provide for the costs and expenses relating to the consummation by Metropolitan of the Merger and the other transactions contemplated by this Agreement.

     (n) Metropolitan shall obtain, at its sole expense, Phase I environmental assessments for each bank facility owned by Metropolitan or the Metropolitan Subsidiaries and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Norwest no later than four (4) weeks and written reports shall be delivered to Norwest no later than eight (8) weeks from the date of this Agreement. Metropolitan shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments. Metropolitan shall obtain a survey and assessment of all potential asbestos containing material in owned or leased properties (other than OREO property) and a written report of the results shall be delivered to Norwest within four weeks of execution of the definitive agreement.

     (o) Metropolitan shall obtain, at its sole expense, commitments for title insurance and real estate surveys for each bank facility owned by Metropolitan or the Metropolitan Subsidiaries which shall be delivered to Norwest no later than four (4) weeks from the date of this Agreement.

     (p) Metropolitan will cooperate with Norwest to assess the impact of the transactions contemplated by this Agreement on Metropolitan's continued actions to comply with the FFIEC Year 2000 requirements and Metropolitan will take such action, in consultation with Norwest, as may be necessary to amend Metropolitan's Year 2000 project assessment and remediation plan in order to comply with FFIEC Year 2000 requirements. Metropolitan will prepare a contingency plan to be used in the event the transactions contemplated by this Agreement are not consummated. Metropolitan will consult and cooperate with Norwest concerning credit, customer, and vendor assessments and criteria for FFIEC Year 2000 requirements.

     (q) The Board of Directors of Metropolitan shall take such action as is necessary to provide not less than 30 days' written notice that the Options granted pursuant to the Option Agreements, including shares as to which such option would not otherwise be exercisable, described on Schedule 4(q) ("Option Agreements"), shall terminate as of the Effective Date if not exercised in accordance with the terms of the Option Agreements during the 30-day period ending on the last calendar day preceding the Effective Date, all as contemplated by Section 8(b) of the Option Agreements.

     (r) The Board of Directors shall take such action as is necessary to provide Robert W. Graf not less than 45 days prior notice of the record date of the shareholders meeting required by paragraph 4(c) hereof that the options granted pursuant to the Non-Qualified Stock Option Agreement dated as of the 9th day of January 1996 ("Graf Option Agreement") between Metropolitan and Robert W. Graf shall terminate as of such date if not exercised prior to such date in accordance with the terms of the Graf Option Agreement; provided that Metropolitan shall neither loan Robert W. Graf amounts necessary to exercise such options nor fund the exercise of such options by a compensatory payment or other extraordinary compensation.

     (s) Metropolitan shall use its best efforts to terminate the Stock Redemption Agreement and Cross Purchase Agreement dated January 2, 1996 among Metropolitan and the shareholder signatories thereto (the "Redemption Agreement") effective no later than immediately prior to the Effective Date of the Merger.

     (t) In exchange for termination effective as of the Closing Date of the benefit granting Robert W. Graf use of an automobile, Metropolitan shall provide Robert W. Graf with the option of acquiring such automobile for its fair market value prior to the Closing Date.

     (u) Immediately prior to the Closing, Metropolitan shall apply the funds to be loaned to it by Norwest pursuant to paragraph 5(o) hereof to pay in full all indebtedness of Metropolitan to US Bank.

     5. COVENANTS OF NORWEST. Norwest covenants and agrees with Metropolitan as follows:

     (a) From the date hereof until the Effective Time of the Merger, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     (b) Norwest will furnish to Metropolitan all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of Metropolitan, or in any statement or application made by Metropolitan to any governmental body in connection with the transactions contemplated by this Agreement.

     (c) As promptly as practicable after the execution of this Agreement, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of Metropolitan pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Metropolitan shareholders, at the time of the Metropolitan shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided,
                                                                  --------
however, that none of the provisions of this subparagraph shall apply to
-------
statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Metropolitan or any Metropolitan Subsidiary for use in the Registration Statement or the Prospectus.

     (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

     (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of Metropolitan pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of Metropolitan pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

     (f) Norwest will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

     (g) Norwest will promptly take all necessary corporate and other action and promptly file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Metropolitan to obtain all such approvals and consents required by Metropolitan. Norwest will endeavor to furnish Metropolitan with copies of the non-confidential portions of all such filings contemporaneously with their submission to the applicable authorities, and will furnish

Metropolitan with copies of the non-confidential portions of all documents evidencing such consents and approvals, and the non-confidential portions of all correspondence received from such authorities with respect thereto, promptly upon receipt thereof.

     (h) Norwest will hold in confidence all documents and information concerning Metropolitan and the Metropolitan Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Metropolitan (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Metropolitan.

     (i) Norwest will file any documents or agreements required to be filed in connection with the Merger under the Colorado Business Corporation Act.

     (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates, and other documents required to be delivered by it at the Closing.

     (k) Norwest shall consult with Metropolitan as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (l) Norwest shall give Metropolitan notice of receipt of the regulatory approvals referred to in paragraph 7(e).

     (m) For a period not exceeding fifteen (15) days prior to the Closing Date, Norwest will permit Metropolitan and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by Metropolitan or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

     (n) With respect to the indemnification of directors and officers and with respect to directors' and officers' insurance, Norwest agrees as follows:

          (i) Norwest shall ensure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director or officer of Metropolitan or any Metropolitan Subsidiary (an "Indemnified Party" and, collectively, the "Indemnified Parties"), in Metropolitan's Articles of Incorporation or Bylaws or similar governing documents of any Metropolitan Subsidiary, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Merger, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, survive the Merger and shall continue in full force and effect. Nothing contained in this paragraph 5(n)(i) shall be deemed to preclude the liquidation, consolidation or merger of Metropolitan or any Metropolitan Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of substantially all of the assets of Metropolitan, Norwest shall guarantee, to the extent of the net asset value of Metropolitan or any Metropolitan Subsidiary as of the Effective Date of the Merger, the indemnification obligations of Metropolitan or any Metropolitan Subsidiary to the extent of indemnification obligations of Metropolitan and the Metropolitan Subsidiaries described above. Notwithstanding anything to the contrary contained in this paragraph 5(n)(i), nothing contained herein shall require Norwest to indemnify any person who was a director or officer of Metropolitan or any Metropolitan Subsidiary to a greater extent than Metropolitan or any Metropolitan Subsidiary is, as of the date of this Agreement, required to indemnify any such person;

          (ii) any Indemnified Party wishing to claim indemnification under paragraph 5(n)(i), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Norwest thereof, but the failure to so notify shall not relieve Norwest of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time of the Merger), (A) Norwest shall have the right to assume the defense thereof and Norwest shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Norwest elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Norwest and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Norwest shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Norwest shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest and (B) such Indemnified Party shall cooperate in the defense of any such matter.

          (iii) for a period of three years after the Effective Time of the Merger, Norwest shall use its best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Metropolitan (provided that Norwest may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time of the Merger, excluding claims relating to "employment practices" or "lender liability" or covering employees who are not officers or directors of Metropolitan or the Metropolitan Subsidiaries; provided, however, that in no event shall Norwest be obligated to expend, in order to maintain or provide insurance coverage pursuant to this paragraph 5(n)(iii), any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date hereof by Metropolitan for such insurance (the "Maximum Amount") and provided further that, prior to the Effective Time of the Merger, Metropolitan shall notify the appropriate directors' and officers' liability insurers of the Merger and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Indemnified Party, or circumstances likely to give rise thereto, in accordance with terms and conditions of the applicable policies. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Norwest shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount;

          (iv) if Norwest or any of its successors or assigns (A) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Norwest shall assume the obligations set forth in this paragraph 5(n); and

          (v) the provisions of this paragraph 5(n) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     (o) Immediately prior to the Closing, Norwest shall loan to Metropolitan funds sufficient to enable Metropolitan to pay in full all of its indebtedness to US Bank.

     6. CONDITIONS PRECEDENT TO OBLIGATION OF METROPOLITAN. The obligation of Metropolitan to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Metropolitan:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Time of Filing.

     (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

     (c) Metropolitan shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

     (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Metropolitan required for approval of a plan of merger in accordance with the provisions of Metropolitan's Articles of Incorporation and the Colorado Business Corporation Act.

     (e) Norwest shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

     (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (g) The shares of Norwest Common Stock to be delivered to the stockholders of Metropolitan pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

     (h) Metropolitan shall have received an opinion, dated the Closing Date, of counsel to Metropolitan, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Metropolitan Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares;
(iii) the basis of the Norwest Common Stock received by the shareholders of Metropolitan will be the same as the basis of Metropolitan Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of Metropolitan will include the holding period of the Metropolitan Common Stock, provided such shares of Metropolitan Common Stock were held as a capital asset as of the Effective Time of the Merger. In rendering its opinion, counsel to Metropolitan may require the parties to deliver certificates relating to, and may rely upon representations and warranties of the parties as to, certain factual matters and, in connection with such opinion, Norwest agrees to deliver a certificate substantially in the form attached as Exhibit C.

     (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Norwest:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Metropolitan and the Metropolitan Subsidiaries taken as a whole as if made at the Time of Filing.

     (b) Metropolitan shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

     (c) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Metropolitan required for approval of a plan of merger in accordance with the provisions of Metropolitan's Articles of Incorporation and the Colorado Business Corporation Act.

     (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Metropolitan, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

     (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Metropolitan or any Metropolitan Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

     (f) Metropolitan and each Metropolitan Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Metropolitan's or such subsidiary's business required for the consummation of the Merger, and Metropolitan and each Metropolitan Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

     (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (h)  Reserved.

     (i) At any time since the date hereof the total number of shares of Metropolitan Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Metropolitan Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Norwest, shall not have exceeded 47,550.

     (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (k) Norwest shall have received from the Chief Executive Officer of Metropolitan and the cashier of Community Bank of Parker (the "Bank") a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

          (i) the interim quarterly financial statements of Metropolitan included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Metropolitan;

          (ii) the amounts reported in the interim quarterly financial statements of Metropolitan agree with the general ledger of Metropolitan;

          (iii) the annual and quarterly financial statements of Metropolitan and the Metropolitan Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

          (iv) from June 30, 1998 (or, if later, since the date of the most recent unaudited financial statements of Metropolitan and the Metropolitan Subsidiaries as may be included in the Registration Statement) to a date five (5) days prior to the effective date of the Registration Statement or five (5) days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Metropolitan and the Metropolitan Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in net interest income, net interest income after provision for credit losses, income before income taxes, consolidated net income and net income per share amounts of Metropolitan and the Metropolitan Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

          (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Metropolitan and the Metropolitan Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Metropolitan and the Metropolitan Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Metropolitan included in the annual and quarterly financial statements, except as disclosed in such letters.

     (l) Metropolitan and the Metropolitan Subsidiaries considered as a whole shall not have sustained since December 31, 1997 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

     (m) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Metropolitan or any Metropolitan Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon Metropolitan and its subsidiaries taken as a whole.

     (n) Since December 31, 1997, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, or business of Metropolitan and the Metropolitan Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     (o) Either Metropolitan shall be in full compliance with current FFIEC Year 2000 requirements or there shall be no feature of Metropolitan's data processing, operating or platform systems that would prevent those systems from being successfully converted to Norwest systems.

     (p) Metropolitan shall have taken the actions required by paragraph 4(q). The Option Agreements shall have been exercised in full and all other rights terminated effective prior to the Effective Date. Metropolitan shall have collected all federal and state income and payroll taxes from the optionees of said options attributable to the exercise of said options. In addition, Metropolitan shall have complied with all income tax reporting and deposit obligations with respect to the exercise of said options.

     (q) Metropolitan shall have taken the actions required by paragraph 4(r). The Graf Option Agreement shall have been exercised in full and all other rights terminated effective prior to the Effective Date. Metropolitan shall have collected all federal and state income and payroll taxes from the optionee of said options attributable to the exercise of said options. In addition, Metropolitan shall have complied with all income tax reporting and deposit obligations with respect to the exercise of said options.

     (r) Metropolitan shall have taken the actions required by paragraph 4(s). The Redemption Agreement shall have been terminated effective prior to the Effective Date.

     (s) Norwest shall have received the signed resignations effective as of the Effective Date of such officers and directors of Metropolitan and the Metropolitan Subsidiaries as Norwest may request.

     (t) The buy-back provisions of the subscription agreements related to the Option Agreements shall have been terminated prior to the Effective Date.

     (u) The employment agreement, dated as of the date hereof, between Norwest, Robert W. Graf and the Bank shall not have been amended and shall be in full force and effect.

     (v) At the Closing, Metropolitan shall own, directly, and shall deliver to Norwest at the Closing stock certificates evidencing, all of the outstanding capital stock of the Metropolitan Subsidiaries free and clear of any lien, claim, charge option, encumbrance or agreement with respect thereto.

     8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of Metropolitan or any Metropolitan Subsidiary as of the Effective Date of the Merger ("Metropolitan Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

     (a) Employee Welfare Benefit Plans.  Each Metropolitan Employee shall be
         -------------------------------
eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans (and not subject to pre-existing condition exclusions, except with respect to the Norwest Long Term Care Plan) and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger (provided, however, that it is Norwest's intent that the transition from the Metropolitan plans to the Norwest plans be facilitated without gaps in coverage to the participants and without duplication in costs of Norwest):

     Medical Plan
     Dental Plan
     Vision Plan
     Short Term Disability Plan
     Long Term Disability Plan
     Long Term Care Plan
     Flexible Benefits Plan
     Basic Group Life Insurance Plan
     Group Universal Life Insurance Plan
     Dependent Group Life Insurance Plan
     Business Travel Accident Insurance Plan
     Accidental Death and Dismemberment Plan
     Severance Pay Plan
     Vacation Program

For the purpose of determining each Metropolitan Employee's benefit for the year in which the Merger occurs under the Norwest vacation program, vacation taken by an Metropolitan Employee in the year in which the Merger occurs will be deducted from the total Norwest benefit. Metropolitan Employees shall receive credit for years of service to Metropolitan, the Metropolitan Subsidiaries and any predecessors of the Metropolitan Subsidiaries (to the extent credited under the vacation, short term disability and severance pay programs of Metropolitan) for the purpose of determining benefits under the Norwest Vacation Program, Short Term Disability Plan and the Norwest Severance Pay Plan.

     (b)  Employee Retirement Benefit Plans.  Each Metropolitan Employee shall
          ---------------------------------
be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to Metropolitan and the Metropolitan Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger.

   Each Metropolitan Employee shall be eligible for participation, as a new employee, in the Norwest Pension Plan under the terms thereof.

     9.  TERMINATION OF AGREEMENT.

     (a) This Agreement may be terminated at any time prior to the Time of
Filing:

          (i) by mutual written consent of the parties hereto;

          (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by March 31, 1999 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

          (iii) by Metropolitan or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

     10. Expenses. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Metropolitan and Metropolitan Subsidiaries shall be borne by Metropolitan, and all such expenses incurred by Norwest shall be borne by Norwest.

     11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

     12. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto, except as otherwise provided in paragraph 5(n)(v).

     13. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

          If to Norwest:

               Norwest Corporation
               Sixth and Marquette
               Minneapolis, Minnesota  55479-1026
               Attention:  Secretary

          If to Metropolitan:

               Metropolitan Bancshares, Inc.
               19590 E. Main Street
               Parker, Colorado 80138
               Attention:  Robert W. Graf

               With a copy to:

               Charles D. Bybee
               Davis, Graham & Stubbs LLP
               370 17th Street, Suite 4700
               Denver, Colorado 80202

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

     14. Complete Agreement. This Agreement and the Merger Agreement, and the exhibits and schedules hereto, contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     15. Captions. The captions contained in this Agreement and the summaries of representations and warranties and other terms of this Agreement contained in the Schedules are for convenience of reference only and do not form a part of this Agreement or the Schedules and do not, in any way, modify the representations, and warranties, or any of the other terms, of this Agreement..

     16. Waiver and Other Action. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

     17. Amendment. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Metropolitan shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

     18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

     19. Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Merger.

     20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              NORWEST CORPORATION


                                      By /s/ John E. Ganoe
                                         ------------------------------
                                         Its Executive Vice President
                                             --------------------------



                                         METROPOLITAN BANCSHARES,
                                                    INC.


                                      By /s/ Robert W. Graf
                                         ------------------------------
                                      Its President
                                          -----------------------------

                                                                       EXHIBIT A
                                                           to Agreement and Plan
                                                               of Reorganization


                          AGREEMENT AND PLAN OF MERGER
                                    Between
                         METROPOLITAN BANCSHARES, INC.
                             a Colorado corporation
                          (the surviving corporation)
                                      AND
                        NORWEST METROPOLITAN MERGER CO.
                             a Colorado corporation
                            (the merged corporation)

          This Agreement and Plan of Merger dated as of __________, 1998, between Metropolitan Bancshares, Inc., a Colorado corporation (hereinafter sometimes called "Metropolitan" and sometimes called the "surviving corporation") and Norwest Metropolitan Merger Co., a Colorado corporation ("Merger Co.")(said corporations being hereinafter sometimes referred to as the "constituent corporations"),

          WHEREAS, Merger Co., a wholly-owned subsidiary of Norwest Corporation, was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Colorado on _______, 199__, and said corporation is now a corporation subject to and governed by the provisions of the Colorado Business Corporation Act. Merger Co. has authorized capital stock of 10,000 shares of common stock having a par value of $1.00 per share ("Merger Co. Common Stock"), of which 1,000 shares were outstanding and no shares were held in treasury as of the date hereof; and

          WHEREAS, Metropolitan was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Colorado on August 14, 1995, and said corporation is now a corporation subject to and governed by the provisions of the Colorado Business Corporation Act. Metropolitan has authorized capital stock of 1,000,000 shares of common stock, par value $1.00 per share, of which 47,550 shares were outstanding and no shares were held in the treasury as of the date hereof (the "Metropolitan Common Stock"); and

          WHEREAS, Norwest Corporation and Metropolitan are parties to an Agreement and Plan of Reorganization, dated as of __________, 1998 (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

          WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into Metropolitan, with Metropolitan continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Colorado Business Corporation Act, which statute permits such merger; and

          WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended;

          NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Metropolitan and Merger Co., in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into Metropolitan pursuant to the laws of the State of Colorado, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into Metropolitan, the mode of carrying said merger into effect, the manner and basis of converting the shares of Metropolitan Common Stock into shares of common stock of Norwest Corporation of the par value of $1-2/3 per share ("Norwest Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

          FIRST: At the time of merger, Merger Co. shall be merged with and into Metropolitan, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name of the surviving corporation shall be Metropolitan Bancshares, Inc.

          SECOND: The Articles of Incorporation of Metropolitan at the time of merger shall be and remain the Articles of Incorporation of the surviving corporation until further amended according to law.

          THIRD: The By-Laws of Metropolitan at the time of merger shall be and remain the By-Laws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said By-Laws.

          FOURTH: The number of directors of the surviving corporation shall be three and the persons named below shall become the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify:

                  Stanley S. Stroup
                  John T. Thornton
                  James G. Vanasek

          FIFTH:   The persons named below shall become the officers of the
surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify:

          John T. Thornton         President
          Charles D. White         Senior Vice President and Treasurer
          Stanley S. Stroup        Senior Vice President
          J. Daniel Vandermark     Vice President
          Robert J. Murphy         Vice President
          James A. Horton          Vice President
          Michael A. Graf          Vice President
          David M. Stautz          Vice President
          Ginny Wahman             Vice President
          Diana Lea-Kahle          Secretary
          Margaret M. Weber        Assistant Secretary
          Rachelle M. Graham       Assistant Secretary

     SIXTH: The manner and basis of converting the shares of Metropolitan Common Stock into shares of Norwest Common Stock shall be as follows:

     1. Each of the shares of Metropolitan Common Stock outstanding immediately prior to the time of merger (other than shares as to which statutory dissenters' rights have been exercised) shall, at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into and exchanged for the number of shares of Norwest Common Stock as set forth in the Reorganization Agreement.

     2. As soon as practicable after the merger becomes effective, each holder of a certificate for shares of Metropolitan Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of Metropolitan Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence (except for the payment of dividends as provided below) ownership of the number of whole shares of Norwest Common Stock into which such shares of Metropolitan Common Stock have been converted on the basis above set forth; provided, however, until the holder of such certificate for Metropolitan Common Stock shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the Norwest Common Stock, if any, represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of merger and the date of such exchange.

     3. If, between the date of the Reorganization Agreement and the time of merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock, if any, into which a share of Metropolitan Common Stock shall be converted pursuant to paragraph 1 above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Metropolitan Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holders of shares of Metropolitan Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the time of merger.

     4. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the Norwest Measurement Price as defined in the Reorganization Agreement.

     5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for one share of the surviving corporation after the time of merger.

     SEVENTH: The merger provided for by this Agreement shall be effective as follows:

     1. The effective date of merger shall be the date on which Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of Colorado; provided, however, that all of the following actions shall have been taken in the following order:

          a. This Agreement shall be approved and adopted by Merger Co. and Metropolitan in accordance with the Colorado Business Corporation Act; and

          b. Articles of Merger (with this Agreement attached as a part thereof) with respect to the merger, setting forth the information required by the Colorado Business Corporation Act, shall be executed by the President or a Vice President of Merger Co. and by the President or a Vice President of Metropolitan and shall be filed in the office of the Secretary of State of the

         State of Colorado in accordance with the Colorado Business Corporation Act.

     2. The merger shall become effective as of 11:59 p.m. Denver, Colorado time (the "time of merger") on the effective date of merger.

     EIGHTH: At the time of merger:

     1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of Metropolitan shall continue as the surviving corporation.

     2. The merger shall have the other effects prescribed by Section 7-111-106 of the Colorado Business Corporation Act.

     NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

     1. The registered office of the surviving corporation in the State of Colorado shall be 1675 Broadway, Denver, Colorado, 80202, and the name of the registered agent of Metropolitan at such address is The Corporation Company.

     2. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of Metropolitan and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

     3. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

     4. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Colorado without regard to the conflicts of laws provisions thereof.

     5. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

     6. At any time prior to the filing of Articles of Merger with the Secretary of State of Colorado, subject to the provisions of the Reorganization Agreement, this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.


                                          METROPOLITAN BANCSHARES, INC.


                                          By:_________________________________
                                                Name:_________________________
                                                Title:________________________

                                          NORWEST METROPOLITAN MERGER CO.


                                          By:_________________________________
                                                Name:_________________________
                                                Title:________________________

                                                                       EXHIBIT B
                                                                TO AGREEMENT AND
                                                          PLAN OF REORGANIZATION

Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN  55479-1026

Attn:  Secretary

Ladies and Gentlemen:

       I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of Metropolitan Bancshares, Inc., a Colorado corporation ("Metropolitan").

       Pursuant to an Agreement and Plan of Reorganization, dated as of ________, 1998 (the "Reorganization Agreement"), between Metropolitan and Norwest Corporation, a Delaware corporation ("Norwest"), it is contemplated that a wholly-owned subsidiary of Norwest will merge with and into Metropolitan (the "Merger") and, as a result, I will receive, in exchange for each share of common stock, par value $1.00 per share, of Metropolitan ("Metropolitan Common Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of common stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), as more specifically set forth in the Reorganization Agreement.

       I hereby agree as follows:

       I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

       I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

           "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

        Norwest's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

        It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) any such shares of Stock are sold at a time when I am not at the time an affiliate of Norwest and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed thereunder) and Norwest has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Norwest and have been the beneficial owner of the Stock for at least three years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Norwest shall have received an opinion of counsel acceptable to Norwest to the effect that the stock transfer restrictions and the legend are not required.

        I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of Metropolitan Common Stock, Norwest Common Stock or the Stock, to the extent I felt necessary, with my counsel or counsel for Metropolitan.


Dated:___________________, 199_


                                                Sincerely,


                                                By:_________________________
                                                Name:_______________________

                                  APPENDIX B

                       COLORADO BUSINESS CORPORATION ACT

                       ARTICLE 113 - DISSENTERS' RIGHTS

                 PART I. RIGHT OF DISSENT-PAYMENT FOR SHARES


(S) 7-113-101.  Definitions

For purposes of this article:

(1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

(3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

(4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

(5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

(6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

(7) "Shareholder" means either a record shareholder or a beneficial shareholder.


(S) 7-113-102.  Right to dissent

(1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

    (a) Consummation of a plan of merger to which the corporation is a party if:

        (i) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

        (ii) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

      (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

      (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and

      (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

(1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

      (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

      (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

      (c) The effective date of the corporate action if the corporate action is authorized other than a vote of shareholders.

(1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

      (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange:

      (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders;

      (c)  Cash in lieu of fractional shares; or

      (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

(2)   Deleted by Laws 1996, H.B.96-1285, (S) 30, eff. June 1, 1996.

(2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

(3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

(4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


(S) 7-113-103.  Dissent by nominees and beneficial owners

(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

      (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and


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

      (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

(3) The corporation may require that, when a shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

             PART 2.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS


(S) 7-113-201.  Notice of dissenters' rights

(1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not effect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(1).

(2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(2).


(S) 7-113-202.  Notice of intent to demand payment

(1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wishes to assert dissenters' rights shall:


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

      (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

      (b)  Not vote the shares in favor of the proposed corporate action.

(2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-202(2) a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

(3)   A shareholder who does not satisfy the requirements of subsection (1) or
      (2) of this section is not entitled to demand payment for the shareholder's shares under this article.


(S) 7-113-203.  Dissenters' notice

(1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

(2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

      (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

      (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

      (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

      (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

      (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;


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

      (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

      (g)  Be accompanied by a copy of this article.


(S) 7-113-204.    Procedure to demand payment

(1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

      (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

      (b)  Deposit the shareholder's certificates for certificated shares.

(2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

(3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

(4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.


(S) 7-113-206.  Payment

(1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under secction7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.


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

(2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

      (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited.

      (b) A statement of the corporation's estimate of the fair value of the shares;

      (c)  An explanation of how the interest was calculated;

      (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

      (e)  A copy of this article.


(S) 7-113-207.  Failure to take action

(1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.


(S) 7-113-208.  Special provisions relating to shares acquired after announcement of proposed corporate action

(1)   The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

(2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).


(S) 7-113-209.  Procedure if dissenter is dissatisfied with payment or offer

(1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

      (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

      (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

      (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

(2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                     PART 3.  JUDICIAL APPRAISAL OF SHARES

(S) 7-113-301.  Court action

(1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is states in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

(5)   Each dissenter made a party to the proceeding commenced under subsection
      (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

(S) 7-113-302.  Court costs and counsel fees

(1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith demanding payment under section 7-113-209.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable.

      (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

      (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of amounts awarded to the dissenters who were benefited.